Exhibit 10.29

EXECUTION COPY

$2,000,000,000

REVOLVING CREDIT AGREEMENT

by and among

AIR PRODUCTS AND CHEMICALS, INC.,

The Other Borrowers parties hereto from time to time,

The Lenders parties hereto from time to time,

and

THE ROYAL BANK OF SCOTLAND PLC,

as Administrative Agent

Dated as of

July 8, 2010

BNP PARIBAS SECURITIES CORP., HSBC SECURITIES (USA) INC.

and RBS SECURITIES INC.,

as Joint Lead Arrangers and Book Runners

BNP PARIBAS

and

HSBC BANK USA, N.A.,

as Co-Syndication Agents

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., BARCLAYS BANK PLC,

DEUTSCHE BANK AG, NEW YORK BRANCH, INTESA SANPAOLO S.P.A.

NEW YORK BRANCH

and JPMORGAN CHASE BANK N.A.,

as Co-Documentation Agents

SCHEDULES

Schedule I	Pricing Schedule
Schedule II	Initial Other Borrowers
Schedule III	Administrative Agent’s Office
Schedule IV	Revolving Credit Committed Amounts
Schedule V	Mandatory Costs Rate Formula

EXHIBITS

Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Competitive Note
Exhibit C	Form of Competitive Bid Loan Quote Request
Exhibit D	Form of Competitive Bid Loan Quote
Exhibit E	Form of Assignment Agreement
Exhibit F	Form of Borrower Accession Instrument
Exhibit G	Form of Other Borrower Removal Notice
Exhibit H	Form of Amendment for an Increased or New Commitment
Exhibit I	Form of Standard Notice

REVOLVING CREDIT AGREEMENT, dated as of July 8, 2010, by and among AIR PRODUCTS AND CHEMICALS, INC., a Delaware corporation (the “Parent”), the other borrowers parties hereto from time to time (the “Other Borrowers”, as defined further below), the lenders parties hereto from time to time (the “Lenders”, as defined further below) and THE ROYAL BANK OF SCOTLAND PLC, as Administrative Agent for the Lenders hereunder.

R E C I T A L S:

A. The Parent has requested the Lenders to make financial accommodations to it and certain of its Subsidiaries in the aggregate Dollar Equivalent Amount of $2,000,000,000, the proceeds of which will be used for the general corporate purposes of the Parent and its Subsidiaries.

B. The Lenders are willing to extend such financial accommodations on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions; Construction

SECTION 1.01. Certain Definitions. In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

“Absolute Rate” shall have the meaning set forth in Section 3.02(c)(ii)(D) hereof.

“Absolute Rate Auction” shall mean a solicitation of Competitive Bid Loan Quotes setting forth Absolute Rates pursuant to Article III hereof.

“Absolute Rate Loan” or “Absolute Rate Loans” shall mean any or all Competitive Bid Loans the interest rates of which are determined on the basis of Absolute Rates pursuant to an Absolute Rate Auction.

“Acquisition Transactions” shall mean, collectively (a) the borrowing of loans under the Bridge Agreement and the use of the proceeds thereof, (b) the consummation of the tender offer by a wholly owned subsidiary of the Parent to purchase all of the common stock of Airgas, (c) the consummation of the merger of a wholly owned subsidiary of the Parent with Airgas, and (d) the Target Refinancing.

“Administrative Agent” shall mean RBS and any successor Administrative Agent hereunder appointed in accordance with Section 11.10.

“Administrative Agent’s Office” or “Office” shall mean as set forth in Schedule III.

“Affected Lender” shall have the meaning set forth in Section 2.05(d)(ii) hereof.

“Affiliate” of a specified Person shall mean any Person which directly or indirectly controls, or is controlled by, or is under common control with, such specified Person. For purposes of the preceding sentence, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agents” shall mean the Administrative Agent and the Co-Syndication Agents.

“Agreement” means this credit agreement, as it may be amended or modified and in effect from time to time.

“Airgas” shall mean Airgas, Inc., a Delaware corporation.

“Applicable Margin” shall mean (a) for Base Rate Loans, a rate per annum that is 100 basis points less than the rate per annum determined pursuant to clause (b) of this definition (but not less than zero percent) and (b) for Euro-Rate Loans, a rate per annum equal to the applicable Market Rate Spread.

“Approved Fund” shall mean any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender; provided, however, that no Fund shall be an “Approved Fund” with respect to any proposed assignment hereunder unless at the time of such assignment either (a) its senior unsecured long-term debt securities without third-party credit enhancement are rated at least BBB by S&P or Baa2 by Moody’s or (b) its senior unsecured short-term debt securities without third-party credit enhancement are rated at least A-2 by S&P or P-2 by Moody’s.

“Assignee Lender” shall have the meaning set forth in Section 12.14(c) hereof.

“Assignment Agreement” shall have the meaning set forth in Section 12.14(c) hereof.

“Assignor Lender” shall have the meaning set forth in Section 12.14(c) hereof.

“Bankruptcy Event” shall mean, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements (such as this Agreement) made by such Person.

“Base Rate” shall mean for any day the greater of (i) the Prime Rate in effect on such day, (ii) 0.50% plus the Federal Funds Effective Rate in effect on such day and (iii) the Euro-Rate for a one month Funding Period commencing on such day plus 1.0% per annum, provided that, for the avoidance of doubt, the Euro-Rate used in determining the Base Rate for any day shall be as of 11:00 a.m. (London time) on such day (or if such day is not a Business Day, the immediately preceding Business Day). If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable after due inquiry to ascertain the Federal Funds Effective Rate or the Euro-Rate for any reason, including the inability of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (ii) or (iii), as the case may be, of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Euro-Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Euro-Rate, respectively.

“Base Rate Option” shall have the meaning set forth in Section 2.05(a)(i) hereof.

“Base Rate Portion” of any Loan or Loans shall mean at any time the portion, including the whole, of such Loan or Loans bearing interest at such time (i) under the Base Rate Option or (ii) in accordance with 4.05(b)(ii)(A) hereof. If no Loan or Loans is specified, “Base Rate Portion” shall refer to the Base Rate Portion of all Loans outstanding at such time.

“Borrower Accession Instrument” shall mean a Borrower Accession Instrument in the form of Exhibit F hereto, as amended, modified or supplemented from time to time.

“Borrowers” shall mean the Parent and the Other Borrowers and “Borrower” shall mean one of them.

“Bridge Agreement” shall mean the credit agreement dated as of March 31, 2010, as the same may heretofore and may hereafter be amended or supplemented, between the Parent and JPMorgan Chase Bank, N.A.

“Business Day” shall mean a day of the year on which banks are not required or authorized to close in New York, New York, and, in the case of matters relating to the Euro-Rate Portion of Revolving Credit Loans, to LIBOR-based Loans or to Absolute Rate Loans denominated in a currency other than Dollars, “Business Day” shall also include days on which dealings are carried on in the London interbank market (or, with respect to any Revolving Credit Loans which are denominated in Euro, a day upon which such clearing system as is determined by the Administrative Agent to be suitable for clearing or settlement of the Euro is open for business) and banks are open for business in London and in the country of issue of the relevant currency.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change of Control” shall mean the occurrence of either of the following:

(a) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934, as in effect on the date hereof) or group of persons (as so used), other than the Parent, any company a majority of whose outstanding stock entitled to vote is owned directly or indirectly by the Parent (a “Controlled Subsidiary”), or a trustee of an employee benefit plan sponsored solely by the Parent and/or a Controlled Subsidiary, is or becomes the “beneficial owner” (as determined pursuant to Rule 13d-3 under the Securities and Exchange Act of 1934), directly or indirectly, of equity interests of the Parent representing more than 40% of the aggregate ordinary voting power of the Parent’s then-outstanding voting equity interests; or

(b) during any period of two consecutive years, the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by directors who were not (i) directors of the Parent at the beginning of such period, (ii) appointed by directors who were directors at the beginning of such period or by directors so appointed or (iii) nominated or approved for election to the board of directors of the Parent by directors described in the preceding clause (i) or (ii).

“Closing Date” shall mean the date on which the last of the conditions set forth in Section 6.01 hereof has been satisfied.

“Commitment” of a Lender shall mean the Revolving Credit Commitment of such Lender.

“Commitment Fee” shall have the meaning set forth in Section 2.04(a) hereof.

“Commitment Percentage” shall mean, with respect to any Lender, the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Committed Amount; provided that for purposes of Section 4.12 when a Defaulting Lender shall exist, “Commitment Percentage” shall mean the percentage of the Total Revolving Credit Commitment (disregarding any Defaulting Lender’s Revolving Credit Commitment) represented by such Lender’s Revolving Credit Committed Amount. If the Revolving Credit Commitments have terminated or expired, the Commitment Percentage of any Lender shall be the percentage of the Total Revolving Credit Exposure (disregarding any Defaulting Lender’s Revolving Credit Exposure, for purposes of Section 4.12) represented by such Lender’s Revolving Credit Exposure.

“Competitive Bid Borrowing” shall have the meaning set forth in Section 3.02(a) hereof.

“Competitive Bid Expiration Date” shall mean July 8, 2013, or such later date as may be established as the Competitive Bid Expiration Date pursuant to Section 4.01 hereof.

“Competitive Bid Loan” or “Competitive Bid Loans” shall mean any or all loans provided for by Article III hereof.

“Competitive Bid Loan Maturity Date” shall have the meaning set forth in 3.03 hereof.

“Competitive Bid Loan Quote” shall mean an offer in accordance with 3.02(c) hereof by a Lender to make a Competitive Bid Loan.

“Competitive Bid Loan Quote Request” shall have the meaning set forth in Section 3.02(a) hereof.

“Competitive Bid Notes” shall mean the promissory notes of each Borrower executed and delivered pursuant to Section 2.02 and any promissory note issued in substitution therefor pursuant to Sections 4.10(b) or 12.14(c) hereof, together with all extensions, renewals, refinancings or refundings thereof in whole or part.

“Competitive Bid Register” shall have the meaning set forth in Section 3.06 hereof.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (a) income tax provision, (b) interest expense, amortization, writedown or writeoff of debt discount and debt issuance costs, commissions, discounts and other fees and charges (including prepayment premiums, penalties or similar charges incurred in connection with Target Refinancing) associated with Indebtedness (including the Loans) and discount on securitization of receivables, (c) depreciation and amortization expense, (d) amortization, writedown or writeoff of intangibles (including, but not limited to, goodwill) and organization costs, (e) any unusual or non-recurring non-cash expenses or losses (including losses on sales of assets outside of the ordinary course of business), (f) transaction fees and expenses directly related to the Acquisition Transactions and (g) non-cash charges incurred in respect of restructurings, plant closings, headcount reductions, cost reductions or other similar actions, and minus, to the extent included in determining such Consolidated Net Income, the sum of (i) income tax credits (to the extent not netted from income tax provision) and (ii) any unusual or non-recurring non-cash income or gains (including gains on the sales of assets outside of the ordinary course of business). For the purposes of calculating Consolidated EBITDA for any Test Period pursuant to any determination of the Leverage Ratio, (i) if at any time during such Test Period the Parent or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Test Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Test Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Test Period and (ii) if during such Test Period the Parent or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Test Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Test Period. As used in this definition, “Material Acquisition” shall mean any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the equity interests of a Person (any such property, a “Business Unit”) and (b) the aggregate consideration for which (including Indebtedness assumed in connection therewith) exceeds $100,000,000; and “Material Disposition” shall mean any disposition of property or series of related dispositions of property that (a) constitutes a Business Unit and (b) the aggregate consideration for which (including Indebtedness assumed in connection therewith) exceeds $100,000,000.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of the Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded the income (or deficit) of any Project Finance Subsidiary having Limited Recourse Debt outstanding at any time during such period.

“Consolidated Total Debt” shall mean, at any date, the aggregate principal amount of all Indebtedness that would be reflected at such date as short-term borrowings, current portion of long-term debt or long-term debt on a consolidated balance sheet of the Parent and its Subsidiaries prepared in accordance with GAAP, excluding Limited Recourse Debt of any Project Finance Subsidiary.

“Contractual Currency” shall have the meaning set forth in Section 12.15(a) hereof.

“Co-Syndication Agents” means BNP Paribas and HSBC Bank USA, N.A. each in its capacity as syndication agent for the credit facility provided for in this Agreement.

“Credit Event” shall mean and include each of the making of a Loan, the issuance of a Letter of Credit and the Modification of a Letter of Credit.

“Defaulting Lender” shall mean any Lender that has (a) failed, within three Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) fund any portion of its participations in Letters of Credit, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s reasonable determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) notified the Parent, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent (which request has been made based on the Administrative Agent’s reasonable belief that such Lender may not fulfill its funding obligation and a copy of which request has been sent to the Parent), to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) been adjudicated as, or has been determined by any

Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or has a parent company that has been adjudicated as, or has been determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment (unless in the case of any Lender referred to in this clause (e), the Parent and the Administrative Agent shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder). Notwithstanding the foregoing, no Lender shall be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof or the exercise of control over such lender or person controlling such lender by a governmental authority or instrumentality thereof.

“Designated Currencies” shall mean Dollars, Canadian dollars, United Kingdom pounds sterling, Euros and any other available and freely tradable eurocurrency which has been proposed as a Designated Currency by the Parent and is approved in writing as a Designated Currency by all of the Lenders from time to time.

“Dollar”, “Dollars” and the symbol “$” shall mean lawful money of the United States of America.

“Dollar Equivalent Amount” of any Loan, Letter of Credit (or the undrawn face amount thereof) or LC Disbursement shall mean (i) with respect to a Loan, Letter of Credit or LC Disbursement denominated in a currency other than Dollars, the equivalent in Dollars of the principal amount of such Loan or LC Disbursement or the undrawn face amount of such Letter of Credit in such currency based upon the arithmetic mean of the buy and sell spot rates of exchange of the Administrative Agent for such currency at 11:00 a.m., local time, on the date of determination and (ii) with respect to a Loan, Letter of Credit or LC Disbursement denominated in Dollars, the principal amount of such Loan or LC Disbursement or the undrawn face amount of such Letter of Credit.

“Employee Benefit Plan” shall mean an employee benefit plan as defined in Section 3 of ERISA.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, binding notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters as they relate to exposure to Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Parent, is treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, is treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period referred to in Section 4043(c) of ERISA is waived); (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Internal Revenue Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Plan or the failure by the Parent or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (d) the incurrence by the Parent or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Plan; (e) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA); (f) the receipt by the Parent or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by the Parent or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by the Parent or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA) or in reorganization (within the meaning of Section 4241 of ERISA) or in endangered or critical status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 or Title IV of ERISA).

“Euro” shall mean the euro referred to in Council Regulation (EC) No. 1103/97 dated June 17, 1997 passed by the Council of the European Union, or, if different, then the lawful currency of the member states of the European Union that participate in the third stage of Economic and Monetary Union.

“Eurocurrency Liabilities” shall have the meaning set forth in the definition of Euro-Rate Reserve Percentage set forth in Section 1.01 hereof.

“Euro-Rate” shall mean, for any day for each Funding Segment of the Euro-Rate Portion corresponding to a proposed or existing Euro-Rate Funding Period, the applicable British Bankers’ Association Interest Settlement Rate for deposits in the applicable Designated Currency appearing on an internationally recognized service selected by the Administrative Agent, such as Reuters, for such Designated Currency as of 11:00 a.m. (London time) two Business Days prior to the first day of such Euro-Rate Funding Period, and having a maturity equal to such Euro-Rate Funding Period, provided that, (i) if no such service or for such Designated Currency is available to the Administrative Agent for any reason, the applicable Euro-Rate for the relevant Euro-Rate Funding Period shall instead be the rate determined by the Administrative Agent to be the rate at which RBS offers to place deposits in the applicable Designated Currency with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Euro-Rate Funding Period, in the approximate amount of RBS’s relevant Euro-Rate Portion and having a maturity equal to such Euro-Rate Funding Period.

“Euro-Rate Funding Period” shall have the meaning set forth in Section 2.05(b) hereof.

“Euro-Rate Option” shall have the meaning set forth in Section 2.05(a)(ii) hereof.

“Euro-Rate Portion” of any Loan or Loans shall mean at any time the portion, including the whole, of such Loan or Loans bearing interest at any time under the Euro-Rate Option or at a rate calculated by reference to the Euro-Rate under Section 4.05(b)(i) hereof. If no Loan or Loans is specified, “Euro-Rate Portion” shall refer to the Euro-Rate Portion of all Loans outstanding at such time.

“Euro-Rate Reserve Percentage” shall mean for any day the percentage (expressed as a decimal fraction, rounded upward to the nearest  1/100 of 1%), as determined in good faith by the Administrative Agent (which determination shall be conclusive absent manifest error), which is in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to liabilities or assets consisting of or including Eurocurrency funding (currently referred to as “Eurocurrency Liabilities”) of a member bank in such System. The Euro-Rate shall be adjusted automatically with respect to any Revolving Credit Loans bearing interest with reference to the Euro-Rate Option outstanding on the effective date of any change in the Euro-Rate Reserve Percentage, as of such effective date.

“Event of Default” shall mean any of the Events of Default described in Section 9.01 hereof.

“Existing Agreement” shall mean the Parent’s existing $1,450,000,000 Revolving Credit Agreement dated as of May 23, 2006, as amended.

“Extension Request” shall have the meaning set forth in Section 4.01(a) hereof.

“FATCA” means (i) Sections 1471 through 1474 of the Code, as in effect at the time a Lender (other than a Lender that became a Lender as a result of an assignment made or other action taken at the request of the Parent ) (1) becomes a Lender with respect to its applicable ownership interest in a Commitment or Loan or (2) designates a new lending office, and (ii) any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” for any day shall mean the rate per annum (rounded upward to the nearest  1/100 of 1%) determined by the Administrative Agent (which determination shall be conclusive absent manifest error) to be the rate per annum announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor); provided, that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the weighted average of the quotations received on such day for such transactions by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” shall mean the Fee Letter dated June 17, 2010 among the Parent, BNP Paribas Securities Corp., BNP Paribas, HSBC Securities (USA) Inc., HSBC Bank USA, N.A., RBS Securities Inc. and RBS.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Periods” shall have the meaning set forth in Section 2.05(b) hereof.

“Funding Segment” of the Euro-Rate Portion of the Revolving Credit Loans at any time shall mean the entire principal amount of such Portion to which at the time in question there is applicable a particular Funding Period beginning on a particular day and ending on a particular day. (By definition, each such Portion is at all times composed of an integral number of discrete Funding Segments and the sum of the principal amounts of all Funding Segments of any such Portion at any time equals the principal amount of such Portion at such time.)

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time (including principles of consolidation where appropriate), applied on a basis consistent with the principles used in preparing the Parent’s financial statements referred to in Section 7.01(c)(ii) hereof.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” shall mean all Obligations from time to time of the Other Borrowers to the Administrative Agent and the Lenders.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature that in relevant form or concentration are regulated pursuant to any Environmental Law.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, other than deposits or advances in the ordinary course of business, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (other than current accounts payable and trade accounts and accrued expenses incurred in the ordinary course of business and other than customary reservations or retentions of title under agreements with suppliers entered in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services having the effect of a borrowing (other than (i) current accounts payable and trade accounts and accrued expenses incurred in the ordinary course of business and (ii) any noncompete agreement, purchase price adjustment, earnout or deferred payment of a similar nature), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, but limited to the book value of such property when recourse is limited to such property, (f) all Guarantees by such Person in respect of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Parties” shall mean the Agents, the Issuers, the Lenders, their respective Affiliates, and the directors, officers, employees, attorneys and agents of each of the foregoing.

“Indenture” shall mean the Indenture dated as of January 10, 1995, as the same may heretofore and may hereafter be amended or supplemented, between the Parent and Wachovia Bank, National Association (formerly known as First Fidelity Bank, National Association), whether or not the same shall be discharged or remains in full force and effect.

“Initial Other Borrowers” shall mean the Subsidiaries of the Parent listed on Schedule II hereto.

“Initial Revolving Credit Committed Amount” shall have the meaning set forth in Section 2.01(a) hereof.

“Interest Period” shall mean with respect to any Competitive Bid Loan, the period commencing on the date such Competitive Bid Loan is made and ending on a date not less than seven days thereafter (with respect to any Absolute Rate Loan) or one, two, three or six months thereafter (with respect to any LIBO-Rate Loan), as the Parent may specify in the related Standard Notice or Competitive Bid Loan Quote Request as provided in Section 3.02(a) hereof, provided:

(i) No Interest Period may end after the Revolving Credit Maturity Date or Competitive Bid Expiration Date;

(ii) Each Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day or, in the case of an Interest Period for a LIBOR-based Loan, the term “month” shall be construed in accordance with prevailing practices in the interbank eurocurrency market at the commencement of such Interest Period; and

(iii) Notwithstanding clauses (i) and (ii) above, no Interest Period for any Competitive Bid Loan shall have a duration of less than seven days and, if the Interest Period for any Competitive Bid Loan would otherwise be a shorter period, such Competitive Bid Loan shall not be available hereunder.

“Issuer” shall mean each of RBS, HSBC Bank USA, N.A. and BNP Paribas and any replacement issuer of Letters of Credit named hereunder pursuant to Section 2.10(h). With respect to any Letter of Credit or requested Letter of Credit or any amounts payable relating thereto, “Issuer” means the issuer thereof. An Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates (so long as the applicable Affiliate has been approved by the Parent, which approval will not be unreasonably withheld), in which case the term “Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuer Commitment” shall mean, with respect to each Issuer, $333,333,333, or such other amount as is separately agreed between the Parent and such Issuer, of which amount notice has been given to the Administrative Agent by the Parent and such Issuer.

“Issuer Exposure” shall mean, at any time with respect to any Issuer, the sum of (i) the aggregate undrawn amount at such time of all outstanding Letters of Credit issued by such Issuer plus (ii) the aggregate amount at such time of all LC Disbursements relating to Letters of Credit issued by such Issuer that have not yet been reimbursed by or on behalf of the Parent or the Relevant Borrower.

“Judgment Currency” shall have the meaning set forth in Section 12.15(a) hereof.

“Law” shall mean any law (including common law), constitution, statute, treaty, convention, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

“LC Disbursement” shall mean a payment made by any Issuer pursuant to a Letter of Credit.

“LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (ii) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Parent or Relevant Borrower at such time. The LC Exposure of any Lender at any time shall be its Commitment Percentage of the total LC Exposure at such time.

“Lender” shall mean any of the Lenders listed on the signature pages hereof, subject to the provisions of Sections 4.10 and 12.14 hereof pertaining to Persons becoming or ceasing to be Lenders.

“Letter of Credit” shall mean a standby letter of credit issued pursuant to Section 2.10 hereof.

“Letter of Credit Fee” shall have the meaning set forth in Section 2.04(b) hereof.

“Letter of Credit Maturity Date” shall mean as defined in Section 2.10.

“Leverage Ratio” shall mean, as of the last day of any Test Period, the ratio of (a) Consolidated Total Debt at such time to (b) Consolidated EBITDA for such period.

“LIBO-Rate” for any day, as used herein, shall mean with respect to each proposed LIBOR-based Loan a rate per annum determined by the Administrative Agent with reference to an internationally recognized service selected by it, such as Telerate page 3750, to be the rate of interest to be the average of the rates per annum for deposits in the relevant currency offered to the leading banks in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the day such Loan is to be made for delivery on the day such Loan is to be made for maturities comparable to such Loan.

“LIBOR Auction” shall mean a solicitation of Competitive Bid Loan Quotes setting forth LIBOR-based Margins based on the LIBO-Rate pursuant to Article III hereof.

“LIBOR-based Loans” shall mean Competitive Bid Loans the interest rates of which are determined on the basis of the LIBO-Rate pursuant to a LIBOR Auction.

“LIBOR-based Margin” shall have the meaning set forth in Section 3.02(c)(ii)(C).

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Recourse Debt” means indebtedness of a Project Finance Subsidiary as to which, at the time a determination is being made, the holder of such indebtedness has recourse, with respect to such indebtedness, solely against the assets it has financed or the cash flows therefrom and does not have direct or indirect recourse (through a guarantee, keepwell or otherwise) against the Parent, any other Subsidiary or any of their assets other than the stock (or similar equity interest) of such Project Finance Subsidiary.

“Liquidation Currency” shall have the meaning set forth in Section 12.15(b)(i) hereof.

“Loan” shall mean any loan by a Lender under this Agreement, whether a Revolving Credit Loan or a Competitive Bid Loan and “Loans” shall mean all Revolving Credit Loans and Competitive Bid Loans made by Lenders under this Agreement.

“Loan Documents” shall mean this Agreement, the Notes, the Borrower Accession Instruments, the Assignment Agreements, Notices of Assignment, and all other agreements and instruments evidencing, extending or renewing any indebtedness, obligation or liability arising under any of the foregoing, and any certificate or instrument delivered by any Borrower in connection herewith or therewith, in each case as the same may be amended, modified or supplemented from time to time hereafter.

“Market Rate Spread” shall mean, for any day for each (i) Funding Segment of the Euro-Rate Portion corresponding to a proposed or existing Euro-Rate Funding Period or (ii) a Letter of Credit, a rate per annum equal to the Parent’s credit default swap spread based on the end-of-day mid-rate spread provided by Markit Group Limited for the three-year period beginning on the most recent Spread Determination Date for such Euro-Rate Funding Period or Letter of Credit, as applicable, and obtained by the Administrative Agent on such Spread Determination Date, subject to the minimum and maximum Market Rate Spreads set forth on Schedule I. “Spread Determination Date” shall mean (a) for each Euro-Rate Funding Period, the date two Business Days before the commencement of such Euro-Rate Funding Period and (b) for each Letter of Credit, the date such Letter of Credit is issued or most recent date of any Modification thereof. If any such day is not a Business Day, then the Spread Determination Date shall be the immediately preceding Business Day.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, property, operations or financial condition of the Parent and its Subsidiaries, taken as a whole, (b) the ability of the Parent to perform its payment obligations under this Agreement and the other Loan Documents or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Modify” and “Modification” shall have the meaning set forth in Section 2.10(a).

“Moody’s” shall have the meaning set forth in Schedule I hereto.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“National Currency Unit” means the unit of currency (other than a Euro unit) of each member of the European Union that participates in the third stage of Economic and Monetary Union.

“Nonextending Lender” shall have the meaning set forth in Section 4.01(b) hereof.

“Note” or “Notes” shall mean the Revolving Credit Note(s) or the Competitive Bid Note(s), as the case may be.

“Notional Funding Office” shall have the meaning given to that term in Section 4.10(a) hereof.

“Obligations” shall mean all indebtedness, obligations and liabilities of each of the Borrowers to any Lender or the Administrative Agent from time to time arising under or in connection with or related to or evidenced by or secured by this Agreement or any other Loan Document, and all extensions or renewals thereof, whether such indebtedness, obligations or liabilities are direct or indirect, joint or several, absolute or contingent, due or to become due, now existing or hereafter arising. Without limitation of the foregoing, such indebtedness, obligations and liabilities include the principal amount of Loans, reimbursement obligations with respect to Letters of Credit, interest, fees, indemnities or expenses under or in connection with this Agreement or any other Loan Document, and all extensions or renewals thereof, whether or not such Loans were made in compliance with the terms and conditions of this Agreement or in excess of the obligation of the Lenders to lend. Obligations shall remain Obligations notwithstanding any assignment or transfer or any subsequent assignment or transfer of any of the Obligations or any interest therein.

“Option” shall mean the Base Rate Option or the Euro-Rate Option, as the case may be.

“Other Borrower Removal Notice” shall mean an Other Borrower Removal Notice in the form of Exhibit G hereto, as amended, modified or supplemented from time to time.

“Other Borrowers” shall mean the Initial Other Borrowers and each other Subsidiary of the Parent which becomes a party to this Agreement by the execution and delivery by such Subsidiary and the Parent to the Administrative Agent of a Borrower Accession Instrument and the other documentation referred to in such Borrower Accession Instrument, but shall not include any Subsidiary of the Parent that (a) the Administrative Agent reasonably determines would violate any law, regulation or order of any Governmental Authority (to include, without limitation, the USA PATRIOT Act) or any internal regulation or policy of the Administrative Agent or (b) ceases to be a party to this Agreement upon (i) the execution and delivery by such Subsidiary and the Parent to the Administrative Agent of an Other Borrower Removal Notice, (ii) the repayment in full of all Obligations owed by such Subsidiary and (iii) the expiry or cancellation of all Letters of Credit issued for its account.

“Other Taxes” shall have the meaning set forth in Section 4.09(b).

“Parent” shall mean Air Products and Chemicals, Inc., a Delaware corporation.

“Participants” shall have the meaning set forth in Section 12.14(b) hereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” shall mean a pension plan as defined in Section 3 of ERISA.

“Person” shall mean an individual, corporation, partnership, limited liability company, trust, unincorporated association, joint venture, joint-stock company, Governmental Authority or any other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and in respect of which the Parent or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Portion” shall mean the Base Rate Portion or the Euro-Rate Portion, as the case may be.

“Potential Event of Default” shall mean any event or circumstance which with giving of notice or lapse of time, or any combination of the foregoing, would constitute an Event of Default.

“Prime Rate” shall mean a rate per annum equal to the prime rate of interest announced from time to time by RBS at its offices in Stamford, Connecticut (which is not necessarily the lowest rate charged to any customer), changing when and as such prime rate changes.

“Project Finance Subsidiary” means any Subsidiary of the Parent formed or utilized for the primary purpose of owning or operating specific assets, the acquisition of which, to the extent financed, is financed solely by Limited Recourse Debt.

“Pro Rata” means, with respect to each Lender: (i) in the case of payments of Commitment Fees, participation fees with respect to Letters of Credit, participations in Letters of Credit and unreimbursed LC Disbursements, reductions pursuant to Section 2.04(c) hereof of the Revolving Credit Committed Amounts and indemnification payments under Section 11.07 hereof, ratably in accordance with such Lender’s Commitment Percentage and (ii) in the case of payments and prepayments of principal of and interest on, and conversions and renewals of interest rate Options with respect to, any particular Revolving Credit Loans, ratably in accordance with such Lender’s percentage share of such Revolving Credit Loans.

“RBS” shall mean The Royal Bank of Scotland plc, in its individual capacity, and its successors.

“Register” shall have the meaning set forth in Section 12.14(d) hereof.

“Regular Payment Date” shall mean the last Business Day of each March, June, September and December.

“Related Litigation” shall have the meaning set forth in Section 12.16(b) hereof.

“Relevant Borrower” shall mean (i) with respect to a Loan or a proposed Loan, the Borrower to which such Loan was made or is proposed to be made, as the case may be and (ii) with respect to a Letter of Credit or a requested Letter of Credit, the Borrower which has requested the issuance of such Letter of Credit and for whose account such Letter of Credit is issued or requested to be issued, as the case may be.

“Replacement Lender” shall have the meaning set forth in Section 4.01(b) hereof.

“Required Lenders” shall mean, at any time prior to the termination or expiration of the Commitments, Lenders which have Revolving Credit Committed Amounts constituting, in the aggregate, at least 51% of the Total Revolving Credit Commitment at such time and shall mean, at any time thereafter, Lenders which have outstanding Loans and LC Exposure constituting, in the aggregate, at least 51% of all Loans and LC Exposure outstanding at such time.

“Requisite Extending Lenders” shall mean at any time Lenders having Revolving Credit Committed Amounts constituting at least 80% of the Revolving Credit Committed Amounts of all Lenders at such time.

“Revolving Credit Committed Amount” shall have the meaning set forth in Section 2.01(a) hereof.

“Revolving Credit Commitment” shall mean the commitment of such Lender to make Revolving Credit Loans and to acquire participations in Letters of Credit in accordance with the terms hereof.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Credit Loans and its LC Exposure at such time.

“Revolving Credit Loans” shall have the meaning set forth in Section 2.01(a) hereof.

“Revolving Credit Maturity Date” shall mean July 8, 2013, as such date may be extended (solely with respect to Lenders consenting thereto) pursuant to Section 4.01 hereof.

“Revolving Credit Notes” shall mean the promissory notes of each Borrower executed and delivered pursuant to Section 4.10(b), the promissory notes of each Borrower executed and delivered pursuant to Section 2.02, and any promissory note issued in substitution therefor pursuant to Sections 4.10(b) or 12.14(c) hereof, together with all extensions or renewals thereof in whole or part.

“S&P” shall have the meaning set forth in Schedule I hereto.

“Standard Notice” shall mean an irrevocable notice in the form of Exhibit I hereto, provided to the Administrative Agent on a Business Day which is:

(i) At least three Business Days in advance in the case of selection of, conversion to or renewal of the Euro-Rate Option or prepayment of any Euro-Rate Portion that is denominated in Dollars;

(ii) At least four Business Days in advance in the case of selection of, conversion to or renewal of the Euro-Rate Option or prepayment of any Euro-Rate Portion that is denominated in a currency other than Dollars; and

(iii) On the same Business Day in the case of selection of, conversion to or renewal of the Base Rate Option or prepayment of Base Rate Portion.

Standard Notice must be provided no later than 11:00 a.m., New York time, on the last day permitted for such notice.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Parent.

“Target Refinancing” shall mean the assistance by the Parent to Airgas in effecting timely prepayments of certain existing indebtedness of Airgas as required under the terms thereof as a consequence of the consummation of (a) the tender offer by a wholly owned subsidiary of the Parent to purchase all of the common stock of Airgas or (b) the merger of a wholly owned subsidiary of the Parent with Airgas.

“Taxes” shall have the meaning set forth in Section 4.09(a) hereof.

“Test Period” shall mean, at any date of determination, the most recently completed four consecutive fiscal quarters of the Parent ending on or prior to such date.

“Total Revolving Credit Commitment” shall mean, at any time, the aggregate Revolving Credit Committed Amounts of all Lenders at such time.

“Total Revolving Credit Exposure” shall mean, at any time, the aggregate Revolving Credit Exposure of all Lenders at such time.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

SECTION 1.02. Construction. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole; “or” has the inclusive meaning represented by the phrase “and/or”; and “property” includes all properties and assets of any kind or nature, tangible or intangible, real, personal or mixed. References in this Agreement to “determination” (and similar terms) by the Administrative Agent or by any Lender include reasonable and good faith estimates by the Administrative Agent or by such Lender (in the case of quantitative determinations) and good faith beliefs by the Administrative Agent or by such Lender (in the case of qualitative determinations). The words “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The section and other headings contained in this Agreement and the Table of Contents preceding this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection and exhibit references are to this Agreement unless otherwise specified.

SECTION 1.03. Accounting Principles. All computations and determinations as to accounting or financial matters shall be made, and all financial statements to be delivered pursuant to this Agreement shall be prepared, in accordance with, and all accounting or financial terms shall have the meanings ascribed to such terms by, GAAP as in effect from time to time; provided that if the Parent notifies the Administrative Agent that the Parent requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Parent that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all computations of amounts and ratios referred to in this Agreement shall be made without giving effect to any election under FASB ASC Topic 825 “Financial Instruments” (or any other financial accounting standard having a similar result or effect) to value any Indebtedness of the Parent at “fair value” as defined therein.

ARTICLE II

The Revolving Credit Loans

SECTION 2.01. Revolving Credit Commitments. (a) Revolving Credit Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender, severally and not jointly, agrees to make loans in Designated Currencies (the “Revolving Credit Loans”) to the Parent or to an Other Borrower from time to time on or after the date hereof and to but not including the Revolving Credit Maturity Date; provided,

(i)	A Lender shall have no obligation to make any Revolving Credit Loan to the extent that, upon the making of such Loan, the aggregate Dollar Equivalent Amount of such Lender’s Revolving Credit Exposure would exceed such Lender’s Revolving Credit Committed Amount; and

(ii)	No Revolving Credit Loans shall be made hereunder to the extent that such Revolving Credit Loans would cause the Dollar Equivalent Amount of the Total Revolving Credit Exposure to exceed the Total Revolving Credit Commitment.

Each Lender’s “Revolving Credit Committed Amount” at any time shall be equal to the amount set forth as its “Initial Revolving Credit Committed Amount” on Schedule IV, as such amount may have been reduced pursuant to Section 2.04(c) or increased pursuant to Section 2.09 hereof at such time, and subject to transfer to or from another Lender as provided in Section 12.14 hereof.

(b) Nature of Credit. Within the limits of time and amount set forth in this Section 2.01, and subject to the provisions of this Agreement, the Borrowers may borrow, repay and reborrow Revolving Credit Loans hereunder. Each Revolving Credit Loan shall be made to a single Borrower and shall be made in one of the Designated Currencies selected by the Parent in accordance with this Article II.

(c) Maturity. To the extent not due and payable earlier, the Revolving Credit Loans shall be due and payable on the Revolving Credit Maturity Date.

SECTION 2.02. Noteless Agreement; Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Revolving Loan and Competitive Bid Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, and the Funding Period or Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from any Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded (absent manifest error); provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with their terms. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(d) Any Lender may request that its Revolving Credit Loans be evidenced by a promissory note in substantially the form of Exhibit A and that its Competitive Bid Loans be evidenced by a promissory note in substantially the form set forth in Exhibit B. In such event, the Borrowers shall prepare, execute and deliver to such Lender such Notes payable to the order of such Lender. Thereafter, the Loans evidenced by such Notes and interest thereon shall at all times (including after any assignment pursuant to Section 12.14) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.14, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above.

SECTION 2.03. Making of Revolving Credit Loans. (a) Procedures. Whenever the Parent desires that the Lenders make Revolving Credit Loans, the Parent shall provide Standard Notice to the Administrative Agent setting forth the following information:

(i)	the identity of the Relevant Borrower;

(ii)	the date, which shall be a Business Day, on which such proposed Loans are to be made;

(iii)	the Designated Currency in which such proposed Loans are to be made and the aggregate principal amount of such proposed Loans, which shall be the sum of the principal amounts selected pursuant to clause (iv) of this Section 2.03(a) and which (A) in the case of Loans denominated in Dollars shall be an integral multiple of $1,000,000 and not less than $5,000,000 and (B) in the case of Loans denominated in a Designated Currency shall have an aggregate Dollar Equivalent Amount not less than $5,000,000 and shall be an integral multiple of the amount determined by the Administrative Agent from time to time to be the basic unit in which such currency is traded in the eurocurrency market; provided that in the case of Loans made to refinance the reimbursement of an LC Disbursement as contemplated by Section 2.10(d), such Loans may be in the amount of such LC Disbursement;

(iv)	the interest rate Option or Options selected in accordance with Section 2.05(a) hereof and the principal amounts selected in accordance with Section 2.05(c) hereof of the Base Rate Portion and each Funding Segment of the Euro-Rate Portion of such proposed Loans; and

(v)	with respect to each such Funding Segment of such proposed Loans, the Funding Period to apply to such Funding Segment, selected in accordance with Section 2.05(b) hereof.

Standard Notice having been so provided, the Administrative Agent shall promptly notify each Lender of the information contained therein and of the amount of such Lender’s Loan, calculated in accordance with Section 2.03(b). Unless any applicable condition specified in Article VI hereof has not been satisfied, on the date specified in such Standard Notice each Lender shall make the proceeds of its Loan available to the Administrative Agent at the Administrative Agent’s Office, no later than 12:00 o’clock Noon, New York time, in funds immediately available. The Administrative Agent will make the funds so received available to the Relevant Borrower at the Administrative Agent’s Office in funds immediately available; provided that the Administrative Agent shall pay the proceeds of Loans made to finance the reimbursement of an LC Disbursement as contemplated by Section 2.10(d) directly to the applicable Issuer.

(b) Making of Revolving Credit Loans Ratably. Revolving Credit Loans shall be made by the Lenders ratably in accordance with their respective Commitment Percentages.

(c) Revolving Loans to be Made in Euro. If any Revolving Credit Loan would, but for the provisions of this Section 2.03(c), be capable of being made in either the Euro or in a National Currency Unit, such Revolving Credit Loan shall be made in the Euro.

SECTION 2.04. Fees; Reduction of the Revolving Credit Committed Amounts. (a) Commitment Fee. The Parent shall pay to the Administrative Agent for the account of each Lender a fee (the “Commitment Fee”) for each day from and including the Closing Date and to but not including the date that such Lender’s Commitment is terminated. Such fee shall be payable on the unused amount of such Lender’s Revolving Credit Committed Amount on such day and shall accrue at the applicable rate per annum for such day set forth on Schedule I under the caption “Commitment Fee”. Commitment Fees shall be due and payable for the preceding period for which such fees have not been paid on each Regular Payment Date and on the date on which the Commitments terminate. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(b) Letter of Credit Fees. The Parent agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in each Letter of Credit, which shall accrue at a rate per annum equal to the Market Rate Spread applicable to such Letter of Credit on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) in respect of such Letter of Credit during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuer a fronting fee, which shall accrue at a rate per annum separately agreed between the Parent and such Issuer (or such Issuer’s Affiliate, if applicable) on the average daily amount of the LC Exposure associated with Letters of Credit issued by such Issuer (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuer’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees (together, “Letter of Credit Fees”) shall be payable in arrears on each Regular Payment Date, the date on which the Commitments terminate and thereafter on demand. Any other fees payable to the Issuer pursuant to this paragraph shall be payable within 10 days after demand. All Letter of Credit Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c) Optional Reduction of the Revolving Credit Committed Amounts. The Parent may at any time or from time to time reduce Pro Rata the Revolving Credit Committed Amounts of the Lenders to an aggregate amount (which may be zero) not less than the sum of the aggregate Dollar Equivalent Amounts of the Revolving Credit Exposures and Competitive Bid Loans then outstanding plus the aggregate Dollar Equivalent Amount of all Revolving Credit Loans, Letters of Credit and Competitive Bid Loans not yet made as to which notice has been given by the Parent under Section 2.03, 2.10(b) or 3.02 hereof, as the case may be. Any reduction of the Revolving Credit Committed Amounts shall be in an aggregate amount which is an integral multiple of $20,000,000 or the Total Revolving Credit Commitment. Reduction of the Revolving Credit Committed Amounts shall be made by providing not less than five Business Days’ notice to such effect to the Administrative Agent. Such notice of reduction shall be irrevocable; provided that such a notice delivered by the Parent may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Parent (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. After the date specified in such notice which is not so revoked the Commitment Fee shall be calculated upon the Revolving Credit Committed Amounts as so reduced. The Administrative Agent will promptly send copies of such notice to the Lenders.

SECTION 2.05. Interest Rates. (a) Optional Bases of Borrowing. The unpaid principal amount of the Revolving Credit Loans shall bear interest for each day from and including the date on which funds are made available to the Relevant Borrower by the Administrative Agent and to but excluding the date of repayment on one or more bases selected by the Parent from among the interest rate Options set forth below; provided, however, that the Base Rate Option may not be selected to apply to Revolving Credit Loans which are denominated in a currency other than Dollars. Subject to the provisions of this Agreement the Parent may select different Options to apply simultaneously to different Portions of the Revolving Credit Loans and may select different Funding Segments to apply simultaneously to different parts of the Euro-Rate Portion of the Revolving Credit Loans. The aggregate number of Funding Segments applicable to the Euro-Rate Portion of the Revolving Credit Loans at any time shall not exceed six unless otherwise permitted by the Administrative Agent.

(i)	Base Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) for each day equal to (x) the Base Rate for such day plus (y) the Applicable Margin for such day.

(ii)

Euro-Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed or, in the case of Loans denominated in U.K. pounds sterling, computed on the basis of a year of 365 or 366 days, as the case may be) for each day equal to (x) the rate per annum determined in good faith by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) by dividing (the resulting quotient to be rounded upward to the nearest  1/100 of 1%) (1) the Euro-Rate for such day by (2) a number equal to 1.00 minus the Euro-Rate Reserve Percentage, if any, for such day plus (y) the Applicable Margin for such day.

The Administrative Agent shall give prompt notice to the Parent and to the Lenders of the Euro-Rate so determined.

(b) Funding Periods. At any time when the Parent shall select, convert to or renew the Euro-Rate Option to apply to any part of the Revolving Credit Loans, the Parent shall specify one or more periods (the “Funding Periods”) during which each such Option shall apply, such Funding Periods being one, two, three or six months; provided, that (i) each Euro-Rate Funding Period shall begin on a Business Day, and the term “month”, when used in connection with a Euro-Rate Funding Period, shall be construed in accordance with prevailing practices in the interbank eurocurrency market at the commencement of such Euro-Rate Funding Period, as determined in good faith by the Administrative Agent (which determination shall be conclusive); and (ii) the Parent may not select a Funding Period that would end after the Revolving Credit Maturity Date.

(c) Transactional Amounts. Every selection of, conversion from, conversion to or renewal of an interest rate Option and every payment or prepayment of any Revolving Credit Loans shall be either

(i)	in a principal amount such that after giving effect thereto the aggregate principal amount of the Base Rate Portion of the Revolving Credit Loans, or the aggregate principal amount of each Funding Segment of the Euro-Rate Portion of the Revolving Credit Loans, shall be (A) in the case of Revolving Credit Loans denominated in Dollars, $5,000,000 or a higher integral multiple of $1,000,000 and (B) in the case of Revolving Credit Loans denominated in a currency other than Dollars, an amount the Dollar Equivalent Amount of which is greater than $5,000,000 and which is an integral multiple of the amount determined by the Administrative Agent from time to time to be the basic unit in which such currency is funded in the eurocurrency market; or

(ii)	in the case of a prepayment by any Borrower, if the principal amount of the Base Rate Portion of the Revolving Credit Loans or the aggregate principal amount of a Funding Segment of the Euro-Rate Portion of the Revolving Credit Loans is a Dollar Equivalent Amount of less than $5,000,000, in a principal amount equal to such principal amount.

(d) Euro-Rate or Market Rate Spread Unascertainable; Impracticability.

(i)	If (A) on any date on which a Euro-Rate would otherwise be set the Administrative Agent shall have determined in good faith (which determination shall be conclusive absent manifest error) that:

(1)	adequate and reasonable means do not exist for ascertaining such Euro-Rate, or

(2)	a contingency has occurred which materially and adversely affects the interbank eurocurrency market for the relevant currency, or

(3)	the effective cost to the Required Lenders of funding a proposed Funding Segment of the Euro-Rate Portion shall exceed the Euro-Rate applicable to such Funding Segment, or

(B)	at any time any Lender shall have determined in good faith (which determination shall be conclusive absent manifest error) that the making, maintenance or funding of any part of the Euro-Rate Portion has been made impracticable or unlawful by compliance by such Lender or a Notional Funding Office in good faith with any Law or guideline or interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof or with any request or directive of any such Governmental Authority (whether or not having the force of law); then, and in any such event, the Administrative Agent or such Lender, as the case may be, may notify the Parent of such determination (and any Lender giving such notice shall notify the Administrative Agent). Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of each of the Lenders to allow the Parent to select, convert to or renew the Euro-Rate Option with respect to the relevant currency or currencies shall be suspended until the Administrative Agent or such Lender, as the case may be, shall have later notified the Parent (and any Lender giving such notice shall notify the Administrative Agent) of the Administrative Agent’s or such Lender’s determination in good faith (which determination shall be conclusive absent manifest error) that the circumstance giving rise to such previous determination no longer exist.

(ii)

If any Lender notifies the Parent of a determination under subsection (B) of Section 2.05(d)(i), the Euro-Rate Portion of the Loans of such Lender (the “Affected Lender”) shall, subject to Section 4.08(c) hereof, (i) be automatically converted to the Base Rate Option, in the case of Revolving Credit Loans denominated in Dollars, or (ii) be repaid by the Relevant Borrower, in the case of Revolving Credit Loans denominated in a currency other than Dollars, on the last day of the then current Funding Period with respect to such Loans (in the case of a determination that the making, maintenance or funding of any Euro-Rate Portion of such

Loans is impracticable) and the last day on which the making, maintenance or funding of any Euro-Rate Portion of such Loans is not unlawful (in the case of a determination that the making, maintenance or funding of any Euro-Rate Portion of such Loans is unlawful) and accrued interest thereon shall be due and payable on such date.

(iii)	If at the time the Administrative Agent or a Lender makes a determination under subsection (A) or (B) of Section 2.05(d)(i) the Parent previously has notified the Administrative Agent that it wishes to select, convert to or renew the Euro-Rate Option with respect to any proposed Revolving Credit Loans but such Loans have not yet been made, (A) such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option instead of the Euro-Rate Option with respect to any such Loans denominated in Dollars or, in the case of a determination by a Lender, any such Loans denominated in Dollars of such Lender or (B) subject to Section 4.08(c), such notification shall be deemed to be revoked in the case of a selection of the Euro-Rate Option or shall be deemed to be a notice of prepayment in the case of a conversion or renewal, with respect to any such Loans denominated in a currency other than Dollars or, in the case of a determination by a Lender, any such Loans denominated in a currency other than Dollars of such Lender.

(iv)	An Affected Lender shall take actions of the type referred to in Section 4.10, if such actions would avoid the application of clause (B) of Section 2.05(d)(i) and would not, in the good faith judgment of such Lender, be disadvantageous in any way to such Lender or its Affiliates at such time or in the future.

(v)	If on any date on which a Market Rate Spread would be set the Administrative Agent shall have determined in good faith (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Market Rate Spread, then, and in any such event, the Administrative Agent shall notify the Parent and the Lenders of such determination and, until the Administrative Agent determines that the Market Rate Spread can be ascertained, the applicable Market Rate Spread to be so set shall be the applicable maximum Market Rate Spread set forth on Schedule I.

SECTION 2.06. Conversion or Renewal of Interest Rate Options. (a) Conversion or Renewal. Subject to the provisions of Section 2.07 hereof, the Parent may convert any part of the Revolving Credit Loans denominated in any Designated Currency from any interest rate Option or Options to one or more different interest rate Options available for such Designated Currency and may renew the Euro-Rate Option as to any Funding Segment of the Euro-Rate Portion:

(i)	at any time with respect to conversion from the Base Rate Option; or

(ii)	at the expiration of any Funding Period with respect to conversions from or renewals of the Euro-Rate Option as to the Funding Segment corresponding to such expiring Funding Period;

provided, that at any time when an Event of Default has occurred and is continuing or exists, (x) the Borrower may not select, convert to or renew the Euro-Rate Option with respect to any Revolving Credit Loans denominated in Dollars, (y) the Borrower may not convert any Revolving Credit Loans to any Designated Currency other than Dollars, and (z) the Borrower may not select a Funding Period longer than one month with respect to Revolving Credit Loans denominated in a currency other than Dollars.

Whenever the Parent desires to convert or renew any interest rate Option or Options, the Parent shall provide to the Administrative Agent Standard Notice setting forth the following information:

(i)	the date, which shall be a Business Day, on which the proposed conversion or renewal is to be made;

(ii)	the principal amounts selected in accordance with Section 2.05(c) hereof of the Base Rate Portion and each Funding Segment of the Euro-Rate Portion to be converted from or renewed;

(iii)	the interest rate Option or Options selected in accordance with Section 2.05(a) hereof and the principal amounts selected in accordance with Section 2.05(c) hereof of the Base Rate Portion and each Funding Segment of the Euro-Rate Portion to be converted to; and

(iv)	with respect to each Funding Segment to be converted to or renewed, the Funding Period selected in accordance with Section 2.05(b) hereof to apply to such Funding Segment.

Standard Notice having been so provided, after the date specified in such Standard Notice, interest shall be calculated upon the principal amount of the Loans as so converted or renewed.

(b) Failure to Convert or Renew. Absent due notice from the Parent of conversion or renewal in the circumstances described in Section 2.06(a)(ii) hereof, any part of the Euro-Rate Portion for which such notice is not received (i) shall be converted automatically to the Base Rate Option, in the case of Revolving Credit Loans denominated in Dollars or (ii) the Euro-Rate Option shall be automatically renewed for a Funding Period of one month, in the case of Revolving Credit Loans denominated in a currency other than Dollars, on the last day of the expiring Funding Period.

SECTION 2.07. Optional Prepayments. The Relevant Borrower shall have the right at its option at any time and from time to time to prepay its Revolving Credit Loans in whole or part without premium or penalty (subject, however, to Sections 2.05(c), 4.04 and 4.08(c) hereof).

SECTION 2.08. Interest Payment Dates. Interest on the Base Rate Portion of the Revolving Credit Loans shall be due and payable on the date of any conversion of all or part of the Base Rate Portion to a different interest rate Option on the amount converted, any prepayment of any part of the Base Rate Portion on the amount prepaid, and on each Regular Payment Date. Interest on each Funding Segment of the Euro-Rate Portion of the Revolving Credit Loans shall be due and payable on the last day of the corresponding Euro-Rate Funding Period and, if such Euro-Rate Funding Period is longer than three months, also on the last day of every third month during such Funding Period. After maturity of any part of the Loans (by acceleration or otherwise), interest on such part of the Loans shall be due and payable on demand.

SECTION 2.09. Increase in Total Revolving Credit Commitment. The Parent may, at its option, on one or more occasions, seek to increase the Total Revolving Credit Commitment by up to $500,000,000 in the aggregate for all such occasions (i.e., the maximum Total Revolving Credit Commitment is $2,500,000,000) upon at least three (3) Business Days’ prior notice to the Administrative Agent, which notice shall specify the amount of any such requested increase and shall state that, and be delivered at a time when, no Event of Default or Potential Event of Default has occurred and is continuing or exists. The Parent may, after giving such notice, offer the increase in the Total Revolving Credit Commitment to any of the existing Lenders approved by the Issuers and/or to other banks, financial institutions or other entities reasonably acceptable to the Administrative Agent and the Issuers on a non pro-rata basis in such amounts as determined by the Parent and reasonably agreed to by the Administrative Agent. The Parent may elect to accept on any such occasion an increase in the Total Revolving Credit Commitment in an amount up to the aggregate increased commitments offered to the Parent. No increase in the Total Revolving Credit Commitment shall become effective until the existing or new Lender extending such incremental commitment amount and the Parent shall have executed and delivered to the Administrative Agent an agreement in writing in the form of Exhibit H attached hereto pursuant to which such Lender states its Revolving Credit Committed Amount and agrees to assume and accept the obligations and rights of a Lender hereunder. No Lender shall have any obligation to increase its Commitment hereunder. The Lenders (new or existing) shall accept an assignment from the existing Lenders, and the existing Lenders shall make an assignment to the new or existing Lender accepting a new or increased Revolving Credit Committed Amount, of an interest in all then outstanding Revolving Credit Loans and a participation interest in all then outstanding Letters of Credit and LC Disbursements such that, after giving effect thereto, all Revolving Credit Exposure is held ratably by the Lenders in proportion to their respective Revolving Credit Committed Amounts. Assignments pursuant to the preceding sentence shall be made in exchange for the principal amount assigned plus accrued and unpaid interest and Commitment Fees. The Parent shall make any payments under Section 4.08(c) resulting from such assignments. Any such increase in the Total Revolving Credit Commitment shall be in a minimum amount of $10,000,000 or a higher integral multiple of $5,000,000 and shall be subject to receipt by the Administrative Agent from the Parent of such supplemental opinions, resolutions, certificates and other documents as the Administrative Agent may reasonably request.

SECTION 2.10. Letters of Credit. (a) Issuance. Each Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue Letters of Credit and to renew, extend, increase, decrease or otherwise modify Letters of Credit (“Modify,” and each such action a “Modification”), from time to time from and including the date of this Agreement and prior to the Letter of Credit Maturity Date upon the request of the Parent and for the account of any Borrower; provided that a Letter of Credit shall be issued or Modified only if (and upon each issuance or Modification the Relevant Borrower shall be deemed to represent and warrant that) after giving effect to such issuance or Modification (i) the LC Exposure shall not exceed $1,000,000,000, (ii) the Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment (either as in effect on the date of such issuance or Modification or, if the Revolving Credit Maturity Date has been extended pursuant to Section 4.01 and the expiration of such Letter of Credit (as Modified, if applicable) would occur after the Revolving Credit Maturity Date without giving effect to such extension, as the Total Revolving Credit Commitment is scheduled to be in effect immediately following the expiry of the Commitment of any Lender which is a Nonextending Lender relative to such extension) and (iii) the Issuer Exposure of the applicable Issuer shall not exceed its Issuer Commitment. Each Letter of Credit shall be denominated in a Designated Currency and shall be in a form satisfactory to the Issuer. No Letter of Credit shall have an expiry date later than the fifth Business Day prior to the Revolving Credit Maturity Date (such day, “the Letter of Credit Maturity Date”). Notwithstanding the foregoing, no Issuer shall be under any obligation to issue any Letter of Credit if any order, judgment or decree of any governmental authority or other regulatory body with jurisdiction over such Issuer shall purport by its terms to enjoin or restrain such Issuer from issuing such Letter of Credit, or any law or governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) from any governmental authority or other regulatory body with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the issuance of such Letter of Credit in particular or shall impose upon such Issuer with respect to any Letter of Credit any restriction or reserve or capital requirement (for which such Issuer is not otherwise compensated) or any unreimbursed loss, cost or expense which was not applicable, in effect and known to such Issuer as of the date of this Agreement and which such Issuer in good faith deems material to it.

(b) Notice of Issuance or Modification; Certain Conditions. The Parent shall give the Issuer and the Administrative Agent notice prior to 10:00 a.m., New York time, at least five Business Days (or such shorter period agreed to by the Issuer) prior to the proposed date of issuance or Modification of each Letter of Credit, specifying the beneficiary, the proposed date of issuance (or Modification), the expiry date of such Letter of Credit, the amount and currency of such Letter of Credit and such other information as the Issuer may reasonably request to facilitate the requested issuance or Modification. Such notice shall be by hand delivery, facsimile or, if arrangements for doing so have been agreed upon by the Parent, the Issuer and the Administrative Agent, by electronic communication. Upon request of a Lender, the Administrative Agent agrees to provide the information contained in such notice to such Lender. If requested by the Issuer, the Relevant Borrower also shall submit a letter of credit application on the Issuer’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Relevant Borrower to, or entered into by the Relevant Borrower with, the Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(c) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuer or the Lenders, the Issuer hereby grants to each Lender, and each Lender hereby acquires from the Issuer, a participation in such Letter of Credit equal to such Lender’s Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuer, such Lender’s Commitment Percentage of each LC Disbursement made by the Issuer and not reimbursed by the Relevant Borrower on the date due as provided in paragraph (d) of this Section, or of any reimbursement payment required to be refunded to the Relevant Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of an Event of Default or Potential Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(d) Reimbursement. If the Issuer shall make any LC Disbursement in respect of a Letter of Credit, the Relevant Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent at its Office an amount in the applicable Designated Currency equal to such LC Disbursement not later than 12:00 o’clock Noon, New York time, on the date that such LC Disbursement is made, if the Parent or Relevant Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York time, on such date, or, if such notice has not been received by the Parent or Relevant Borrower prior to such time on such date, then not later than 12:00 o’clock Noon, New York time, on (i) the Business Day that the Parent or Relevant Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York time, on the day of receipt, or (ii) the Business Day immediately following the day that the Parent or Relevant Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that if the amount to be reimbursed is denominated in Dollars, the Parent or Relevant Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with Base Rate Option Revolving Credit Loans in an equivalent amount and, to the extent so financed, the Relevant Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Credit Loans. If the Relevant Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Relevant Borrower in respect thereof and such Lender’s Commitment Percentage thereof. Promptly (and in any event within one Business Day) following receipt of such notice, each Lender shall pay to the Administrative Agent its Commitment Percentage of the payment then due from the Relevant Borrower in the same manner as provided in Section 2.03(a) with respect to Revolving Credit Loans made by such Lender, and the Administrative Agent shall promptly pay to the Issuer the amounts so received by it from the Lenders. Any amount due from a Lender pursuant to the preceding sentence but not timely paid shall accrue interest for the account of the Issuer at a rate per annum equal to the Federal Funds

Effective Rate for the first three days and thereafter at a rate of interest equal to the rate applicable to the Base Rate Portion. Promptly following receipt by the Administrative Agent of any payment from the Relevant Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuer or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuer, then to such Lenders and the Issuer as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuer for any LC Disbursement (other than the funding of Revolving Credit Loans as contemplated above) shall not constitute a Revolving Credit Loan and shall not relieve the Relevant Borrower of its obligation to reimburse such LC Disbursement.

(e) Obligations Absolute. The Relevant Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (d) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Relevant Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuer, nor any of their respective Affiliates, directors, officers, employees, attorneys or agents, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuer; provided that the foregoing shall not be construed to excuse the Issuer from liability to the Relevant Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Relevant Borrower to the extent permitted by applicable law) suffered by the Relevant Borrower that are caused by the Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct (including willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of documents strictly complying with the terms and conditions of the Letter of Credit and payment in bad faith of a drawing under a Letter of Credit after the presentation to it by the beneficiary of documents not substantially or reasonably complying with the terms and conditions of the Letter of Credit) on the part of the Issuer (as determined by a non appealable judgment of a court of competent jurisdiction), the Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(f) Disbursement Procedures. The Issuer shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuer shall promptly notify the Administrative Agent and the Parent or Relevant Borrower by telephone (confirmed by electronic or facsimile transmission) of such demand for payment and whether the Issuer has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Relevant Borrower of its obligation to reimburse the Issuer and the Lenders with respect to any such LC Disbursement.

(g) Interim Interest. If the Issuer shall make any LC Disbursement, then, unless the Relevant Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Relevant Borrower reimburses such LC Disbursement, at the rate per annum set forth in Section 4.05(b) (except that interest on amounts timely paid pursuant to Section 2.10(d) shall bear interest at such rate minus two percent (2%) per annum). Interest accrued pursuant to this paragraph shall be for the account of the Issuer, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuer shall be for the account of such Lender to the extent of such payment.

(h) Replacement of the Issuer. Any Issuer may be replaced at any time by written agreement among the Parent, the Administrative Agent and the successor Issuer. The Administrative Agent shall notify the Lenders of any such replacement of an Issuer. At the time any such replacement shall become effective, the Parent shall pay all unpaid fees accrued for the account of the replaced Issuer pursuant to Section 2.04(b). From and after the effective date of any such replacement, (i) the successor Issuer shall have all the rights and obligations of the Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuer” shall be deemed to refer to such successor or to any previous Issuer, or to such successor and all previous Issuers, as the context shall require. After the replacement of an Issuer hereunder, the replaced Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(i) Cash Collateralization. If any Event of Default which requires cash collateralization as specified in Section 9.02 shall occur and be continuing, on the Business Day that the Parent receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Parent shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders and Issuers, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Parent or Relevant Borrower described in clause (i) or (j) of

Section 9.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. Subject to the express provisions of this Section 2.10(i), the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Parent’s risk and expense, such deposits shall not bear interest; provided, however, that any deposits so invested shall be invested only in certificates of deposit of the Administrative Agent, direct obligations of, or obligations unconditionally guaranteed by, the United States of America, money market funds rated AAA by S&P or similar investments, in each case having a maturity of no more than thirty (30) days. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuer for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held first for the satisfaction of the reimbursement obligations of the Parent and Relevant Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, shall be held for application to other Obligations held ratably (relative to Commitment Percentage) by the Lenders and thereafter, if the LC Exposure is zero, shall be applied to satisfy other Obligations. If the Parent has provided an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Parent within three Business Days after all Events of Default have been cured or waived.

ARTICLE III

The Competitive Bid Loans

SECTION 3.01. Competitive Bid Loans. In addition to Revolving Credit Loans, the Parent may, as set forth in this Article III request the Lenders to make offers to make one or more Competitive Bid Loans to the Parent or to an Other Borrower. Each Lender may, but shall have no obligation to, make one or more such offers and, subject to the terms and provisions hereof, the Parent may, but shall have no obligation to, accept any such offers in the manner set forth in this Article III; provided, that no Competitive Bid Loan shall be made or requested if the making of such Loan would cause the aggregate Dollar Equivalent Amount of all Loans and LC Exposure outstanding hereunder to exceed the Total Revolving Credit Commitment. Competitive Bid Loans may be Absolute Rate Loans or LIBOR-based Loans (each a “type” of Competitive Bid Loan) and, subject to Section 4.07 hereof, may be in any Designated Currency. Competitive Bid Loans shall be due and payable on the earlier of the Competitive Bid Expiration Date and the applicable Competitive Bid Loan Maturity Date.

SECTION 3.02. Competitive Bid Loan Procedures. (a) Competitive Bid Loan Quote Requests. When the Parent wishes to request offers to make Competitive Bid Loans under this Article III, it shall transmit to the Administrative Agent by facsimile transmission, at its Office, a notice (a “Competitive Bid Loan Quote Request”) so as to be received no later than 11:00 a.m. New York time on (x) the fourth Business Day prior to the date of borrowing proposed therein, in the case of a LIBOR Auction or (y) the Business Day next preceding the date of borrowing proposed therein, in the case of an Absolute Rate Auction (or, in any case, such other time as the Parent and Administrative Agent may agree). The Parent may request offers to make Competitive Bid Loans for different Interest Periods in a single notice; provided, the request for each separate Interest Period shall be deemed to be a separate Competitive Bid Loan Quote Request for a separate Competitive Bid Loan (all Competitive Bid Loans proposed to be made at one time herein collectively referred to as a “Competitive Bid Borrowing”). Each such notice shall be substantially in the form of Exhibit C hereto and in any case shall specify as to each Competitive Bid Borrowing:

(i)	the identity of the Relevant Borrower for such Competitive Bid Borrowing;

(ii)	the proposed date of such Competitive Bid Borrowing, which shall be a Business Day;

(iii)	the currency or currencies in which such Competitive Bid Borrowing is to be made;

(iv)	the aggregate amount of such Competitive Bid Borrowing which shall be a Dollar Equivalent Amount of at least $5,000,000 (or a higher integral multiple of $1,000,000) (but only to the extent practical in the case of Competitive Bid Loans denominated in a currency other than Dollars), but shall not cause the limits specified in Section 3.01 hereof to be violated;

(v)	the duration of the initial Interest Period or Periods applicable thereto, subject to the provisions of the definition of “Interest Period” (including without limitation that no such Interest Period shall end after the Competitive Bid Expiration Date); and

(vi)	whether the Competitive Bid Loan Quotes requested are to set forth a LIBOR-based Margin or an Absolute Rate.

No Competitive Bid Loan Request shall be given if such request could result in more than six Competitive Bid Loans being outstanding at any one time unless otherwise permitted by the Administrative Agent.

(b) Invitation for Competitive Bid Loan Quotes. Promptly after receipt of a Competitive Bid Loan Quote Request, the Administrative Agent shall transmit to the Lenders by facsimile transmission notice of such Competitive Bid Loan Request, which notice shall constitute an invitation by the Parent to each Lender to submit Competitive Bid Loan Quotes offering to make Competitive Bid Loans in accordance with such Competitive Bid Loan Quote Request.

(c) Submission and Contents of Competitive Bid Loan Quotes.

(i)

Each Lender may submit one or more Competitive Bid Loan Quotes, each containing an offer to make a Competitive Bid Loan in response to any Competitive Bid Loan Quote Request; provided, if the Parent’s request under Section 3.02(a) hereof specifies more than one Interest Period, such Lender may make a single submission containing one or more Competitive Bid Loan Quotes for each such Interest Period. Each Competitive Bid Loan Quote must comply with the requirements of this Section 3.02(c) and must be submitted to the Administrative Agent by facsimile transmission at its Office not later than (x) 10:00 a.m. New York time on the third Business Day prior to the proposed date of borrowing, in the case of a LIBOR Auction or (y) 10:00 a.m. New York time on the proposed date of borrowing, in the case of an Absolute Rate Auction (or, in either case upon reasonable notice to the Lenders, such other time and date as the Parent and the Administrative Agent may agree in writing); provided that any Competitive Bid Loan Quote submitted by the Administrative Agent (or an Affiliate of the Administrative Agent) in the capacity of a Lender may be submitted, and may only be submitted, if the Administrative Agent (or such Affiliate) notifies the Parent of the terms of the offer or offers contained therein not later than (x) 9:30 a.m. New York time on the third Business Day prior to the proposed date of borrowing, in the case of a LIBOR Auction or (y) 9:30 a.m. New York time on the proposed date of borrowing, in the case of an Absolute Rate Auction. Subject to Sections 4.07 and 6.01 hereof, any Competitive Bid Loan Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the written instructions of the Parent.

(ii)	Each Competitive Bid Loan Quote shall be substantially in the form of Exhibit D hereto and shall in any case specify:

(A)	the proposed date of borrowing, the proposed currency and the Interest Period therefor;

(B)	the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount shall be a Dollar Equivalent Amount of at least $5,000,000 or a higher integral multiple of $1,000,000 (but only to the extent practical in the case of Competitive Bid Loans denominated in a currency other than Dollars); provided, the aggregate principal amount of all Competitive Bid Loans for which a Lender submits Competitive Bid Loan Quotes (x) may be greater than, less than or equal to the Revolving Credit Committed Amount of such Lender but (y) may not exceed the principal amount of the Competitive Bid Borrowing for which offers were requested in the related Competitive Bid Loan Quote Request;

(C)

in the case of a LIBOR Auction, the margin above (or, if a negative margin is offered, below) the applicable LIBO-Rate (the “LIBOR-based Margin”) offered for each such Competitive Bid Loan, expressed as a percentage (rounded upwards, if necessary, to the nearest  1/10,000th of 1%) to be added to the applicable LIBO-Rate;

(D)

in the case of an Absolute Rate Auction, the rate of interest per annum, calculated on the basis of a 360-day year (rounded upwards, if necessary, to the nearest  1/10,000th of 1%) (the “Absolute Rate”) offered for each such Competitive Bid Loan; and

(E)	the identity of the quoting Lender.

(iii)	No Competitive Bid Loan Quote shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Competitive Bid Loan Quote Request and, in particular, no Competitive Bid Loan Quote may be conditioned upon acceptance by the Parent of all (or some specified minimum) of the principal amount of the Competitive Bid Loan for which such Competitive Bid Loan Quote is being made, and the Administrative Agent shall disregard any Competitive Bid Loan Quote that contains such language or terms or conditions or that arrives at the Administrative Agent’s Office after the time set forth for submission of Competitive Bid Loan Quotes in Section 3.02(c)(i) hereof.

(d) Notice to the Parent. The Administrative Agent shall promptly after 10:00 a.m., New York time, on the last day on which Competitive Bid Loan Quote may be submitted pursuant to Section 3.02(c), notify the Parent by facsimile transmission of the terms (i) of any Competitive Bid Loan Quote submitted by a Lender that is in accordance with Section 3.02(c) hereof and (ii) of any Competitive Bid Loan Quote that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Loan Quote submitted by such Lender with respect to the same Competitive Bid Loan Quote Request. Any such subsequent Competitive Bid Loan Quote shall be disregarded by the Administrative Agent unless such subsequent Competitive Bid Loan Quote is submitted solely to correct a manifest error in such former Competitive Bid Loan Quote. The Administrative Agent’s notice to the Parent shall specify (A) the aggregate principal amount of each Competitive Bid Loan for which Competitive Bid Loan Quotes have been received for each Interest Period specified in the related Competitive Bid Loan Quote Request, and (B) the respective principal amounts and LIBOR-based Margins or Absolute Rates, as the case may be, so offered by each Lender, identifying the Lender that made each Competitive Bid Loan Quote.

(e) Acceptance and Notice by the Parent. Not later than one hour after receipt of notice from the Administrative Agent of Competitive Bid Loan Quotes pursuant to Section 3.02(d) (or, in either case upon reasonable prior notice to the Lenders, such other time and date as the Parent and the Administrative Agent may agree), the Parent shall notify the Administrative Agent by facsimile transmission at its Office of its acceptance or nonacceptance of the Competitive Bid Loan Quotes so notified to it pursuant to Section 3.02(d) hereof (and the failure of the Parent to give such notice by such time shall constitute nonacceptance) and the Administrative Agent shall promptly notify each affected Lender in accordance with

Section 3.02(g) hereof. In the case of acceptance, such notice shall specify the aggregate principal amount of Competitive Bid Loan Quotes for each Interest Period that are accepted. The Parent may accept one or more Competitive Bid Loan Quotes in whole or in part (provided that any Competitive Bid Loan Quote accepted in part shall be a Dollar Equivalent Amount of at least $5,000,000 or a higher integral multiple of $1,000,000 (but only to the extent practical in the case of Competitive Bid Loans denominated in a currency other than Dollars)); provided that:

(i)	the aggregate principal amount of each Competitive Bid Borrowing may not exceed the applicable amount set forth in the related Competitive Bid Loan Quote Request;

(ii)	the aggregate principal amount of each Competitive Bid Borrowing shall be a Dollar Equivalent Amount of at least $5,000,000 (or a higher integral multiple of $1,000,000) (but only to the extent practical in the case of Competitive Bid Loans denominated in a currency other than Dollars);

(iii)	acceptance of offers may be made only in ascending yield order of LIBOR-based Margins or Absolute Rates, as the case may be; and

(iv)	the Parent shall not accept any offer where the Administrative Agent has advised the Parent that such offer fails to comply with Section 3.02(c)(ii) hereof or otherwise fails to comply with the requirements of this Agreement.

(f) Allocation by the Administrative Agent. If Competitive Bid Loan Quotes are made by two or more Lenders with the same LIBOR-based Margins or Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which Competitive Bid Loan Quotes are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such Competitive Bid Loan Quotes are accepted shall be allocated by the Administrative Agent among such Lenders as nearly as possible (in such multiples, not less than $500,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amount of such offers. If two or more such Competitive Bid Loan Quotes cannot be allocated evenly within the limits set forth in the immediately preceding sentence, the Administrative Agent shall have discretion to allocate a larger share of such Competitive Bid Loans to one or more of the successful Lenders and in making such allocation shall use reasonable efforts to take into account previous allocations of unequal shares to one or more of such Lenders in connection with other Competitive Bid Loans. Determinations by the Administrative Agent of the amounts of Competitive Bid Loans to be allocated to each such Lender shall be conclusive absent manifest error.

(g) Notice to Lenders. On the date the Parent notifies the Administrative Agent of its acceptance of one or more of the offers made by any Lender or Lenders pursuant to Section 3.02(e) hereof, the Administrative Agent shall (x) not later than 3:00 p.m. New York time on such date, in the case of a LIBOR Auction or (y) as promptly as practicable on such date (but in no event later than 3:00 p.m. New York time), in the case of an Absolute Rate Auction notify each Lender which has made an offer (i) of the aggregate amount of each Competitive Bid

Borrowing with respect to which the Parent accepted one or more Competitive Bid Loan Quotes and such Lender’s share of such Competitive Bid Borrowing or (ii) that the Parent accepted no offers, such notice to be by facsimile transmission.

(h) Funding of Competitive Bid Loans. Any Lender whose offer to make any Competitive Bid Loan has been accepted shall on the date specified in the related Competitive Bid Loan Quote Request make the proceeds of such Loan available to the Administrative Agent at the Administrative Agent’s Office, no later than 12:00 o’clock Noon, New York time, in the case of a LIBOR Auction, and 3:00 p.m. New York City time, in the case of an Absolute Rate Auction, in funds immediately available at such Office. The Administrative Agent will make the funds so received available to the Relevant Borrower in funds immediately available.

SECTION 3.03. Competitive Bid Loan Maturity Dates. The principal amount of each Competitive Bid Loan shall be due and payable on the last day of the applicable Interest Period specified in the related Competitive Bid Loan Quote Request (the “Competitive Bid Loan Maturity Date”) and no prepayments of Competitive Bid Loans shall be permitted.

SECTION 3.04. Interest Rates for Competitive Bid Loans. The outstanding principal amount of each Competitive Bid Loan shall bear interest for each day until due at the following rate or rates per annum:

(i)	for each LIBOR-based Loan, a rate per annum (computed on the basis of a year of 360 days and actual days elapsed or, in the case of Loans denominated in U.K. pounds sterling computed on the basis of a year of 365 or 366 days, as the case may be) equal to the LIBOR Rate applicable to the Interest Period therefor plus the LIBOR-based Margin quoted by the Lender making such Loan in the related Competitive Bid Loan Quote submitted in accordance with Section 3.02(c) hereof; and

(ii)	for each Absolute Rate Loan, a rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Absolute Rate quoted by the Lender making such Loan in the related Competitive Bid Loan Quote submitted in accordance with Section 3.02(c) hereof.

SECTION 3.05. Competitive Bid Loan Interest Payment Dates. Interest on each Competitive Bid Loan shall be due and payable on the Competitive Bid Loan Maturity Date thereof, and if any Interest Period is longer than three months, also on each third month of such Interest Period. After maturity of any Competitive Bid Loan (by acceleration or otherwise), interest on such Competitive Bid Loan shall be due and payable on demand.

SECTION 3.06. Competitive Bid Register. The Administrative Agent shall maintain a register for the recordation of the names and addresses of Lenders that have made Competitive Bid Loans and the principal amount of the Competitive Bid Loans owing to each Lender from time to time together with the Competitive Bid Loan Maturity Dates and interest rates applicable to each such Competitive Bid Loan, and other terms applicable thereto (the

“Competitive Bid Register”). The Competitive Bid Register shall be available for inspection by the Parent or any Lender, as to its bid only, at any reasonable time and from time to time upon reasonable prior notice.

ARTICLE IV

Provisions Applicable to Loans

SECTION 4.01. Extension of Revolving Credit Maturity Date and Competitive Bid Expiration Date. The Revolving Credit Maturity Date and the Competitive Bid Expiration Date may be extended at any time for any period at the request of the Parent with the express consent of the Lenders as provided below.

(a) Request for Extension. The Parent may, in a written notice to the Administrative Agent, request (an “Extension Request”) that the Revolving Credit Maturity Date be extended for a period of 364 days. The Parent may only submit a total of two Extension Requests to the Administrative Agent, one of which may be made only during the period prior to the first anniversary of the Closing Date and the other may be made only during the period after the first anniversary and prior to the second anniversary of the Closing Date. The Administrative Agent shall promptly inform the Lenders of such Extension Request. Each Lender that agrees with such Extension Request shall deliver to the Administrative Agent its express written consent thereto no later than 30 days after the date of such Extension Request. Each Lender shall have the right to withhold such consent in its sole discretion.

(b) Replacement Lenders. If the Requisite Extending Lenders have expressly consented in writing to any such Extension Request as provided in Section 4.01(a), then the Administrative Agent shall so notify the Parent and the Parent, at its option, may replace any Lender which has not agreed to such Extension Request (a “Nonextending Lender”) with another commercial lending institution (which may be a Lender) which agrees to such extension and is reasonably satisfactory to the Administrative Agent and the Issuers (a “Replacement Lender”) by giving (not later than 90 days after the date of the Extension Request) notice of the name of such Replacement Lender to the Administrative Agent and the Issuers. Unless the Administrative Agent or an Issuer shall object to the identity of such proposed Replacement Lender prior to the date 100 days after the date of the Extension Request, upon notice from the Administrative Agent, each Nonextending Lender shall, upon indefeasible payment in full to it of all amounts owed to it hereunder and under the other Loan Documents, including all amounts owed under Section 4.08(c) hereof, assign all of its interests hereunder and under the other Loan Documents to such Replacement Lender and such Replacement Lender shall assume all of such Nonextending Lender’s obligations hereunder and under the other Loan Documents in accordance with the provisions of Section 12.14(c) hereof.

(c) Extension. If the Requisite Extending Lenders shall have consented to any such Extension Request, then as of 5:00 p.m. New York time on the date which is 30 days after the date of such Extension Request the Revolving Credit Maturity Date shall be deemed to have been extended until, and shall be, the date specified in the Extension Request, and if the Revolving Credit Maturity Date is so extended, the Competitive Bid Expiration Date and the Letter of Credit Maturity Date (as such dates may have been previously extended pursuant to this

Section) shall be deemed to have been extended for the same period. Under all other circumstances neither the Revolving Credit Maturity Date, the Competitive Bid Expiration Date nor the Letter of Credit Maturity Date shall be extended. Notwithstanding anything herein to the contrary, in no event shall any such extension of the Revolving Credit Maturity Date be effective as to any Nonextending Lender. To the extent that any Nonextending Lender has not theretofor been replaced as described above, then on the Revolving Credit Maturity Date which is applicable to such Nonextending Lender (i.e., the Revolving Credit Maturity Date determined without giving effect to any extension thereof to which such Nonextending Lender has not consented), (i) the Parent (or, as applicable, Other Borrowers) shall make indefeasible payment in full to such Nonextending Lender of all amounts owed to it hereunder and under the other Loan Documents, including all amounts owed under Section 4.08(c) hereof, (ii) if the conditions set forth in Section 6.02 are then satisfied, the participation of such Nonextending Lender in all Letters of Credit shall terminate and each extending Lender shall be deemed to have acquired its pro rata (relative to Commitment Percentage) share of such participation and shall thereafter be liable to the Issuer in respect thereof and (iii) if the conditions set forth in Section 6.02 are not then satisfied, the Parent shall deposit with the Administrative Agent for the account of the Nonextending Lender cash in the amount of such Nonextending Lender’s LC Exposure, which shall be held on the terms of Section 2.10(i); provided that (A) amounts so deposited and interest thereon shall be applied exclusively to amounts for which such Nonextending Lender is or becomes liable to an Issuer pursuant to Section 2.10(d) and (B) at such time as the LC Exposure of the Nonextending Lender is zero, all such amounts shall be refunded to the Parent.

SECTION 4.02. Calculation of Dollar Equivalent Amounts. (a) Calculation Upon Making and Repayment of Loans. Upon each issuance of a Letter of Credit, Modification of a Letter of Credit which changes the undrawn face amount thereof and each making and repayment of a Revolving Credit Loan or a Competitive Bid Loan, in each case denominated in a currency other than Dollars, the Administrative Agent shall calculate the Dollar Equivalent Amount of the applicable LC Exposure or Loan.

(b) Recalculation of Dollar Equivalent Amounts. In determining the aggregate Dollar Equivalent Amount of all LC Exposure and Loans outstanding and proposed to be outstanding, the Administrative Agent may use the respective Dollar Equivalent Amounts for LC Exposure and Loans calculated by it pursuant to paragraph (a) of this Section, unless such aggregate Dollar Equivalent Amount so calculated exceeds 90% of the Total Revolving Credit Commitment, in which case the Administrative Agent shall recalculate the Dollar Equivalent Amount of the LC Exposure and each Loan outstanding no less frequently than once each week. The Administrative Agent may recalculate the Dollar Equivalent Amounts of the LC Exposure and each outstanding Loan as frequently as it determines to do so in its discretion, provided, that such recalculation shall be made for the LC Exposure and all Loans no less frequently than once each week during any period when the aggregate Dollar Equivalent Amount of the LC Exposure and Loans outstanding exceeds 90% of the Total Revolving Credit Commitment. The Administrative Agent shall recalculate the Dollar Equivalent Amount of the LC Exposure and each outstanding Revolving Credit Loan and Competitive Bid Loan at the Parent’s request made not earlier than one month after the Parent’s most recent such request.

SECTION 4.03. Mandatory Prepayments. In the event that for any reason other than fluctuations in currency exchange rates the aggregate Dollar Equivalent Amount of the outstanding Loans and LC Exposure exceeds at any time 100% of the Total Revolving Credit Commitment as then in effect, the Borrowers shall prepay outstanding Loans (subject to Section 4.08(c) hereof) and/or cash collateralize Letters of Credit (in the manner set forth in Section 2.10(i)) as selected by the Parent in an amount necessary to reduce the aggregate Dollar Equivalent Amount of the outstanding Loans and Letters of Credit which are not cash-collateralized to an amount which does not exceed the Total Revolving Credit Commitment. If the Parent elects to prepay, or cause the prepayment of, Revolving Credit Loans in order to comply with the requirements of this Section 4.03, such prepayment shall be made to the Lenders Pro Rata.

In the event that for any reason (including fluctuations in currency exchange rates) the aggregate Dollar Equivalent Amount of the outstanding Loans and LC Exposure at any time exceeds 105% of the Total Revolving Credit Commitment as then in effect, the Borrowers shall prepay outstanding Loans (subject to Section 4.08(c) hereof) and/or cash collateralize Letters of Credit (in the manner set forth in Section 2.10(i)) as selected by the Parent in an amount necessary to reduce the aggregate Dollar Equivalent Amount of the outstanding Loans and Letters of Credit which are not cash-collateralized to an amount which does not exceed the Total Revolving Credit Commitment. If the Parent elects to prepay, or cause the prepayment of, Revolving Credit Loans in order to comply with the requirements of this Section 4.03, such prepayment shall be made to the Lenders Pro Rata.

SECTION 4.04. Prepayment Procedures. Whenever any Borrower desires or is required to prepay any part of its Loans, the Parent shall provide not less than one Business Day’s prior written notice to the Administrative Agent at its Office setting forth the following information:

(a)	the identity of the Relevant Borrower;

(b)	the type of Loans to be prepaid and the identity of the portions of such Loans to be prepaid; and

(c)	the date, which shall be a Business Day, on which the proposed prepayment is to be made.

SECTION 4.05. Payments Generally; Interest on Overdue Amounts. (a) Payments Generally. All payments and prepayments to be made by the Parent or any Other Borrower in respect of principal, interest, fees, reimbursement of LC Disbursements, indemnity, expenses or other amounts due from the Parent or any Other Borrower hereunder or under any Loan Document in Dollars shall be payable by 12:00 o’clock Noon, New York time, on the day when due without presentment, demand, protest or notice of any kind (other than notice of acceleration as required by Section 9.02 hereof), all of which are hereby expressly waived, without set-off, counterclaim, withholding or other deduction of any kind or nature, except for payments to a Lender subject to a withholding deduction under Section 4.09 hereof. Except for payments to be made directly to an Issuer as expressly provided herein and payments under Sections 4.08, 4.09 and 12.06 hereof, such payments shall be made to the Administrative Agent at its Office in Dollars in funds immediately available at such Office, and payments under Sections 4.08, 4.09 and 12.06 hereof shall be made to the applicable Lender at such domestic account as it shall specify to the Parent from time to time in funds immediately available at such account.

All payments and prepayments to be made by the Parent or any Other Borrower in respect of principal, interest, reimbursement of LC Disbursements or other amounts due from any Borrower hereunder or under any Loan Document in a currency other than Dollars shall be made by payment in that currency in freely transferable funds by 12:00 Noon, New York time, for value on the applicable payment date and such payment shall be due without presentment, demand, protest or notice of any kind (other than notice of acceleration as required by Section 9.02 hereof), all of which are hereby expressly waived, without set-off, counterclaim, withholding or other deduction of any kind or nature, except for payments to a Lender subject to a withholding deduction under Section 4.09 hereof. Except for payments to be made directly to an Issuer as expressly provided herein and payments under Sections 4.08, 4.09 and 12.06 hereof, such payments shall be made to the Administrative Agent at the Administrative Agent’s Office. Any payment or prepayment received by the Administrative Agent after 12:00 o’clock Noon, New York time on any day shall be deemed to have been received on the next succeeding Business Day.

All payments hereunder of (i) principal or interest in respect of any Loan shall be made in the currency in which such Loan is denominated, (ii) reimbursement obligations (and interest in respect of reimbursement obligations) shall be made in the currency in which the Letter of Credit in respect of which such reimbursement obligation exists was denominated or (iii) any other amount due hereunder or under another Loan Document shall be made in Dollars. The Administrative Agent shall distribute to the Lenders all payments received by it for the account of the Lenders from any Borrower as promptly as practicable after receipt by the Administrative Agent. Except as expressly contemplated by Section 4.01(c), all payments on account of Revolving Credit Loans shall be distributed to the Lenders Pro Rata. If and to the extent that the Administrative Agent has not forwarded to any Lender such Lender’s share of any such payment on the same Business Day as such payment is received (or deemed received) from such Borrower, the Administrative Agent shall pay to such Lender interest on such amount at the Federal Funds Effective Rate for each day until such payment is made.

Upon termination of this Agreement and the expiration or cancellation of all Letters of Credit and payment in full of all principal, interest, reimbursement amounts, fees, expenses and other amounts due from the Borrowers hereunder or under any other Loan Document, each Lender will promptly mark any Notes “cancelled” and forward them to the Administrative Agent for delivery to the Parent.

(b) Interest on Overdue Amounts. To the extent permitted by Law, after there shall have become due (by acceleration or otherwise) principal, interest, fees, obligations with respect to LC Disbursements, indemnity, expenses or any other amounts due from any Borrower hereunder or under any other Loan Document, such amounts shall bear interest for each day until paid (before and after judgment), payable on demand, at a rate per annum based on a year of 360 days and actual days elapsed which for each day shall be equal to the following:

(i)	in the case of any part of the Euro-Rate Portion of any Revolving Credit Loans or of Competitive Bid Loans, (A) until the end of the applicable then-current Funding Period or until regularly scheduled maturity, as the case may be, at a rate per annum 2% above the rate otherwise applicable to such part, and (B) thereafter in accordance with the following clause (ii); and

(ii)	in the case of any other amount due from any Borrower hereunder or under any Loan Document, (A) 2% above the then current Base Rate, in the case of Loans or other amounts denominated in Dollars or (B) 2% above the rate then borne by overnight deposit in the applicable currency in the eurocurrency market as determined by the Administrative Agent, in the case of Revolving Credit Loans, Competitive Bid Loans or other amounts denominated in a currency other than Dollars.

SECTION 4.06. Availability of Currencies. (a) Unavailability. If, in the reasonable judgment of the Administrative Agent, a Designated Currency ceases to be available and freely tradable in the eurocurrency market then such currency shall cease to be a Designated Currency hereunder. The Administrative Agent shall give prompt notice to the Parent and the Lenders of any such determination.

(b) Repayment in Dollars. In the event that (i) pursuant to Section 4.06(a), the Administrative Agent has determined that a Designated Currency has ceased to be available and freely tradable in the eurocurrency market and (ii) the Administrative Agent has determined in good faith that such Designated Currency is not otherwise available to the Parent or any Other Borrower, then, on the date any Loans or amounts in respect of a Letter of Credit denominated in such Designated Currency would become due under the terms of this Agreement (other than as a result of an optional prepayment or of the acceleration of the Loans under Section 9.02), the Relevant Borrower may repay such Loans (or other amounts) by paying to each Lender an amount in Dollars equal to the amount determined in good faith by such Lender (which determination shall be conclusive absent manifest error) to be the amount in Dollars necessary to compensate such Lender for the principal of and accrued interest on such Loans (or other amounts) and any additional cost, expense or loss incurred by such Lender as a result of such Loans or other amounts being repaid in Dollars (rather than in their denominated currency).

SECTION 4.07. Changes in Law Rendering Certain Loans Unlawful. In the event that any Law or guideline or interpretation or application thereof shall at any time make it unlawful for any Lender to make, maintain or fund its Loans or its Letter of Credit participations, such Lender shall promptly notify the Parent and the Administrative Agent thereof. Thereupon, the Relevant Borrower shall, subject to Section 4.08(c), if such Lender so requests, on such date as may be required by the relevant Law, guideline, interpretation or application, prepay such Loans. Each Lender shall take actions of the type referred to in Section 4.10, if such actions would avoid such circumstances and would not in the good faith judgment of such Lender be disadvantageous in any way to such Lender or its Affiliates at such time or in the future. No Lender shall be obligated to make any extension of credit hereunder in violation of any applicable law.

SECTION 4.08. Additional Compensation in Certain Circumstances. (a) Increased Costs or Reduced Return Resulting From Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc. If any Law or change therein or interpretation or application thereof by any Governmental Authority charged with the interpretation or administration thereof or compliance with any request or directive of any Governmental Authority (whether or not having the force of Law), in each case adopted or made after the date hereof (or, with respect to any Other Borrower, adopted or made at any time):

(i)	subjects any Lender or Issuer or any Notional Funding Office to any tax or changes the basis of taxation with respect to this Agreement, the Notes, the Loans, the Letters of Credit or payments by any Borrower of principal, interest, Commitment Fees or other amounts due from any Borrower hereunder or under the Notes (except for taxes on the overall net income or overall gross receipts of such Lender, such Issuer or such Notional Funding Office imposed by the jurisdictions (federal, state and local) in which the Lender’s or Issuer’s principal office or Notional Funding Office is located),

(ii)	imposes, modifies or deems applicable any reserve, special deposit or similar requirement or imposes any other condition adversely affecting the cost to a Lender or Issuer or Notional Funding Office of making, maintaining or funding any Loan or issuing any Letter of Credit or acquiring or maintaining a participation in any Letter of Credit hereunder (other than requirements expressly included herein in the determination of interest under the Euro-Rate Option), or

(iii)	imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or credits or commitments to extend credit extended by, any Lender, any Issuer or any Notional Funding Office hereunder, or any Person controlling a Lender or an Issuer, or (B) otherwise applicable to the obligations of any Lender, any Issuer or any Notional Funding Office under this Agreement, or any Person controlling a Lender or an Issuer.

and the result of any of the foregoing is reasonably determined by any Lender or Issuer to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon such Lender or Issuer, any Notional Funding Office or, in the case of clause (iii) hereof, any Person controlling a Lender or Issuer, with respect to this Agreement, the Notes or the making, maintenance or funding of any Loan or the issuing of any Letter of Credit or the acquiring or maintaining of a participation in any Letter of Credit (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on such Lender’s, Issuer’s or controlling Person’s capital, taking into consideration such Lender’s, Issuer’s or controlling Person’s policies with respect to capital adequacy) by an amount which such Lender or Issuer reasonably deems to be material, such Lender or Issuer may from time to time promptly notify the Parent of the amount determined in good faith (using any reasonable averaging and attribution methods) by such Lender or Issuer (which determination shall be conclusive absent manifest error) to be necessary to compensate such Lender or Issuer or such Notional Funding Office or controlling Person for such increase, reduction or imposition. Each Lender and Issuer will furnish the Parent and the Administrative Agent with a statement setting forth in reasonable detail the basis, the manner of calculation and the amount of each request by such Lender or Issuer for compensation from the Parent under this Section 4.08. Such amount shall be due and payable by the Parent to such Lender or Issuer five Business Days after such notice is given. Notwithstanding the foregoing, the Parent will not be required to reimburse any Lender or Issuer for any such increase, reduction or imposition under this Section 4.08(a) that (i) arises prior to 120 days preceding the date of such Lender’s or Issuer’s request for compensation under this Section 4.08(a), unless the applicable Law, guideline, change, interpretation or application is imposed retroactively or (ii) if the applicable Law, guideline, change, interpretation or application is imposed retroactively, arises prior to 120 days preceding the later of the date the Lender or Issuer reasonably should have learned of such Law, guideline, change, interpretation or application and the date of such Lender’s or Issuer’s request.

Each Lender will take actions of the type referred to in Section 4.10, if such actions would avoid the conditions referred to in subsections (i), (ii) and (iii) of this Section 4.08(a) and would not in the good faith judgment of such Lender be disadvantageous in any way to such Lender or its Affiliates at such time or in the future.

If a Lender requests reimbursement under this Section 4.08(a), so long as the circumstances giving rise to such request continue to exist, the Parent at its option, may replace such Lender with another commercial lending institution (which may be a Lender) reasonably satisfactory to the Administrative Agent by giving notice of such replacement Lender to such Lender and the Administrative Agent. Unless the Administrative Agent or any Issuer shall object to the identity of such proposed replacement Lender within 10 days after receipt of such notice, the Lender being so replaced shall, upon indefeasible payment in full to it of all amounts owed to it hereunder and under the other Loan Documents, including all amounts owed under Section 4.08(c) hereof, assign all of its interests hereunder and under the other Loan Documents to such replacement Lender and such replacement Lender shall assume all of such other Lender’s obligations hereunder and under the other Loan Documents in accordance with the provisions of Section 12.14(c) hereof.

(b) Additional Reserve Costs. For so long as any Lender is required to make special deposits with the European Central Bank, the Bank of England and/or The Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or comply with reserve assets, liquidity, cash margin or other requirements of the European Central Bank, the Bank of England and/or The Financial Services Authority (or, in any case, any other authority which replaces all or any of its functions), to maintain reserve asset ratios or to pay fees, in each case in respect of the Euro-Rate Portion of such Lender’s Revolving Loans, such Lender shall be entitled to require the Relevant Borrower to pay, contemporaneously with each payment of interest on each of such Revolving Loans, additional interest on such Revolving Loan at a rate per annum equal to the Mandatory Costs Rate calculated in accordance with the formula and in the manner set forth in Schedule V hereto. Any additional interest owed pursuant to this subsection 4.08(b) shall be determined in reasonable detail by the applicable

Lender, which determination shall be conclusive and binding absent manifest error, and notified to the Relevant Borrower (with a copy to the Administrative Agent) at least five Business Days before each date on which interest is payable for the applicable Loan, and such additional interest so notified to the Relevant Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.

(c) Funding Breakage. If any repayment of principal with respect to any part of any Funding Segment of any Euro-Rate Portion of the Loans is made on a day other than on the last day of the corresponding Funding Period, or any prepayment of principal with respect to any Competitive Bid Loan is made, as a result of an acceleration of the maturity thereof pursuant to Section 9.02 or for any other reason, or if any Borrower fails to borrow after giving notice of borrowing, the Parent shall reimburse each Lender on demand for any loss incurred by such Lender as a result of the timing of such payment, prepayment or failure, including (without limitation) any loss incurred in liquidating or employing deposits from third parties but excluding loss of margin for the period after such payment, prepayment or failure, provided that such Lender shall have delivered to the Parent a certificate setting forth the basis for determining such loss, which certificate shall be conclusive in the absence of manifest error.

SECTION 4.09. Taxes. (a) Payments Net of Taxes. All payments made by the Borrowers under this Agreement or any other Loan Document shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (x) in the case of each Lender, each Issuer and the Administrative Agent, net income taxes imposed on such Lender, such Issuer or the Administrative Agent, as the case may be, by the United States or a political subdivision thereof, and net income taxes and franchise taxes imposed on such Lender, such Issuer or the Administrative Agent, as the case may be, by the jurisdiction under the laws of which such Lender or the Administrative Agent, as the case may be, is organized or by any political subdivision thereof, and (y) in the case of each Lender, net income taxes and franchise taxes imposed on such Lender by the jurisdiction in which is located the Lender’s lending office which makes or books a particular extension of credit hereunder or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deduction, charges, withholdings and liabilities being referred to as “Taxes”). If any Borrower shall be required by Law to deduct any Taxes from or in respect of any sum payable under this Agreement or any other Loan Document to any Lender, any Issuer or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.09) such Lender, such Issuer or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Law.

(b) Other Taxes. In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made under this Agreement or any other Loan Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c) Indemnity by the Parent. The Parent will indemnify each Lender and Issuer and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.09) paid by such Lender or Issuer or Administrative Agent, as the case may be, and any liability (including, without limitation, penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. The Administrative Agent and each Issuer and Lender agree to give notice to the Parent of the assertion of any claim against the Administrative Agent or such Issuer or Lender relating to such Taxes or Other Taxes as promptly as is practicable after being notified of such assertion; provided, that the Administrative Agent’s or such Issuer’s or Lender’s failure to notify the Parent promptly of such assertion shall not relieve the Parent of its obligations under this Section 4.09 except to the extent that the Parent is actually prejudiced thereby. Payments by the Parent pursuant to this indemnification shall be made within 30 days from the date the Administrative Agent or such Issuer or Lender makes written demand therefor (submitted through the Administrative Agent), which demand shall be accompanied by a certificate describing in reasonable detail the basis therefor.

(d) Lender Indemnity. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but only to the extent that the Parent has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Parent to do so) attributable to such Lender that are paid or payable by the Administrative Agent to such Lender in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 4.09(d) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(e) Receipts, etc. Within 30 days after the date of any payment of Taxes or Other Taxes, the Parent will furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof.

(f) Other. Nothing in this Section 4.09 or otherwise in this Agreement shall require any Lender to disclose to any other party to this Agreement any of its tax returns (or any other information that it deems to be confidential or proprietary).

(g) Withholding Tax Exemption. (i) Each Lender organized under the Laws of a jurisdiction outside the United States shall, on the date such Lender becomes party to this Agreement, and from time to time thereafter if requested in writing by the Parent or the Administrative Agent, provide the Administrative Agent and the Parent with the forms prescribed by the United States Internal Revenue Service certifying as to such Lender’s status for purposes of determining exemption from, or reduced rate applicable to, United States withholding taxes with respect to payments to be made to such Lender under this Agreement and the other Loan Documents and (ii) if a payment made to a Lender under this Agreement would be subject to United States Federal withholding tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the

Administrative Agent and the Parent, at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent or the Parent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent or the Parent as may be necessary for such party to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.; provided, that a Lender shall not be obligated to provide any such form specified in clause (i) or (ii) after the date such Lender becomes party to this Agreement if such Lender is not legally able to do so.

(h) Relief from Indemnity Obligations. The Borrowers shall not be required to indemnify any Lender, or to pay any additional amounts to any Lender, in respect of United States Taxes (or any Taxes imposed by a state of the United States that applies only when such United States Taxes are imposed), pursuant to Sections 4.09(a) or 4.09(c), to the extent that:

(i)	the obligation to pay amounts with respect to United States Taxes existed on the date such Lender became a party to this Agreement (including FATCA); provided, that this clause (i) shall not apply (A) to a Lender that became a Lender as a result of an assignment made or other action taken at the request of the Parent, or (B) to United States Taxes that arise solely as a result of the jurisdiction of incorporation or place of business of any Other Borrower, or

(ii)	the obligation to make such indemnification or to pay such additional amounts would not have arisen but for gross negligence, willful misconduct or bad faith of such Lender or the failure of such Lender to comply with the provisions of Section 4.09(g).

(i) Refunds. If a Lender receives a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by a Borrower, or with respect to which a Borrower has paid additional amounts, pursuant to this Section 4.09, such Lender shall promptly after the date of such receipt pay over the amount of such refund to the Parent (but only to the extent of indemnity payments made, or additional amounts paid, by a Borrower under this Section 4.09 with respect to the Taxes or Other Taxes giving rise to such refund and only to the extent that such Lender has determined that the amount of any such refund is directly attributable to payments made under this Agreement), net of all reasonable expenses of such Lender (including additional Taxes and Other Taxes attributable to such refund, as determined by such Lender) and without interest (other than interest, if any, paid by the relevant Governmental Authority with respect to such refund). The Parent shall, upon demand, pay to such Lender any amount paid over to the Parent by such Lender (plus penalties, interest or other charges) in the event such Lender is required to repay any portion of such refund to such Governmental Authority.

(j) Cure Action. Each Lender agrees to take actions of the type referred to in Section 4.10, if such actions would avoid or reduce payments under this Section 4.09 and would not, in the good faith judgment of such Lender, be disadvantageous in any way to such Lender or its Affiliates at such time or in the future.

SECTION 4.10. Funding by Branch, Subsidiary or Affiliate. (a) Notional Funding. Each Lender shall have the right from time to time, prospectively or retrospectively, without notice to any Borrower, to deem any branch, subsidiary or Affiliate of such Lender to have made, maintained or funded any part of the Loans at any time; provided, that if a Lender exercises such right as a matter of administrative convenience and not as required by Law or by this Agreement, then the Parent shall not be required to reimburse the Lender for any increased amounts payable under Section 4.08(a) or 4.09 hereof that result from the exercise of such right. Any branch, subsidiary or Affiliate so deemed shall be known as a “Notional Funding Office.” Such Lender shall deem any part of its Loans or the funding therefor to have been transferred to a different Notional Funding Office if such transfer would avoid or cure an event or condition described in Section 2.05(d)(i)(B) hereof or would lessen compensation payable by any Borrower under Sections 4.08(a) or 4.09 hereof, and would not, in the good faith judgment of such Lender, be disadvantageous in any way to such Lender or its Affiliates at such time or in the future (it being assumed for purposes of such determination that the Loans are actually made or maintained by or funded through the corresponding Notional Funding Office). Notional Funding Offices may be selected by such Lender without regard to such Lender’s actual methods of making, maintaining or funding Loans or any sources of funding actually used by or available to such Lender.

(b) Actual Funding. Each Lender shall have the right from time to time to make or maintain any part of the Loans by arranging for a branch, subsidiary or Affiliate of such Lender to make or maintain such part of the Loans; provided, that if a Lender exercises such right as a matter of administrative convenience and not as required by Law or by this Agreement, then the Parent shall not be required to reimburse the Lender for any increased amounts payable under Section 4.08(a) or 4.09 hereof that result from the exercise of such right. Such Lender shall have the right to (i) hold any applicable Note payable to its order for the benefit and account of such branch, subsidiary or Affiliate or (ii) request any Borrower to issue one or more promissory notes in the principal amount of such part, in substantially the form attached hereto as Exhibit A or B, as the case may be, with the blanks appropriately filled, payable to such branch, subsidiary or Affiliate and with appropriate changes reflecting that the holder thereof is not obligated to make any additional Loans to any Borrower. Each Borrower agrees to comply promptly with any request under subsection (ii) of this Section 4.10(b). If any Lender causes a branch, subsidiary or Affiliate to make or maintain any part of Loans hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Loans and to any note payable to the order of such branch, subsidiary or Affiliate to the same extent as if such part of the Loans were made or maintained and such note were a Note payable to such Lender’s order.

SECTION 4.11. Several Obligations. The failure of any Lender to make a Revolving Credit Loan shall not relieve any other Lender of its obligation to lend hereunder, but neither the Administrative Agent nor any Lender shall be responsible for the failure of any other Lender to make a Revolving Credit Loan.

SECTION 4.12. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender :

(a) Commitment Fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.04(a).

(b) The Revolving Credit Committed Amount, Loans and LC Exposure of such Defaulting Lender shall not be included in determining whether the Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 12.03); provided, this clause (b) shall not apply for purposes of any amendment, modification or waiver that (i) increases such Defaulting Lender’s Revolving Credit Committed Amount or extends the maturity of such Defaulting Lender’s Commitment or (ii) requires the consent of all Lenders or each Lender affected thereby and treats such Defaulting Lender differently than the other respective Lenders.

(c) If any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Commitment Percentages but only to the extent (A) no Event of Default has occurred and is continuing at such time and (B) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Parent shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuers only the Relevant Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.10(i) for so long as such LC Exposure is outstanding;

(iii) if the Parent cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Parent shall not be required to pay any participation fees to such Defaulting Lender pursuant to Section 2.04(b), and such fees shall not accrue, with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if any LC Exposure of such non-Defaulting Lender is reallocated pursuant to clause (i) above, then the participation fees payable to the Lenders pursuant to Section 2.04(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Commitment Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuers or any other Lender hereunder, all participation fees payable under Section 2.04(b) with respect to such Defaulting Lender’s LC Exposure (to the extent neither so reallocated nor cash collateralized) shall be payable to the applicable Issuer or Issuers in respect of the Letters of Credit included in such LC Exposure, pro rata until and to the extent that such LC Exposure is so reallocated and/or cash collateralized.

(d) So long as such Lender is a Defaulting Lender, no Issuers shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments and the obligations to participate in Letters of Credit of the non-Defaulting Lenders and/or cash collateral will be provided by the Parent in accordance with clauses (c)(i) and (ii) above.

(e) If (i) a Bankruptcy Event with respect to a parent entity of which any Lender is a subsidiary shall occur following the date hereof and for so long as such event shall continue or (ii) an Issuer has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Issuer shall not be required to issue, amend or increase any Letter of Credit, unless such Issuer shall have entered into arrangements with the Parent or such Lender, satisfactory to such Issuer to defease any risk to it in respect of such Lender hereunder.

(f) Any principal, interest, fees or any other amounts payable to or for the account of any Defaulting Lender in its capacity as a Lender hereunder shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, (A) be applied, at such time or times as may be determined by the Administrative Agent, (1) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (2) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuers in respect of such Defaulting Lender’s participations in Letters of Credit, (3) third, to the funding of such Defaulting Lender’s Commitment Percentage of any borrowing in respect of which such Defaulting Lender shall have failed to fund such share as required hereunder, (4) fourth, to cash collateralize participation obligations of such Defaulting Lender in respect of outstanding Letters of Credit and (B) to the extent not applied as aforesaid, be held, if so determined by the Administrative Agent, as cash collateral for funding obligations of such Defaulting Lender in respect of future Revolving Loans hereunder, (C) to the extent not applied or held as aforesaid, be applied, pro rata, to the payment of any amounts owing to the Parent or the non- Defaulting Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Parent or any non-Defaulting Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations hereunder and (D) to the extent not applied or held as aforesaid, be distributed to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

(g) In the event that the Administrative Agent, the Parent and the Issuers each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Revolving Credit Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Commitment Percentage.

(h) So long as such Lender is a Defaulting Lender, the Parent may, at its option, replace such Defaulting Lender with another commercial lending institution (which may be a Lender) reasonably satisfactory to the Administrative Agent by giving notice of such replacement Lender to such Defaulting Lender and the Administrative Agent. Unless the Administrative Agent or any Issuer shall object to the identity of such proposed replacement Lender within 10 days after receipt of such notice, the Defaulting Lender being so replaced shall, upon indefeasible payment in full to it of all amounts owed to it hereunder and under the other Loan Documents assign all of its interests hereunder and under the Loan Documents to such replacement Lender and such replacement Lender shall assume all of such Defaulting Lender’s obligations hereunder and under the other Loan Documents in accordance with the provisions of 12.14(c).

(i) So long as such Lender is a Defaulting Lender and no Event of Default or Potential Event of Default has occurred or exists, the Parent may, at its option, reduce the unused portion of such Defaulting Lender’s Commitment without being required to reduce any other Lender’s Commitment. Any such reduction shall be effective upon written notice by the Parent to the Administrative Agent.

ARTICLE V

Representations and Warranties

As of the date hereof, the Parent hereby represents and warrants to the Administrative Agent and each Lender as follows:

SECTION 5.01. Financial Statements; No Material Adverse Change. The Parent’s audited consolidated balance sheet as of September 30, 2009, and the related statement of consolidated income for the year then ended (copies of which have been furnished to each Lender) are complete and correct in all material respects and present fairly the financial condition of the Parent and its Subsidiaries as of such date and the results of its operations for such year and since such date to the date hereof there has been no material adverse change in such financial condition or operations on a consolidated basis. The Parent’s unaudited consolidated balance sheet as of March 31, 2010, and the related statement of consolidated income for the six-month period ended on such date (copies of which have been furnished to each Lender) are complete and correct in all material respects and present fairly the financial condition of the Parent and its Subsidiaries as of such date and the results of its operations for such period (subject to normal year-end audit adjustments and the absence of certain footnotes).

SECTION 5.02. Litigation. There is no action, suit or administrative proceeding, to the knowledge of the Parent after due inquiry, pending or threatened against the Parent or any of its Subsidiaries as of the date hereof which, in the opinion of the Parent, involves any substantial risk of any material adverse effect on the financial condition or business of the Parent and its Subsidiaries on a consolidated basis.

SECTION 5.03. Due Organization. The Parent is a corporation and each Initial Other Borrower is (and as of the date it becomes an Other Borrower hereunder, each additional Other Borrower will be) a legal entity, in each case duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

SECTION 5.04. Consents and Approvals. The Parent and each Initial Other Borrower has (and as of the date it becomes an Other Borrower hereunder, each additional Other Borrower will have) obtained the necessary material consents and approvals, governmental or otherwise, for its execution and performance under this Agreement.

SECTION 5.05. Corporate Power, Authorization and Enforceability. The Parent and each Initial Other Borrower has (and as of the date it becomes an Other Borrower hereunder, each additional Other Borrower will have) taken all necessary corporate or other organizational action to authorize its execution and performance under this Agreement such that this Agreement, the Notes and, as applicable, the other Loan Documents constitute valid and legally binding obligations of the Parent and each Other Borrower, subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law).

SECTION 5.06. ERISA. Parent and each Other Borrower is in compliance in all material respects with all applicable provisions and requirements of ERISA with respect to any Employee Benefit Plan for which Parent or such Other Borrower is the plan sponsor or a contributing employer, and Parent is not subject to any material liability, penalty, excise tax or lien arising under ERISA or under the Internal Revenue Code with respect to any Pension Plan which is sponsored by the Parent or any Subsidiary (or to which the Parent or any Subsidiary is obligated to contribute), except to the extent such noncompliance, liability, penalty, excise tax or lien would not have a material adverse effect on the financial condition or business of the Parent and its Subsidiaries on a consolidated basis.

SECTION 5.07. No Conflict. Neither the execution and delivery by the Parent or, as applicable, the Other Borrowers of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance by the Parent or, as applicable, the Other Borrowers with the provisions thereof will violate (a) to the best of the Parent’s knowledge after due inquiry, any material law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Parent or any of its Subsidiaries or (b) the Parent’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (c) to the best of the Parent’s knowledge after due inquiry, the provisions of any material indenture, instrument or agreement to which the Parent or any of its Subsidiaries is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any lien in, of or on the property of the Parent or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement, except to the extent such violation would not have a material adverse effect on the financial condition or business of the Parent and its Subsidiaries on a consolidated basis.

SECTION 5.08. No Default. Each of the Parent and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property (other than any indenture, agreement or other instrument of Airgas or any of its Subsidiaries in effect as of the Closing Date), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Event of Default or Potential Event of Default has occurred and is continuing.

ARTICLE VI

Conditions of Credit

SECTION 6.01. Conditions to Initial Credit Events. The obligation of each Lender to make its initial Loan and of each Issuer to issue its initial Letter of Credit is subject to the execution and delivery of this Agreement by all parties hereto and the following conditions precedent:

(a) Officer’s Certificate. The Administrative Agent shall have received a certificate dated the Closing Date and signed by the Treasurer or a Vice President of the Parent to the effect that each of the representations and warranties made by the Parent in Article V hereof is true and correct on and as of the Closing Date as if made on and as of such date, both before and after giving effect to the Credit Events requested to be made on the Closing Date.

(b) Legal Opinion. The Parent shall provide to the Administrative Agent a legal opinion dated the Closing Date in form and substance reasonably satisfactory to the Administrative Agent as to the matters set forth in Sections 5.03, 5.04, 5.05 and 5.07 of this Agreement.

(c) Corporate Action. The Administrative Agent shall have received on or before the Closing Date certified copies of all corporate action taken by the Parent and each Initial Other Borrower to authorize the execution and delivery of this Agreement and, if required, the Notes and such other papers as the Administrative Agent or any Lender shall reasonably require, including specimen signatures of the officers executing this Agreement, the Notes and such documents, including any notices of borrowing.

(d) Patriot Act Information. The Administrative Agent shall have received copies of the articles or certificate of incorporation of the Parent and each Initial Other Borrower, together with all amendments, and a certificate of good standing, each certified as of a recent date by the appropriate governmental officer in its jurisdiction of incorporation, as well as any other information required by Section 326 of the USA PATRIOT ACT or necessary for the Administrative Agent or any Lender to verify the identity of the Parent and each Initial Other Borrower as required by Section 326 of the USA PATRIOT Act.

(e) Indenture. The Administrative Agent shall have received a copy of the Indenture and any amendments or supplements thereto certified as of the Closing Date as true, complete and correct by an officer of the Parent.

(f) Fees and Expenses. The Parent shall have paid all fees and expenses required to be paid by it on or before the Closing Date in connection with this Agreement.

(g) Termination of Existing Agreement. The Existing Agreement, and all commitments thereunder, shall have been terminated and the Borrowers shall have paid all “Obligations” owing thereunder, including but not limited to all accrued and unpaid fees, costs and expenses.

SECTION 6.02. Conditions to All Credit Events. The obligation of each Lender to make each Loan to be made by it hereunder and of each Issuer to issue or Modify Letters of Credit is subject to the following conditions precedent:

(a) No Default. No Event of Default and (except in the case of a Loan to a Borrower to be made by a Lender the principal amount of which is not in excess of the principal amount of a Loan repaid by such Borrower to such Lender on the same day) no Potential Event of Default, has occurred and is continuing on and as of the date of such Credit Event, both immediately before and immediately after giving effect to such Credit Event.

(b) Representations and Warranties. Each of the representations and warranties made by the Parent in Sections 5.03, 5.04, 5.05 and 5.07 hereof shall be true and correct in all material respects on and as of the date of such Credit Event as if made on and as of such date, both immediately before and immediately after giving effect to such Credit Event. It is further understood and agreed that notice by the Parent requesting any Credit Event pursuant to Section 2.03, 2.10(b) or 3.02 hereof shall constitute a certification by the Parent that (a) the conditions precedent required by this Section 6.02 are satisfied at the date of such Credit Event, and (b) that the proceeds of such Loans will be used by the Borrowers for, and such Letters of Credit will be issued to support, general corporate purposes and no part of such proceeds will be used either directly or indirectly to purchase or carry margin stock in violation of Regulation U of the Board of Governors of the Federal Reserve System.

SECTION 6.03. Additional Conditions to Initial Credit Events of Other Borrowers. The obligations of each Lender to make each Loan to be made by it hereunder to an Other Borrower and of each Issuer to issue Letters of Credit for the account of an Other Borrower shall be subject to the following conditions precedent, in addition to those conditions stated in Section 6.02:

(a) Either (i) such Other Borrower is an Initial Other Borrower with respect to which the documents referred to in Sections 6.01(a), 6.01(b), 6.01(c) and 6.01(d) were delivered to the Administrative Agent on the Closing Date or (ii) such Other Borrower and the Parent have executed and delivered to the Administrative Agent a Borrower Accession Instrument, together with the documents listed therein, and such documents are in form and substance reasonably satisfactory to the Administrative Agent, as evidenced by its signature on such Borrower Accession Instrument, and at least five Business Days have elapsed since the delivery of such Borrower Accession Agreement to the Administrative Agent (of which delivery the Administrative Agent shall give prompt notice to the Lenders).

(b) No event or circumstance of the type described in Section 9.01(c), (d), (e), (g), (i), or (j) with respect to such Other Borrower has occurred and is continuing on and as of the date of such Loans or Letter of Credit issuance.

ARTICLE VII

Affirmative Covenants

SECTION 7.01. Affirmative Covenants. Until payment in full of all of the Obligations and so long as any Commitment shall be in effect or any Loan or Letter of Credit or unreimbursed LC Disbursement shall be outstanding hereunder, the Parent agrees that it will, unless the Required Lenders shall otherwise consent in writing:

(a) Maintain, and cause each Subsidiary to maintain, insurance against risks of fire and other casualties with good and responsible insurance companies upon its properties of an insurable nature which are owned and acquired by it from time to time, in accordance with its normal insurance policies and practices.

(b) Duly pay and discharge, and cause each Subsidiary to pay and discharge, all taxes, assessments and governmental charges upon it or against its properties prior to the date on which penalties attach thereto, unless and to the extent only that the same shall be contested in good faith and by proper proceedings.

(c) Furnish to the Administrative Agent, with a copy for each Lender (i) within 60 days after the close of each quarter, except the last quarter, of each fiscal year, an unaudited consolidated balance sheet of the Parent and its Subsidiaries as of the end of such quarter, an unaudited consolidated income statement of the Parent and its Subsidiaries for the period commencing at the end of the Parent’s previous fiscal year and ending with the end of such quarter and an unaudited consolidated cash flow statement of the Parent and its Subsidiaries for the period commencing at the end of the Parent’s previous fiscal year and ending with the end of such quarter, as such are filed with the Securities and Exchange Commission, (ii) within 120 days after the close of each fiscal year financial statements filed with the Securities and Exchange Commission consisting of a consolidated balance sheet of the Parent and its Subsidiaries as of the end of such fiscal year and a consolidated income statement of the Parent and its Subsidiaries for such fiscal year and a consolidated cash flow statement of the Parent and its Subsidiaries for such fiscal year which will be certified by independent certified public accountants of recognized standing, (iii) as soon as possible and in any event within five days after having knowledge of the occurrence of any Event of Default or Potential Event of Default which in either case is continuing on the date of such statement, a statement of the Chief Financial Officer of the Parent setting forth details of such Event of Default or Potential Event of Default and the action which the Parent has taken and proposes to take with respect thereto and (iv) such other information in confidence respecting the financial condition and affairs of the Parent and its Subsidiaries as the Administrative Agent or any Lender may from time to time reasonably request. Any financial statement or other material required to be delivered pursuant to this clause (c) shall be deemed to have been furnished to each of the Administrative Agent and the Lenders on the date that such financial statement or other material is publicly accessible on the Securities and Exchange Commission’s website at www.sec.gov; provided that the Parent will furnish paper copies of such financial statements and other materials to any Lender that requests, by notice to the Parent, that the Parent do so, until the Parent receives notice from such Lender to cease delivering such paper copies.

(d) Furnish to the Administrative Agent, with a copy for each Lender, a certificate duly completed and signed by the Treasurer or the Chief Financial Officer of the Parent concurrently with the delivery of the financial statements referred to in Section 7.01(c)(i) and (ii) (i) stating that, to the knowledge of such officer (after due inquiry), as of the date thereof no Event of Default or Potential Event of Default has occurred and is continuing or exists (or if an Event of Default or Potential Event of Default has occurred and is continuing or exists, specifying in detail the nature and period of the existence thereof and any action with respect thereto taken or contemplated to be taken by the Parent) and (ii) stating in reasonable detail the information and calculations necessary to establish compliance with Section 8.01 hereof.

(e) Comply, and cause each of its Subsidiaries to comply, with all laws (including ERISA and Environmental Laws), rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

ARTICLE VIII

Negative Covenants

Until payment in full of all of the Obligations, and so long as any Commitment shall be in effect or any Loan or Letter of Credit or unreimbursed LC Disbursement be outstanding hereunder, the Parent agrees that it will not, unless the Required Lenders shall otherwise consent in writing:

SECTION 8.01. Leverage Ratio. Permit the Leverage Ratio as of the last day of any Test Period, commencing with the Test Period ending with the first fiscal quarter that ends after the Closing Date, to exceed the applicable ratio set forth below:

Period	Ratio

Prior to the acquisition of Airgas	3.00 to 1.00
Upon or after the consummation of the tender offer for the common stock of Airgas or the merger of Airgas into a wholly owned subsidiary of the Parent	4.80 to 1.00
Upon or after the date 364-days after the consummation of the tender offer for the common stock of Airgas or the merger of Airgas into a wholly owned subsidiary of the Parent	4.00 to 1.00

SECTION 8.02. Disposal of Assets. Sell, lease, assign, transfer or otherwise dispose of all or substantially all of its consolidated assets or permit its percentage ownership interest in any Other Borrower to be less than 75% (so long as such Other Borrower remains an Other Borrower hereunder).

SECTION 8.03. Liens. Create, assume or suffer to exist, nor cause or permit any Subsidiary to create, assume or suffer to exist, any mortgage, lien, pledge or security interest on any Principal Property (as defined in the Indenture) or shares of capital stock or indebtedness of any Restricted Subsidiary (as defined in the Indenture), whether now owned or hereafter acquired, except in the manner and to the extent permitted by the Indenture; provided, that if the Parent creates, assumes or suffers to exist or causes or permits any Subsidiary to create, assume or suffer to exist any mortgage, lien, pledge or security interest on any Principal Property or any such shares or indebtedness and if the Indenture requires the Parent to make or cause to be made effective provision whereby the securities outstanding under the Indenture are secured by any such mortgage, lien, pledge or security interest equally and ratably with any and all other indebtedness and obligations secured thereby, then the Parent shall also make or cause to be made effective provision whereby the Obligations shall be secured by such mortgage, lien, pledge or security interest equally and ratably with any and all other indebtedness or obligations secured thereby (including the outstanding securities under the Indenture, if any).

ARTICLE IX

Events of Default

SECTION 9.01. Events of Default. Events of Default. An “Event of Default” shall mean the occurrence or existence of one or more of the following events or conditions:

(a) Default in payment of principal on any Loan or Note or reimbursement obligation with respect to any Letter of Credit when due; or

(b) Default in payment of interest, any Commitment Fee, Letter of Credit Fee or any other amount provided for herein, and such default shall continue unremedied for five Business Days after written notice thereof shall have been received by the Parent from the Administrative Agent or any Lender; or

(c) Any representation made by the Parent or any Other Borrower herein or in any certificate, statement or report, or any financial statement, furnished by the Parent or any Other Borrower hereunder shall prove at any time to be erroneous in any material respect, provided, however, the Parent or such Other Borrower shall have twenty days after the Parent or such Other Borrower has knowledge of such fact to remedy the underlying facts resulting in such certificate, statement or report being erroneous as above described; or

(d) Default in any material respect by the Parent or any Other Borrower in the performance of any term, covenant or agreement contained in this Agreement, other than those set forth in clauses (a) through (c) above and (i) such default (other than a default in the performance of Section 7.01(c)(iii) hereof) shall continue unremedied for twenty days after written notice thereof shall have been received by the Parent from the Administrative Agent or (ii) in the case of a default in the performance of Section 7.01(c)(iii) hereof, such default shall have continued unremedied for five days; or

(e) Failure by the Parent or any Subsidiary to pay when due (whether at maturity, upon acceleration or otherwise, giving effect to any applicable grace period) obligations for borrowed money (other than Limited Recourse Debt) in excess of $125,000,000 in the aggregate at any time; or

(f) If the Parent dissolves or merges or is merged with another entity (unless the Parent is the surviving entity and no Event of Default and no Potential Event of Default has occurred and is continuing); or

(g) A judgment or order for the payment of money in excess of $50,000,000 shall be rendered against the Parent or any Other Borrower and such judgment shall continued unsatisfied and unstayed for a period of 45 days after the time period for appeal has expired; or

(h) The Parent shall purport to terminate, revoke, declare voidable or void all or any part of its obligations under Article X hereof and such termination, revocation or declaration shall not have been rescinded in writing within three Business Days after written notice thereof by the Administrative Agent to the Parent; or

(i) The Parent or any Other Borrower makes, or takes corporate or other organizational action for a general assignment for the benefit of creditors, or files a voluntary petition in bankruptcy or a petition or answer seeking its reorganization or the readjustment of its indebtedness or consents to or petitions for the appointment of a receiver, trustee or liquidator of all or substantially all of its property; or

(j) The commencement of a case or other proceeding, without the application or consent of the Parent or any Other Borrower, in any court of competent jurisdiction, seeking the liquidation, reorganization, dissolution, winding up, or composition or readjustment of debts, of the Parent or such Other Borrower, the appointment of a trustee, receiver, custodian, liquidator or the like for the Parent or any Other Borrower, or any similar action with respect to the Parent or any Other Borrower, under any laws relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect for a period of 90 consecutive days or an order for relief in respect of the Parent or any Other Borrower, shall be entered in an involuntary case under the Federal bankruptcy laws (as now or hereafter in effect) and such order shall not be dismissed, discharged, stayed or restrained prior to the end of such 90 day period or within 30 days of its entry, whichever is later; or

(k) A Change of Control shall have occurred; or

(l) (i) An ERISA Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Plan, (iii) the PBGC shall institute proceedings to terminate any Plan, (iv) the Parent or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect;

provided, that notwithstanding the foregoing, no Event of Default or Potential Event of Default shall be deemed to have occurred or to exist as a result of an event or circumstance of the type described in subsection (c), (d), (g), (i) or (j) with respect to an Other Borrower for a period of five Business Days after notice of such event or circumstance is given by the Administrative Agent to the Parent, if, within such five Business Day period (i) the principal of, and interest on, all outstanding Loans made to such Other Borrower are repaid in full and (ii) such Other Borrower and the Parent execute and deliver to the Administrative Agent an Other Borrower Removal Notice.

SECTION 9.02. Consequences of an Event of Default. (a) If an Event of Default specified in subsections (a) through (h), (k) and (l) of Section 9.01 hereof shall occur or exist, then, in addition to all other rights and remedies which the Administrative Agent or any Lender may have hereunder or under any other Loan Document, at law or in equity, the Lenders shall be under no further obligation to make Loans, the Issuers shall be under no further obligation to issue or Modify Letters of Credit, and the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Parent, from time to time do any or all of the following:

(i)	declare the Commitments terminated, whereupon the Commitments will terminate;

(ii)	declare the unpaid principal amount of the Loans, interest accrued thereon and all other Obligations to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived and require any outstanding Letters of Credit to be cash collateralized in accordance with Section 2.10(i).

(b) If an Event of Default specified in subsection (i) or (j) of Section 9.01 hereof shall occur or exist, then, in addition to all other rights and remedies which the Administrative Agent or any Lender may have hereunder or under any other Loan Document, at law or in equity, the Commitments shall automatically terminate, the Lenders shall be under no further obligation to make Loans, the Issuers shall be under no further obligation to issue or Modify Letters of Credit, the unpaid principal amount of the Loans, interest accrued thereon and all other Obligations shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived, and any outstanding Letters of Credit shall be cash collateralized in accordance with Section 2.10(i).

ARTICLE X

Parent Guaranty

SECTION 10.01. Guaranty and Suretyship. The Parent hereby absolutely, unconditionally and irrevocably guarantees and becomes surety for the full and punctual payment of the Guaranteed Obligations as and when such payment shall become due (at scheduled maturity, by acceleration or otherwise) in accordance with the terms of the Loan Documents. The provisions of this Article X are an agreement of suretyship as well as of guaranty, are a guarantee of payment and not merely of collectibility, and are in no way conditioned upon any attempt to collect from or proceed against any Other Borrower or any other Person or any other event or circumstance. The obligations of the Parent under this Article X are direct and primary obligations of the Parent and are independent of the Guaranteed Obligations, and a separate action or actions may be brought against the Parent regardless of whether action is brought against any Other Borrower or any other Person or whether any Other Borrower or any other Person is joined in any such action or actions. The provisions of this Article X shall not apply unless and until an Other Borrower is party to this Agreement or a Borrower Accession Instrument and shall apply for so long as any Loan to an Other Borrower or the related Guaranteed Obligations are outstanding or any Commitment remains in effect.

SECTION 10.02. Obligations Absolute. To the fullest extent permitted by Law, the Parent agrees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any Law now or hereafter in effect in any jurisdiction affecting the Guaranteed Obligations, any of the terms of the Loan Documents or the rights of the Administrative Agent, any Lender or any other Person with respect thereto. To the fullest extent permitted by Law, the obligations of the Parent under this Article X shall be absolute, unconditional and irrevocable, irrespective of any of the following:

(a)	any lack of legality, validity, enforceability or allowability (in a bankruptcy, insolvency, reorganization, dissolution or similar proceeding, or otherwise), or any avoidance or subordination, in whole or in part, of any Loan Document or any of the Guaranteed Obligations;

(b)	any increase, decrease or change in the amount, nature, type or purpose of any of the Guaranteed Obligations (whether or not contemplated by the Loan Documents as presently constituted); any change in the time, manner, method or place of payment of, or in any other term of, any of the Guaranteed Obligations; any execution or delivery of any additional Loan Documents; or any amendment to, or refinancing or refunding of, any Loan Document or any of the Guaranteed Obligations;

(c)

any impairment by the Administrative Agent, any Lender or any other Person of any recourse of the Parent against any Other Borrower or any other Person; any failure to assert any breach of or default under any Loan Document or any of the Guaranteed Obligations; any extensions of credit in excess of the amount committed under or contemplated by the Loan Documents, or in circumstances in which any condition to such extensions of credit has not been satisfied; any other exercise or non-exercise, or any other failure, omission, breach, default, delay or wrongful action in connection with any exercise or non-exercise, of any right or remedy against any Other Borrower or any other Person under or in connection with any Loan Document or any of the Guaranteed Obligations; any refusal of payment of any of the Guaranteed

Obligations, whether or not with any reservation of rights against the Parent; or any application of collections (including collections resulting from realization upon any direct or indirect security for the Guaranteed Obligations) to other obligations, if any, not entitled to the benefits of this Agreement, in preference to Guaranteed Obligations entitled to the benefits of this Agreement, or if any collections are applied to Guaranteed Obligations, any application to particular Guaranteed Obligations;

(d)	any taking, amendment, subordination, release, loss or impairment of, or any failure to protect, perfect, or preserve the value of, or any other action or inaction by the Administrative Agent, any Lender or any other Person in respect of, any direct or indirect security for any of the Guaranteed Obligations;

(e)	any merger, consolidation, liquidation, dissolution, winding-up, charter revocation or forfeiture, or other change in, restructuring or termination of the corporate structure or existence of, any Other Borrower or any other Person; any bankruptcy, insolvency, reorganization, dissolution or similar proceeding with respect to any Other Borrower or any other Person; or any action taken or election made by the Administrative Agent, any Lender (including any election under Section 1111(b)(2) of the United States Bankruptcy Code), any Other Borrower or any other Person in connection with any such proceeding;

(f)	the failure of any Other Borrower to be properly organized under the Laws of its jurisdiction of organization, to take proper actions to authorize the incurrence of its Guaranteed Obligations or to comply in any respect with Laws applicable to it relating to its Guaranteed Obligations;

(g)	any defense, set-off or counterclaim (including any defense of failure of consideration, breach of warranty, statute of frauds, bankruptcy, lack of legal capacity, statute of limitations, lender liability, accord and satisfaction or usury, and excluding only the defense of full, strict and indefeasible payment or performance), which may at any time be available to any Other Borrower or any other Person with respect to any Loan Document or any of the Guaranteed Obligations; or any discharge by operation of law or release of any Other Borrower or any other Person from the performance or observance of any Loan Document or any of the Guaranteed Obligations; or

(h)	any other event or circumstance, whether similar or dissimilar to the foregoing, and whether known or unknown, which might otherwise constitute a legal or equitable defense available to, or limit the liability of, any Other Borrower, the Parent, a guarantor or a surety, excepting only full, strict and indefeasible payment and performance of the Guaranteed Obligations.

SECTION 10.03. Waivers, etc. To the fullest extent permitted by Law, the Parent hereby waives any defense to or limitation on its obligations under this Article X arising out of or based on any event or circumstance referred to in Section 10.02. Without limitation, to the fullest extent permitted by Law, the Parent waives each of the following for purposes of this Article X:

(a)	all notices, disclosures and demands of any nature which otherwise might be required from time to time to preserve intact any rights against the Parent, including (i) any notice of any event or circumstance described in Section 10.02, (ii) any notice required by any Law now or hereafter in effect in any jurisdiction, (iii) any notice of nonpayment, nonperformance, dishonor, or protest under any Loan Document or any of the Guaranteed Obligations, (iv) any notice of the incurrence of any Guaranteed Obligation, (v) any notice of any default (other than notices expressly required under Article IX hereof) or any failure on the part of any Other Borrower or any other Person to comply with any Loan Document or any of the Guaranteed Obligations or any direct or indirect security for any of the Guaranteed Obligations, and (vi) any notice of any information pertaining to the business, operations, condition (financial or otherwise) or prospects of any Other Borrower or any other Person;

(b)	any right to any marshalling of assets, to the filing of any claim against any Other Borrower or any other Person in the event of any bankruptcy, insolvency, reorganization, dissolution or similar proceeding, or to the exercise against any Other Borrower or any other Person of any other right or remedy under or in connection with any Loan Document or any of the Guaranteed Obligations or any direct or indirect security for any of the Guaranteed Obligations; any requirement of promptness or diligence on the part of the Administrative Agent, any Lender or any other Person; any requirement to exhaust any remedies under or in connection with, or to mitigate the damages resulting from default under, any Loan Document or any of the Guaranteed Obligations or any direct or indirect security for any of the Guaranteed Obligations; and any requirement of acceptance of this Agreement, and any requirement that the Parent receive notice of such acceptance; and

(c)

any defense or other right arising by reason of any Law now or hereafter in effect in any jurisdiction pertaining to election of remedies (including anti-deficiency laws, “one action” laws or similar laws), or by reason of any election of remedies or other action or inaction by the Administrative Agent or any Lender (including commencement or completion of any judicial proceeding or nonjudicial sale or other action in respect of collateral security for any of the Guaranteed Obligations), which results in denial or impairment of the right of the Administrative Agent or Lenders to seek a deficiency against any Other Borrower or any other Person, or which otherwise discharges or impairs any of the Guaranteed Obligations or any recourse of the Parent against any Other Borrower or any other Person.

SECTION 10.04. Reinstatement. The obligations of the Parent under this Article X shall continue to be effective, or be automatically reinstated, as the case may be, if at any time payment of any of the Guaranteed Obligations is avoided, rescinded or must otherwise be returned by the Administrative Agent or any Lender for any reason, all as though such payment had not been made.

SECTION 10.05. No Stay. Without limitation of any other provision of this Agreement, if any acceleration of the time for payment of any Guaranteed Obligation, or any condition to any such acceleration, shall at any time be stayed, enjoined or prevented for any reason (including stay or injunction resulting from the pendency against any Other Borrower or any other Person of a bankruptcy, insolvency, reorganization, dissolution or similar proceeding), the Parent agrees that, for purposes of this Article X and its obligations hereunder, such Guaranteed Obligation shall be deemed to have been accelerated, and such condition to acceleration shall be deemed to have been met.

SECTION 10.06. Payments. All payments to be made by the Parent pursuant to this Article X shall be made at the times, in the manner and in the currency prescribed for payments in Section 4.05 of this Agreement, without set-off, counterclaim, withholding or other deduction of any nature, except for payments and deductions permitted by Section 4.05.

SECTION 10.07. Subrogation, etc. Any rights which the Parent may have or acquire by way of subrogation, reimbursement, exoneration, contribution or indemnity, and any similar rights (whether arising by operation of law, by agreement or otherwise), against each Other Borrower, arising from the existence, payment, performance or enforcement of any of the obligations of the Parent under or in connection with this Agreement, shall be subordinate in right of payment to the Guaranteed Obligations, and the Parent shall not exercise any such rights until the earlier of the time when all Guaranteed Obligations and all other obligations under this Agreement have been paid in full and all Commitments shall have terminated or the time when such Other Borrower ceases to be an Other Borrower hereunder. If, notwithstanding the foregoing, any amount shall be received by the Parent on account of any such rights at any time prior to the earlier of the time when all Guaranteed Obligations under this Agreement shall have been paid in full and all Commitments shall have terminated or the time when such Other Borrower shall have ceased to be an Other Borrower hereunder, such amount shall be held by the Parent in trust for the benefit of the Lenders, segregated from other funds held by the Parent, and shall be forthwith delivered to the Administrative Agent on behalf of the Lenders in the exact form received by the Parent (with any necessary endorsement), to be applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with this Agreement, or to be held by the Administrative Agent on behalf of the Lenders as security for the Guaranteed Obligations and disposed of by the Administrative Agent in any lawful manner, all as the Administrative Agent may elect in accordance with this Agreement.

SECTION 10.08. Continuing Agreement. The provisions of this Article X are a continuing guaranty and shall continue in full force and effect until all Guaranteed Obligations have been paid in full, and all Commitments have terminated, subject in any event to reinstatement in accordance with Section 10.04.

ARTICLE XI

The Administrative Agent

SECTION 11.01. Appointment. Each Lender and Issuer hereby appoints RBS to act as Administrative Agent for such Lender or Issuer under this Agreement and the other Loan Documents. Each Lender and Issuer hereby irrevocably authorizes RBS as Administrative Agent to take such action on behalf of such Lender or Issuer under the provisions of this Agreement and the other Loan Documents, and to exercise such powers and to perform such duties, as are expressly delegated to or required of the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto. RBS hereby agrees to act as Administrative Agent on behalf of the Lenders and Issuers on the terms and conditions set forth in this Agreement and the other Loan Documents, subject to its right to resign as provided in Section 11.10 hereof. Each Lender and Issuer hereby irrevocably authorizes the Administrative Agent to execute and deliver each of the Loan Documents and to accept delivery of such of the other Loan Documents as may not require execution by the Administrative Agent. Each Lender and Issuer agrees that the rights and remedies granted to the Administrative Agent under the Loan Documents shall be exercised exclusively by the Administrative Agent, and that no Lender or Issuer shall have any right individually to exercise any such right or remedy, except to the extent expressly provided herein or therein.

SECTION 11.02. General Nature of the Administrative Agent’s Duties. Notwithstanding anything to the contrary elsewhere in this Agreement or in any other Loan Document:

(a)	The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and no implied duties or responsibilities on the part of the Administrative Agent shall be read into this Agreement or any Loan Document or shall otherwise exist.

(b)	The duties and responsibilities of the Administrative Agent under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and the Administrative Agent shall not have a fiduciary relationship in respect of any Lender or Issuer.

(c)	The Administrative Agent is and shall be solely the agent of the Lenders and Issuers. The Administrative Agent does not assume, and shall not at any time be deemed to have, any relationship of agency or trust with or for, or any other duty or responsibility to, any Borrower or any other Person (except only for its relationship as agent for, and its express duties and responsibilities to, the Lenders and Issuers as provided in this Agreement and the other Loan Documents).

(d)	The Administrative Agent shall not be under any obligation to take any action hereunder or under any other Loan Document if the Administrative Agent believes in good faith that taking such action may conflict with any Law or any provision of this Agreement or any other Loan Document, or may require the Administrative Agent to qualify to do business in any jurisdiction where it is not then so qualified.

SECTION 11.03. Exercise of Powers. The Administrative Agent shall take any action of the type specified in this Agreement or any other Loan Document as being within the Administrative Agent’s rights, powers or discretion in accordance with directions from the Required Lenders (or, to the extent this Agreement or such Loan Document expressly requires the direction or consent of some other Person or set of Persons, then instead in accordance with the directions of such other Person or set of Persons). In the absence of such directions, the Administrative Agent shall have the authority (but under no circumstances shall be obligated), in its sole discretion, to take any such action, except to the extent this Agreement or such Loan Document expressly requires the direction or consent of the Required Lenders or all Lenders (or some other Person or set of Persons), in which case the Administrative Agent shall not take such action absent such direction or consent. Any action or inaction pursuant to such direction, discretion or consent shall be binding on all the Lenders. The Administrative Agent shall not have any liability to any Person as a result of (x) the Administrative Agent acting or refraining from acting in accordance with the directions of the Required Lenders (except where such direction directly contravenes an express provision hereof under which the Administrative Agent is required to give notice or apply funds), (y) the Administrative Agent refraining from acting in the absence of instructions to act from the Required Lenders (or other applicable Person or set of Persons), whether or not the Administrative Agent has discretionary power to take such action (except where such instruction directly contravenes an express provision hereof under which the Administrative Agent is required to give notice or apply funds), or (z) the Administrative Agent taking discretionary action it is authorized to take under this Section (subject, in the case of this clause (z), to the provisions of Section 12.04(a) hereof).

SECTION 11.04. General Exculpatory Provisions. Notwithstanding anything to the contrary elsewhere in this Agreement or any other Loan Document:

(a)	The Administrative Agent shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Loan Document, unless caused by its own gross negligence or willful misconduct.

(b)	The Administrative Agent shall not be responsible to any Lender or Issuer for (i) the execution, delivery, effectiveness, enforceability, genuineness, validity or adequacy of this Agreement or any other Loan Document, (ii) any recital, representation, warranty, document, certificate, report or statement in, provided for in, or received under or in connection with, this Agreement or any other Loan Document, (iii) any failure of any Borrower or Lender to perform any of their respective obligations under this Agreement or any other Loan Document, (iv) the existence, validity, enforceability, perfection, recordation, priority, adequacy or value, now or hereafter, of any lien or other direct or indirect security afforded or purported to be afforded by any of the Loan Documents or otherwise from time to time, or (v) caring for, protecting, insuring, or paying any taxes, charges or assessments with respect to any collateral.

(c)	The Administrative Agent shall not be under any obligation to ascertain, inquire or give any notice to any Lender or Issuer relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of any Borrower, (ii) the business, operations, condition (financial or otherwise) or prospects of any Borrower or any other Person, or (iii) except to the extent set forth in Section 11.05(f) hereof, the existence of any Event of Default or Potential Event of Default.

(d)	The Administrative Agent shall not be under any obligation, either initially or on a continuing basis, to provide any Lender or Issuer with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement or any other Loan Document to be furnished by the Administrative Agent to such Lender or Issuer.

SECTION 11.05. Administration by the Administrative Agent. (a) The Administrative Agent may rely upon any notice or other communication of any nature (written or oral, including but not limited to telephone conversations, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any Loan Document) purportedly made by or on behalf of the proper party or parties, and the Administrative Agent shall not have any duty to verify the identity or authority of any Person giving such notice or other communication.

(b) The Administrative Agent may consult with legal counsel (including, without limitation, in-house counsel for the Administrative Agent or in-house or other counsel for any Borrower), independent public accountants and any other experts selected by it from time to time, and the Administrative Agent shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.

(c) The Administrative Agent may conclusively rely upon the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Administrative Agent in accordance with the requirements of this Agreement or any other Loan Document. Whenever the Administrative Agent shall deem it necessary or desirable that a matter be proved or established with respect to any Borrower or Lender, such matter may be established by a certificate of such Borrower or Lender, as the case may be, and the Administrative Agent may conclusively rely upon such certificate (unless other evidence with respect to such matter is specifically prescribed in this Agreement or another Loan Document).

(d) The Administrative Agent may fail or refuse to take any action unless it shall be indemnified to its satisfaction from time to time against any and all amounts, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature which may be imposed on, incurred by or asserted against the Administrative Agent by reason of taking or continuing to take any such action.

(e) The Administrative Agent may perform any of its duties under this Agreement or any other Loan Document by or through agents or attorneys-in-fact. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in fact selected by it with reasonable care.

(f) The Administrative Agent shall not be deemed to have any knowledge or notice of the occurrence of any Event of Default or Potential Event of Default unless the Administrative Agent has received notice from a Lender or any Borrower referring to this Agreement, describing such Event of Default or Potential Event of Default, and stating that such notice is a “notice of default”. If the Administrative Agent receives such a notice, it shall give prompt notice thereof to each Lender and Issuer.

SECTION 11.06. Lender Not Relying on the Administrative Agent or Other Lenders. Each Lender acknowledges as follows: (a) Neither the Administrative Agent nor any other Lender has made any representations or warranties to it, and no act taken hereafter by the Administrative Agent or any other Lender shall be deemed to constitute any representation or warranty by the Administrative Agent or such other Lender to it. (b) It has, independently and without reliance upon the Administrative Agent or any other Lender, and based upon such documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the other Loan Documents. (c) It will, independently and without reliance upon the Administrative Agent or any other Lender, and based upon such documents and information as it shall deem appropriate at the time, make its own decisions to take or not take action under or in connection with this Agreement and the other Loan Documents.

SECTION 11.07. Indemnification. Each Lender agrees to reimburse and indemnify the Administrative Agent, each Issuer and their respective directors, officers, employees and agents (to the extent not reimbursed by a Borrower as set forth herein and without limitation of the obligations of the Borrowers to do so as set forth herein), Pro Rata, from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature (including, without limitation, the reasonable fees and disbursements of counsel for the Administrative Agent or such other Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Administrative Agent or such other Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrative Agent or such other Person as a result of, or arising out of, or in any way related to or by reason of, this Agreement, any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of any Loan, provided that no Lender or Issuer shall be liable for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent or such other Person, as finally determined in a non appealable judgment by a court of competent jurisdiction.

SECTION 11.08. The Administrative Agent in its Individual Capacity. With respect to its Commitments and the Obligations owing to it, the Administrative Agent shall have the same rights and powers under this Agreement and each other Loan Document as any other Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lenders,” “holders of Notes” and like terms shall include the Administrative Agent in its individual capacity as such. The Administrative Agent and its Affiliates may, without liability to account, make loans to, accept deposits from, acquire debt or equity interests in, act as trustee under indentures of, and engage in any other business with, any Borrower and any stockholder, subsidiary or Affiliate of any Borrower, as though the Administrative Agent were not an Administrative Agent hereunder.

SECTION 11.09. Lenders. The Administrative Agent may deem and treat each Lender signatory hereto as a Lender hereunder for all purposes hereof unless and until such Person assigns all of its interests hereunder pursuant to Section 12.14(c) hereof. Any authority, direction or consent of any Person who at the time of giving such authority, direction or consent is shown in the Register as being a Lender shall be conclusive and binding on each present and subsequent transferee or assignee.

SECTION 11.10. Successor Administrative Agent. The Administrative Agent may resign at any time by giving 10 days’ prior written notice thereof to the Lenders, the Issuers and the Parent. The Administrative Agent may be removed by the Required Lenders at any time by giving 10 days’ prior written notice thereof to the Administrative Agent, the Issuers, the other Lenders and the Parent. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the consent of the Parent (which consent shall not be unreasonably withheld and shall not be required if an Event of Default has occurred and is continuing). If no successor Administrative Agent shall have been so appointed and consented to, and shall have accepted such appointment, within 30 days after such notice of resignation or removal, then the retiring Administrative Agent may, on behalf of the Lenders and Issuers, appoint a successor Administrative Agent; provided, that if the Administrative Agent is resigning, the retiring Administrative Agent’s resignation shall nevertheless become effective on the date that is 40 days after its initial notice of resignation and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Each successor Administrative Agent shall be a commercial bank or trust company organized under the laws of the United States of America or any State thereof and having a combined capital and surplus of at least $1,000,000,000. Upon the acceptance by a successor Administrative Agent of its appointment as Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the properties, rights, powers, privileges and duties of the former Administrative Agent, without further act, deed or conveyance. Upon the effective date of resignation or removal of a retiring Administrative Agent, such Administrative Agent shall be discharged from its duties under this Agreement and the other Loan Documents, but the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted by it while it was the Administrative Agent under this Agreement.

SECTION 11.11. Calculations. The Administrative Agent shall not be liable for any calculation, apportionment or distribution of payments made by it in good faith. If such calculation, apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from the other Lenders any payment in excess of the amount to which they are determined to be entitled or, if the amount due was not paid by the appropriate Borrower, to recover such amount from the appropriate Borrower.

SECTION 11.12. The Administrative Agent’s Fees. The Parent agrees to pay to the Administrative Agent, for its individual account, a nonrefundable Administrative Agent’s fee in an amount and at such time or times as specified in the Fee Letter.

SECTION 11.13. Funding by the Administrative Agent. Unless the Administrative Agent shall have been notified in writing by any Lender not later than the time such Revolving Credit Loan is proposed to be made that such Lender will not make its ratable share of such Revolving Credit Loans, the Administrative Agent may assume that such Lender will make its ratable share of such Loans, and in reliance upon such assumption the Administrative Agent may (but in no circumstances shall be required to) make available to such Borrower a corresponding amount. If and to the extent that any Lender fails to make such payment to the Administrative Agent on such date, such Lender shall pay such amount on demand (or, if such Lender fails to pay such amount on demand, such Borrower shall pay such amount on demand), together with interest, for the Administrative Agent’s own account, for each day from and including the date of the Administrative Agent’s payment to and including the date of repayment to the Administrative Agent (before and after judgment) at the rate or rates per annum applicable to such Loans. All payments to the Administrative Agent under this Section shall be made to the Administrative Agent at its Office without set-off, withholding, counterclaim or other deduction of any nature.

SECTION 11.14. Co-Syndication Agents; Co-Documentation Agents. None of the Lenders identified in this Agreement as a “Co-Syndication Agent” or “Co-Documentation Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement in such identified capacity other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgements with respect to such Lenders as it makes with respect to the Administrative Agent in Section 11.06.

ARTICLE XII

Miscellaneous

SECTION 12.01. Holidays. Whenever any payment or action to be made or taken hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

SECTION 12.02. Records. The unpaid principal amount of the Loans owing to each Lender, the unpaid interest accrued thereon, the interest rate or rates applicable to such unpaid principal amount, the duration of such applicability, each Lender’s Revolving Credit Committed Amount shall at all times be ascertained from the records of the Administrative Agent, which shall be conclusive absent manifest error.

SECTION 12.03. Amendments and Waivers. Neither this Agreement nor any Loan Document may be amended, modified or supplemented except in accordance with the provisions of this Section. The Administrative Agent, the Required Lenders and the Borrowers may from time to time amend, modify or supplement the provisions of this Agreement or any other Loan Document for the purpose of amending, adding to, or waiving any provisions, or changing in any manner the rights and duties of any Borrower, the Administrative Agent or any Lender; provided, however, that, notwithstanding the foregoing, any amendment, modification or supplement of the provisions of this Agreement or any other Loan Document of the kind described in clauses (a) and (b) of this Section 12.03 may be entered into from time to time by the Administrative Agent, each Lender affected thereby and the Parent. Any such amendment, modification or supplement made by the Borrowers (or the Parent, as the case may be), the Required Lenders and the Administrative Agent in accordance with the provisions of this Section shall be binding upon the Borrowers, each Lender and the Administrative Agent; provided, that no amendment, modification or supplement shall be effective which will:

(a)	Increase the Revolving Credit Committed Amount of any Lender over the amount thereof then in effect, or extend the Revolving Credit Maturity Date or the Competitive Bid Expiration Date (except in each case in accordance with Section 4.01) or extend the expiration date of any Letter of Credit beyond the Revolving Credit Maturity Date, unless executed by each Lender affected thereby (and, with respect to Letters of Credit, the applicable Issuer);

(b)

Reduce the principal amount of or extend (except in accordance with Section 4.01) the scheduled final maturity of any Loan, or reduce the amount of any LC Disbursement, or extend any scheduled payment date or prepayment date of any Loan or LC Disbursement, or reduce the rate of interest or extend the time for payment of interest borne by any Loan, or extend the time for payment of or reduce the amount of any Commitment Fee or reduce or postpone the date for payment of any other fees, expenses, indemnities or amounts payable under any Loan Document, unless executed by each Lender affected thereby (and, with respect to LC Disbursements, the applicable Issuer);

(c)	Change the definition of “Required Lenders”, the definition of “Defaulting Lender” or the definition of “Designated Currency” or any provision of this Agreement that states a requirement for the consent of all the Lenders or amend Section 4.12(b) or this Section 12.03, unless executed by all the Lenders;

(d)	Amend the third sentence of the third paragraph of Section 4.05(a) or Section 12.13, unless executed by all the Lenders; or

(e)	Amend or waive any of the provisions of Article XI hereof, or impose additional duties upon the Administrative Agent or any Issuer or otherwise adversely affect the rights, interests or obligations of the Administrative Agent or any Issuer, unless executed by the Administrative Agent or such Issuer, as the case may be; or

(f)	Release the Parent from any of its obligations under Article X hereof, unless executed by all Lenders;

and provided further, that (i) Assignment Agreements may be entered into in the manner provided in Section 12.14 hereof and (ii) any fees payable to the Administrative Agent for its own account may be waived by the Administrative Agent in its sole discretion. Any such amendment, modification or supplement must be in writing and shall be effective only to the extent set forth in such writing. Any Event of Default or Potential Event of Default waived or consented to in any such amendment, modification or supplement shall be deemed to be cured and not continuing to the extent and for the period set forth in such waiver or consent, but no such waiver or consent shall extend to any other or subsequent Event of Default or Potential Event of Default or impair any right consequent thereto. Notwithstanding the foregoing, upon the execution and delivery of all documentation and receipt of all consents required by Section 2.09 to be delivered in connection with an increase in the Total Revolving Credit Commitment, this Agreement shall be deemed amended without further action by any party to reflect, as applicable, the new Lenders and their new Revolving Credit Committed Amounts and any increase in the Revolving Credit Committed Amounts of any existing Lender.

SECTION 12.04. No Implied Waiver; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any Issuer or Lender in exercising any right, power or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies under this Agreement and any other Loan Document are cumulative and not exclusive of any rights or remedies which would otherwise be available at law or in equity.

SECTION 12.05. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)	if to the Parent or any Other Borrower, at its address or facsimile number set forth on the signature page hereof;

(ii)	if to the Administrative Agent, at its address or facsimile number set forth on the signature page hereof;

(iii)	if to a Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire; and

(iv)	if to an Issuer, at its address set forth in its Administrative Questionnaire or its signature page hereof, as applicable.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Lenders may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Parent may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by written notice to (i) the Administrative Agent and the

Parent in the case of a change by a Lender or an Issuer, (ii) the Administrative Agent and each Lender in the case of a change by any of the Borrowers or (iii) all other parties hereto in the case of a change by the Administrative Agent.

(d) Any Lender giving any notice to the Borrowers or any other party to a Loan Document shall simultaneously send a copy thereof to the Administrative Agent, and the Administrative Agent shall promptly notify the other Lenders of the receipt by it of any such notice.

(e) The Administrative Agent and each Lender may rely on any notice (whether or not such notice is made in a manner permitted or required by this Agreement or any Loan Document) purportedly made by or on behalf of the Borrowers, and neither the Administrative Agent nor Lender shall have any duty to verify the identity or authority of any Person giving such notice.

SECTION 12.06. Expenses; Indemnity; No Consequential Damages. (a) The Parent agrees to pay or cause to be paid and to save the Agents harmless against liability for the payment of all reasonable out-of-pocket costs and expenses (including but not limited to reasonable fees and expenses of one outside counsel) incurred by the Agents from time to time arising from or relating to (i) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and (ii) the negotiation, preparation, execution and delivery of any requested amendments, modifications, supplements, waivers or consents (whether or not ultimately entered into or granted) to this Agreement or any Loan Document. The Parent agrees to pay or cause to be paid and to save each Issuer harmless against liability for the payment of all reasonable out-of-pocket expenses incurred by such Issuer in connection with its issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder. The Parent agrees to pay or cause to be paid and to save the Agents, each Issuer and each Lender harmless against liability for the payment of all reasonable out-of-pocket expenses (including but not limited to reasonable fees and expenses of one outside counsel for the Administrative Agent, each Issuer and each Lender, and of in-house counsel and local counsel, and auditors, and all other professional, accounting, evaluation and consulting costs) reasonably incurred after the occurrence of an Event of Default by the Administrative Agent, any Issuer or any Lender from time to time arising from or relating to the enforcement or preservation of rights under this Agreement or any Loan Document.

(b) The Parent hereby agrees to reimburse and indemnify each of the Indemnified Parties from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of one counsel and of in-house and local counsel for such Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnified Party shall be designated a party thereto) that may at any time be imposed on, asserted against or incurred by such Indemnified Party as a result of, or arising out of, or in any way related to or by reason of, this Agreement or any other Loan Document, any transaction from time to time contemplated hereby or thereby, any transaction supported by any Letter of Credit or financed in whole or in part or directly or indirectly with the proceeds of any Loan or Letter of Credit or any refusal by an Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, but excluding any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements to the extent they result from the gross negligence or willful misconduct of such Indemnified Party. If and to the extent that the foregoing obligations of the Parent under this subsection (b), or any other indemnification obligation of the Parent hereunder or under any other Loan Document, are unenforceable for any reason, the Parent hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable Law.

(c) Without limiting the provisions of Section 12.06(b), in no event will any party hereto be liable to any other party hereto for any punitive, special, indirect or consequential damages for any matters arising out of the transactions contemplated hereby; provided, however, that the foregoing limitation shall not be deemed to impair or affect the obligations of the Parent under Section 12.06(b).

SECTION 12.07. Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

SECTION 12.08. Prior Understandings. This Agreement and the other Loan Documents supersede all prior and contemporaneous understandings and agreements, whether written or oral, among the parties hereto relating to the transactions provided for herein and therein except for the Fee Letter.

SECTION 12.09. Duration; Survival. All representations and warranties of each Borrower contained herein or in any other Loan Document or made in connection herewith or therewith shall survive the making of, and shall not be waived by the execution and delivery of this Agreement or any other Loan Document, any investigation by or knowledge of the Administrative Agent or any Issuer or Lender, the making of any Loan or issuance or Modification of any Letter of Credit, or any other event or condition whatever. All covenants and agreements of each Borrower contained herein or in any other Loan Document shall continue in full force and effect from and after the date hereof so long as any Borrower may borrow hereunder and until payment in full of all Obligations. Without limitation, all obligations of the Borrowers hereunder or under any other Loan Document to make payments to or indemnify the Administrative Agent or any Lender shall survive the payment in full of all other Obligations, termination of the Borrowers’ right to borrow hereunder, and all other events and conditions whatever, including without limitation the assignment of a Lender’s Commitments and Loans and LC Exposure hereunder. In addition, all obligations of each Lender to make payments to or indemnify the Administrative Agent shall survive the payment in full by the Borrowers of all Obligations, termination of the Borrowers’ right to borrow hereunder, and all other events or conditions whatever.

SECTION 12.10. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

SECTION 12.11. Limitation on Payments. The parties hereto intend to conform to all applicable Laws in effect from time to time limiting the maximum rate of interest that may be charged or collected. Accordingly, notwithstanding any other provision hereof or of any other Loan Document, the Borrowers shall not be required to make any payment to or for the account of any Lender, and each Lender shall refund any payment made by the Borrowers, to the extent that such requirement or such failure to refund would violate or conflict with nonwaivable provisions of applicable Laws limiting the maximum amount of interest which may be charged or collected by such Lender.

SECTION 12.12. Set-Off. Each Borrower hereby agrees that if an Event of Default has occurred and is continuing, each Lender and Issuer shall have the right, without notice to such Borrower, to set-off against and to appropriate and apply to such Obligation any matured indebtedness or other fixed liability or matured obligation of any nature owing to such Borrower by such Lender or Issuer, including but not limited to all deposits (whether time or demand, general or special, provisionally credited or finally credited, whether or not evidenced by a certificate of deposit) now or hereafter maintained by such Borrower with such Lender or Issuer. Such right shall be absolute and unconditional in all circumstances and, without limitation, shall exist whether or not such Lender, such Issuer or any other Person shall have given notice or made any demand to such Borrower or any other Person, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to any Lender, Issuer or any other Person. Each Borrower hereby agrees that any Participant and any branch, subsidiary or Affiliate of any Lender or Issuer or any Participant shall have the same rights of set-off as a Lender or Issuer as provided in this Section (regardless of whether such Participant, branch, subsidiary or Affiliate would otherwise be deemed in privity with or a direct creditor of such Borrower). The rights provided by this Section are in addition to all other rights of set-off and banker’s lien and all other rights and remedies which any Lender or Issuer (or any such Participant, branch, subsidiary or Affiliate) may otherwise have under this Agreement, any other Loan Document, at law or in equity, or otherwise, and nothing in this Agreement or any Loan Document shall be deemed a waiver or prohibition of or restriction on the rights of set-off or bankers’ lien of any such Person.

SECTION 12.13. Sharing of Collections. The Lenders hereby agree among themselves that if any Lender shall receive (by voluntary payment, realization upon security, set-off or from any other source) any amount on account of the Revolving Credit Loans and interest thereon or participations in unreimbursed LC Disbursements in greater proportion (determined by reference to the aggregate Revolving Credit Exposures at such time) than any such amount received by any other Lender, then the Lender receiving such proportionately greater payment shall notify each other Lender and the Administrative Agent of such receipt, and equitable adjustment will be made in the manner stated in this Section so that, in effect, all such excess amounts will be shared ratably among all of the Lenders. The Lender receiving such excess amount shall purchase (which it shall be deemed to have done simultaneously upon the receipt of such excess amount) for cash from the other Lenders a participation in the applicable Revolving Credit Loans and interest thereon and participations in unreimbursed LC Disbursements owed to such other Lenders in such amount as shall result in a ratable sharing by all Lenders of such excess amount (and to such extent the receiving Lender shall be a Participant). If all or any portion of such excess amount is thereafter recovered from the Lender making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law to be paid by the Lender making such purchase. Each Borrower hereby consents to and confirms the foregoing arrangements. Each Participant shall be bound by this Section as fully as if it were a Lender hereunder.

SECTION 12.14. Successors and Assigns; Participations; Assignments. (a) Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent, the Issuers and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrowers shall not have the right to assign their respective rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 12.14(c), and (iii) any transfer by participation must be made in compliance with Section 12.14(b). Any attempted assignment or transfer by any party not made in compliance with this Section 12.14 shall, subject to Section 12.14(c)(iii), be null and void. The parties to this Agreement acknowledge that clause (ii) of this Section 12.14 relates only to absolute assignments and this Section 12.14 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the Assignor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.14(c). The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.14(c); provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

(b) Participations.

(i)

Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers, the Issuers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

(ii)	Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 12.03(a), (b), (c), (d) or (f).

(iii)	Benefit of Certain Provisions. The Parent agrees that each Participant shall be entitled to the benefits of Sections 4.07, 4.08 and 4.09 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.14(c), provided that (i) a Participant shall not be entitled to receive any greater payment under Section 4.07, 4.08 or 4.09 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Parent, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 4.09 to the same extent as if it were a Lender.

(iv)

Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Parent, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary; provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to the Parent or any other Person (including the identity of any Participant or any information relating to a Participant’s interest under the Loan Documents) except to the extent that such disclosure is necessary to establish that the Loans or other obligations under the Loan Documents are in registered form under Section 5f-103-1(c) of the United States Treasury Regulations.

(c) Assignments.

(i)	Permitted Assignments. Any Lender (each an “Assignor Lender”) may at any time assign to one or more banks or other entities (each an “Assignee Lender”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit E or in such other form as may be agreed to by the parties thereto (an “Assignment Agreement”). Each such assignment with respect to an Assignee Lender which is not a Lender, an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Loans of the Assignor Lender or (unless each of the Parent and the Administrative Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitment or outstanding Loans (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment. After giving effect to any assignment, the remaining Commitment of the assigning Lender (or, if the Commitments have been terminated, then the aggregate principal amount of Loans held by the assigning Lender) shall either be zero or be at least $10,000,000. Unless such assignment is consented to by the Parent or is required by applicable law, no assignment may be made to an Affiliate of the assigning Lender if such assignment would increase the amounts payable by any Borrower hereunder. No assignment may be made hereunder if such assignment violates applicable law.

(ii)	Consents. The consent of the Parent shall be required prior to an assignment becoming effective unless the Assignee Lender is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Parent shall not be required if an Event of Default has occurred and is continuing. The consent of the Administrative Agent and each Issuer shall be required prior to an assignment becoming effective. Any consent required under this Section 12.14(c) shall not be unreasonably withheld or delayed.

(iii)

Effect; Effective Date. Upon (i) delivery to the Administrative Agent of an assignment, together with any consents required by Section 12.14(c)(ii), and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Assignee Lender to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Assignee Lender in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Assignee Lender shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the Assignor Lender shall be released with respect to the Commitment and Loans and LC Exposure assigned to such Assignee Lender without any further consent or action by the Borrowers, the Lenders or the Administrative Agent. In the case of an assignment covering all of the Assignor Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.14(c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.14(b). Upon the consummation of any assignment to an Assignee Lender pursuant to this Section 12.14(c), the Assignor Lender, the Administrative Agent and the Borrowers shall, if the Assignor Lender or the Assignee Lender desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such Assignor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Assignee Lender, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

(d) Register. The Administrative Agent shall maintain at its office a copy of each assignment hereunder delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender from time to time. The entries in the Register shall be conclusive absent manifest error and the Borrowers, the Administrative Agent, the Issuers and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of the Agreement. The Register shall be available for inspection by the Borrowers or any Issuer or Lender, as to its commitment only, at any reasonable time and from time to time upon reasonable prior notice.

(e) Financial and Other Information. Each Borrower authorizes the Administrative Agent and each Issuer and Lender to disclose to any Participant, Assignee Lender or any Affiliate of such Lender (each, a “transferee”) and any prospective transferee any and all financial and other information in such Person’s possession concerning any Borrower and their respective Subsidiaries and Affiliates which has been or may be delivered to such Person by or on behalf of any Borrower in connection with this Agreement or any other Loan Document or such Person’s credit evaluation of any Borrower and their respective Subsidiaries and Affiliates; provided, that such transferee or prospective transferee agrees in writing to maintain the confidentiality of any such information provided by the Parent pursuant to Section 7.01(c)(iv) hereof. At the request of any Lender, the Parent, at the Parent’s expense, shall provide to each prospective transferee the conformed copies of documents referred to in Section 7 of the form of Assignment Agreement.

SECTION 12.15. Judgment Currency. (a) Judgment Currency. The specification in this Agreement and in the Notes of payment in a particular currency at the Administrative Agent’s Office is of the essence hereof and thereof. If any court or tribunal shall render a judgment or order for the payment of any amounts owing by any Borrower to any Issuer or Lender or the Administrative Agent under this Agreement or any Note or for the payment by any Borrower of damages in respect of any breach of this Agreement or any Note or under or in respect of a judgment or order of another court or tribunal for payment of such amounts or damages, and if such judgment or order is expressed in a currency (the “Judgment Currency”) other than the currency payable hereunder (the “Contractual Currency”), the Relevant Borrower shall indemnify and hold harmless such Issuer or Lender or the Administrative Agent against any deficiency in terms of the Contractual Currency in the amounts received by such Issuer or Lender or the Administrative Agent arising or resulting from any variation as between (i) the rate of exchange at which the Contractual Currency is converted into the Judgment Currency for the purposes of such judgment or order and (ii) the rate of exchange at which such Issuer or Lender or the Administrative Agent would, in accordance with normal banking procedures, purchase the Contractual Currency with the amount of the Judgment Currency actually received by such Issuer or Lender or the Administrative Agent on the Business Day following such receipt by such Issuer or Lender or the Administrative Agent.

(b) Liquidation Currency. If any Borrower shall wind up, liquidate, dissolve or become bankrupt while there remains outstanding any amounts owing by such Borrower to any Issuer or Lender or the Administrative Agent under this Agreement or any Note or any damages owing by such Borrower to any Issuer or Lender or the Administrative Agent in respect of a breach of this Agreement or any Note or any judgment or order rendered against such Borrower in respect of such amounts or damages, such Borrower shall indemnify and hold such Issuer or Lender or the Administrative Agent harmless against any deficiency in terms of the Contractual Currency in the amounts received by such Issuer or Lender or the Administrative Agent arising or resulting from any variation as between (i) the rate of exchange at which the Contractual Currency is converted into another currency (the “Liquidation Currency”) for purposes of such winding-up, liquidation, dissolution or bankruptcy with regard to the amount in the Contractual Currency due under this Agreement or any Note (other than this Section 12.15(b)) or under any judgment or order into which the relevant obligations under this Agreement or any Note shall have been merged and (ii) the rate of exchange at which such Issuer or Lender or the Administrative Agent would, in accordance with normal banking procedures, be able to purchase the Contractual Currency with the Liquidation Currency at the earlier of (A) the date of payment of such amounts or damages and (B) the final date or dates for the filing of proofs of a claim in such winding-up, liquidation, dissolution or bankruptcy. As used in the preceding sentence, the “final date or dates for the filing of proofs of a claim in a winding-up, liquidation, dissolution or bankruptcy” shall be the date fixed by the liquidator or other appropriate person or otherwise applicable under applicable Law as being the last practicable date as of which the liabilities of the Borrower may be ascertained for such winding-up, liquidation, dissolution or bankruptcy before payment by the liquidator or other appropriate person in respect thereof.

(c) Independent Obligations. The indemnities provided by 12.15(a) and (b) hereof shall constitute obligations of each Borrower separate and independent from its other obligations under this Agreement and the Notes, shall give rise to separate and independent causes of action against each Borrower, shall apply irrespective of any indulgence granted by any Issuer or Lender or the Administrative Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order or the filing of any proof or proofs in the winding-up, liquidation, dissolution or bankruptcy of any Borrower for a liquidated sum or sums in respect of other amounts due under this Agreement or any Note or any damages owing to any Issuer or Lender or the Administrative Agent in respect of a breach of this Agreement or any Note or any judgment rendered in respect of such amounts or damages.

SECTION 12.16. Governing Law; Submission to Jurisdiction: Waiver of Jury Trial. (a) Governing Law. THIS AGREEMENT AND ALL OTHER LOAN DOCUMENTS (EXCEPT TO THE EXTENT, IF ANY, OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENTS) SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES.

(b) Certain Waivers. EACH BORROWER, LENDER, ISSUER AND THE ADMINISTRATIVE AGENT WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BY ANY PERSON ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH (COLLECTIVELY, “RELATED LITIGATION”). IN ADDITION, EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(i)	AGREES THAT ANY RELATED LITIGATION BY ANY ISSUER OR LENDER OR THE ADMINISTRATIVE AGENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING IN NEW YORK COUNTY, NEW YORK, AND SUBMITS TO THE JURISDICTION OF SUCH COURTS (BUT NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY ISSUER, LENDER OR BORROWER TO BRING ANY ACTION, SUIT OR PROCEEDING IN ANY OTHER FORUM);

(ii)	WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY SUCH RELATED LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND WAIVES ANY RIGHT TO OBJECT, WITH RESPECT TO ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH BORROWER; AND

(iii)	CONSENTS AND AGREES TO SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER LEGAL PROCESS IN ANY RELATED LITIGATION BY REGISTERED OR CERTIFIED U.S. MAIL, POSTAGE PREPAID, TO SUCH BORROWER AT THE ADDRESS FOR NOTICES DESCRIBED IN SECTION 12.05 HEREOF, AND CONSENTS AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE IN EVERY RESPECT VALID AND EFFECTIVE SERVICE (BUT NOTHING HEREIN SHALL AFFECT THE VALIDITY OR EFFECTIVENESS OF PROCESS SERVED IN ANY OTHER MANNER PERMITTED BY LAW).

SECTION 12.17. USA PATRIOT Act Notification. The following notification is provided to the Borrowers pursuant to Section 326 of the USA PATRIOT Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrowers: When the Borrower opens an account, if the Borrower is an individual, the Administrative Agent and the Lenders will ask for the Borrower’s name, residential address, tax identification number, date of birth, and other information that will allow the Administrative Agent and the Lenders to identify the Borrower, and, if the Borrower is not an individual, the Administrative Agent and the Lenders will ask for the Borrower’s name, tax identification number, business address, and other information that will allow the Administrative Agent and the Lenders to identify the Borrower. The Administrative Agent and the Lenders may also ask, if the Borrower is an individual, to see the Borrower’s driver’s license or other identifying documents, and, if the Borrower is not an individual, to see the Borrower’s legal organizational documents or other identifying documents.

SECTION 12.18. Confidentiality. The Administrative Agent and each Issuer and Lender agrees to hold any confidential information which it may receive from the Borrowers in connection with this Agreement in confidence, except for disclosure (i) to its Affiliates and any agents engaged in connection with this Agreement and to the Administrative Agent and any Issuer or other Lender and their respective Affiliates and any agents engaged in connection with this Agreement, (ii) to legal counsel, accountants, and other professional advisors to such Person, (iii) to regulatory officials and agencies or self-regulatory body, (iv) to any Person as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which it is a party to the extent such disclosure is required by law and (vi) to its direct or indirect contractual counterparties in swap agreements involving this Agreement or to legal counsel, accountants and other professional advisors to such counterparties. The Borrowers agree that the terms of this Section 12.18 shall set forth the entire agreement between the Borrowers and each Issuer and Lender (including the Administrative Agent) with respect to any confidential information previously or hereafter received by such Issuer or Lender in connection with this Agreement, and this Section 12.18 shall supersede any and all prior confidentiality agreements entered into by such Issuer or Lender with respect to such confidential information. In connection with any disclosure of confidential information pursuant to item (i), (ii) or (vi) above, the disclosing party shall inform the Persons to whom such disclosure is made of the confidential nature of such information and instruct them to keep such information confidential.

SECTION 12.19. Termination of Existing Credit Agreement. Each Lender that is a party to the Existing Agreement hereby waives the requirement set forth in Section 2.04(d) of the Existing Agreement that the Parent give at least five Business Days’ notice of termination of the “Total Revolving Credit Commitment” as defined in the Existing Agreement.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement as of the date first above written.

PARENT

AIR PRODUCTS AND CHEMICALS, INC.,

BY	/S/ GEORGE G. BITTO
NAME: GEORGE G. BITTO
TITLE: VICE PRESIDENT AND TREASURER

Address for Notices: Air Products and Chemicals, Inc. 7201 Hamilton Boulevard Allentown, PA 18195-1501 Attn: Assistant Treasurer, Corporate Finance Telephone: 610-481-4015 Facsimile: 610-481-4165

Signature Page to Air Products Credit Agreement

ADMINISTRATIVE AGENT

THE ROYAL BANK OF SCOTLAND PLC, individually and as Administrative Agent

BY	/S/ PAUL CHÍSHOLM
NAME: PAUL CHÍSHOLM
TITLE: VICE PRESIDENT

Address for Notices:

The Royal Bank of Scotland plc

Agency Team, North America

600 Washington Boulevard

Stamford, CT 06901

Attn: Juan Zuniga, Head of Loans

Email: Juan.Zuniga@rbs.com

Telephone: (203) 897-7665

Facsimile: (203) 873-5300

Signature Page to Air Products Credit Agreement

CO-SYNDICATION AGENTS

BNP PARIBAS, individually and as Co-Syndication Agent

BY	/S/ CHRISTOPHER SKED

NAME: CHRISTOPHER SKED
TITLE: DIRECTOR

BY	/S/ NICOLE MITCHELL

NAME: NICOLE MITCHELL
TITLE: VICE PRESIDENT

HSBC BANK USA, N.A., individually and as Co-Syndication Agent

BY	/S/ DAVID A. MANDELL

NAME: DAVID A. MANDELL
TITLE: MANAGING DIRECTOR

Signature Page to Air Products Credit Agreement

SIGNATURE PAGE TO THE

AIR PRODUCTS AND CHEMICALS, INC.

CREDIT AGREEMENT DATED

AS OF THE DATE FIRST WRITTEN ABOVE

Name of Lender:

DEUTSCHE BANK AG, New York Branch

BY	/S/ OLIVER SCHWARZ

NAME: OLIVER SCHWARZ
TITLE: DIRECTOR

BY	/S/ STEFAN FRECKMANN

NAME: STEFAN FRECKMANN
TITLE: VICE PRESIDENT

SIGNATURE PAGE TO THE

AIR PRODUCTS AND CHEMICALS, INC.

CREDIT AGREEMENT DATED

AS OF THE DATE FIRST WRITTEN ABOVE

Name of Lender:

SUMITOMO MITSUI BANKING CORPORATION

BY	/S/ YASUHIKO IMAI

NAME: YASUHIKO IMAI
TITLE: GROUP HEAD

SIGNATURE PAGE TO THE

AIR PRODUCTS AND CHEMICALS, INC.

CREDIT AGREEMENT DATED

AS OF THE DATE FIRST WRITTEN ABOVE

Name of Lender:

BARCLAYS BANK PLC

BY	/S/ NICHOLAS BELL

NAME: NICHOLAS BELL
TITLE: DIRECTOR

SIGNATURE PAGE TO THE

AIR PRODUCTS AND CHEMICALS, INC.

CREDIT AGREEMENT DATED

AS OF THE DATE FIRST WRITTEN ABOVE

Name of Lender:

INTESA SANPAOLO S.p.A

BY	/S/ ROBERT WURSTER

NAME: ROBERT WURSTER
TITLE: SENIOR VICE PRESIDENT

BY	/S/ FRANCO DI MARIO

NAME: FRANCO DI MARIO
TITLE: FIRST VICE PRESIDENT & CREDIT MANAGER

SIGNATURE PAGE TO THE

AIR PRODUCTS AND CHEMICALS, INC.

CREDIT AGREEMENT DATED

AS OF THE DATE FIRST WRITTEN ABOVE

Name of Lender:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

BY	/S/ ALAN REITER

NAME: ALAN REITER
TITLE: AUTHORIZED SIGNATORY

SIGNATURE PAGE TO THE

AIR PRODUCTS AND CHEMICALS, INC.

CREDIT AGREEMENT DATED

AS OF THE DATE FIRST WRITTEN ABOVE

Name of Lender

JPMORGAN CHASE BANK, N.A.

BY	/S/ MICHAEL DEFORGE

NAME: MICHAEL DEFORGE
TITLE: MANAGING DIRECTOR

SIGNATURE PAGE TO THE

AIR PRODUCTS AND CHEMICALS, INC.

CREDIT AGREEMENT DATED

AS OF THE DATE FIRST WRITTEN ABOVE

Name of Lender:

UBS LOAN FINANCE LLC

BY	/S/ MARY E. EVANS

NAME: MARY E. EVANS
TITLE: ASSOCIATE DIRECTOR

BY	/S/ MICHAEL CERNIGILA

NAME: MICHAEL CERNIGILA
TITLE: DIRECTOR

SIGNATURE PAGE TO THE

AIR PRODUCTS AND CHEMICALS, INC.

CREDIT AGREEMENT DATED

AS OF THE DATE FIRST WRITTEN ABOVE

Name of Lender:

MIZUHO CORPORATE BANK, LTD.

BY	/S/ RAYMOND VENTURA

NAME: RAYMOND VENTURA
TITLE: DEPUTY GENERAL MANAGER

SIGNATURE PAGE TO THE

AIR PRODUCTS AND CHEMICALS, INC.

CREDIT AGREEMENT DATED

AS OF THE DATE FIRST WRITTEN ABOVE

Name of Lender:

MORGAN STANLEY BANK, N.A.

BY	/S/ SHERRESE CLARKE

NAME: SHERRESE CLARKE
TITLE: AUTHORIZED SIGNATORY

SIGNATURE PAGE TO THE

AIR PRODUCTS AND CHEMICALS, INC.

CREDIT AGREEMENT DATED

AS OF THE DATE FIRST WRITTEN ABOVE

Name of Lender:

BANCO SANTANDER S.A., New York Branch

BY	/S/ JORGE SAAVEDRA

NAME: JORGE SAAVEDRA
TITLE: EXECUTIVE DIRECTOR

BY	/S/ JESUS LOPEZ

NAME: JESUS LOPEZ
TITLE: SENIOR VICE PRESIDENT

SIGNATURE PAGE TO THE

AIR PRODUCTS AND CHEMICALS, INC.

CREDIT AGREEMENT DATED

AS OF THE DATE FIRST WRITTEN ABOVE

Name of Lender:

WELLS FARGO BANK, NATIONAL ASSOCIATION

BY	/S/ MICHAEL J. GIGLER

NAME: MICHAEL J. GIGLER
TITLE: SENIOR VICE PRESIDENT

SIGNATURE PAGE TO THE

AIR PRODUCTS AND CHEMICALS, INC.

CREDIT AGREEMENT DATED

AS OF THE DATE FIRST WRITTEN ABOVE

Name of Lender:

THE BANK OF NOVA SCOTIA

BY	/S/ TODD S. MELLER

NAME: TODD S. MELLER
TITLE: MANAGING DIRECTOR

SCHEDULE I

PRICING SCHEDULE

“Applicable Amount” means any percentage per annum set forth below opposite the Public Debt Ratings in effect at the time:

Public Debt Ratings	Market Rate Spread		Commitment Fee
	Minimum	Maximum
A+ or A1	0.375%	1.250%	0.125%

A or A2	0.500%	1.500%	0.150%

A- or A3	0.750%	1.750%	0.200%

BBB+ or Baa1	1.000%	2.000%	0.250%

Other	1.250%	2.500%	0.300%

For purposes of the foregoing, (a) if the Public Debt Ratings established or deemed to have been established by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), and Moody’s Investors Service, Inc. (“Moody’s”) shall be changed (other than as a result of a change in the rating system of S&P or Moody’s), such change shall be effective as of the date on which it is first announced by the applicable rating agency; (b) if the Public Debt Ratings established or deemed to have been established by S&P and Moody’s shall fall within different levels, the Applicable Amount shall be based on the higher of the two ratings unless one of the two ratings is two or more levels lower than the other, in which case the Applicable Amount shall be determined by reference to the level next below that of the higher of the two ratings; and (c) if either S&P or Moody’s shall not have in effect a Public Debt Rating (other than by reason of the circumstances referred to in the last sentence of this paragraph), then such rating agency shall be deemed to have established a rating below BBB+/Baa1. Each change in the Applicable Amount shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P or Moody’s shall change, the Parent and the Lenders shall negotiate in good faith to amend this paragraph to reflect such changed rating system and, pending the effectiveness of any such amendment, the Applicable Amount shall be determined by reference to the rating most recently in effect prior to such change.

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Parent.

SCHEDULE II

INITIAL OTHER BORROWERS

None.

SCHEDULE III

CONNECTICUT OFFICE

The Royal Bank of Scotland plc

Agency Team, North America

600 Washington Boulevard

Stamford, CT 06901

Attn: Juan Zuniga, Head of Loans

Email: Juan.Zuniga@rbs.com

Telephone: (203) 897-7665

Facsimile: (203) 873-5300*

*	or such other address and/or contact information as may be designated by the Administrative Agent with respect to any Designated Currency. In case of any such designation, the times specified in this Agreement shall, where relevant, be adjusted to the appropriate local times.

SCHEDULE IV

REVOLVING CREDIT COMMITTED AMOUNTS

The Royal Bank of Scotland plc	$185,000,000
BNP Paribas	$185,000,000
HSBC Bank USA, N.A.	$185,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch	$170,000,000
Barclays Bank PLC	$170,000,000
Deutsche Bank AG, New York Branch	$170,000,000
JPMorgan Chase Bank N.A.	$170,000,000
Intesa SanPaolo S.p.A. New York Branch	$170,000,000
The Bank of Nova Scotia	$85,000,000
Sumitomo Mitsui Banking Corporation	$85,000,000
Mizuho Corporate Bank, Ltd.	$85,000,000
Banco Santander, SA, New York Branch	$85,000,000
UBS Loan Finance LLC	$85,000,000
Wells Fargo Bank, N.A.	$85,000,000
Morgan Stanley Bank, N.A.	$85,000,000
TOTAL	$2,000,000,000

SCHEDULE V

MANDATORY COSTS RATE FORMULA

1.	Amounts payable by reference to the Mandatory Costs Rate are additions to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	The Mandatory Costs Rate for any Lender lending from a lending office in a participating member state of the European Community relating to Economic and Monetary Union (other than the United Kingdom) that has adopted the Euro as its lawful currency will be the percentage reasonably determined by such Lender to be the cost (expressed as a percentage of that Lender’s participation in all Revolving Credit Loans made from such office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from such office.

3.	The Mandatory Costs Rate for any Lender lending from a lending office in the United Kingdom will be calculated by such Lender as follows:

(a) in relation to a sterling Loan:

AB + C (B – D) + E x 0.01	percent per annum
100 – (A + C)

(b) in relation to a Loan in any currency other than sterling:

E x 0.01	percent per annum.
300

Where:

A is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which such Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Costs Rate and, if applicable, the additional rate of interest specified in Section 4.05(b) (Default interest)) payable for the relevant Funding Segment on the applicable Loan.

C is the percentage (if any) of Eligible Liabilities which such Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D is the percentage rate per annum payable by the Bank of England to such Lender on interest bearing Special Deposits.

E is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the applicable Lender as being the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

4.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

5.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 percent will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

6.	The Administrative Agent may from time to time, after consultation with the Parent and the Lenders, determine and notify to all parties to the Agreement any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to the Agreement.

Exhibit A

to

Revolving Credit Agreement

[Form of Revolving Credit Note]

Stamford, Connecticut

                    , 2010

FOR VALUE RECEIVED, the undersigned, [NAME OF PARENT or ADDITIONAL OTHER BORROWER] [a              corporation] (the “Borrower”), promises to pay to the order of [NAME OF LENDER] (the “Lender”) on or before the Revolving Credit Maturity Date, and at such earlier dates as may be required by the Agreement (as defined below), the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower from time to time pursuant to the Agreement. The Borrower further promises to pay to the order of the Lender interest on the unpaid principal amount of such Revolving Credit Loans from time to time outstanding at the rate or rates per annum determined pursuant to the Agreement, payable on the dates set forth in the Agreement.

This Note is one of the “Revolving Credit Notes” as referred to in, and is entitled to the benefits of, the Revolving Credit Agreement, dated as of July 8, 2010, by and among Air Products and Chemicals, Inc., the Other Borrowers parties thereto from time to time, the Lenders parties thereto from time to time and The Royal Bank of Scotland plc, as Administrative Agent (as the same may be amended, restated, modified or supplemented from time to time, the “Agreement”), which among other things provides for the acceleration of the maturity hereof upon the occurrence of certain events and for prepayments in certain circumstances and upon certain terms and conditions. Terms defined in the Agreement have the same meanings herein.

The Borrower hereby expressly waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Agreement (other than notice of acceleration as required by Section 9.02 of the Agreement).

This Note shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to principles of choice of law.

[NAME OF BORROWER]

By
Title:

Exhibit B

to

Revolving Credit Agreement

[Form of Competitive Bid Note]

Stamford, Connecticut

                    , 2010

FOR VALUE RECEIVED, the undersigned, [NAME OF PARENT or ADDITIONAL OTHER BORROWER], [a              corporation] (the “Borrower”), promises to pay to the order of [NAME OF LENDER] (the “Lender”) on or before the applicable Competitive Bid Loan Maturity Date, and at such earlier dates as may be required by the Agreement (as defined below), the aggregate unpaid principal amount of each Competitive Bid Loan made by the Lender to the Borrower from time to time pursuant to the Agreement. The Borrower further promises to pay to the order of the Lender interest on the unpaid principal amount of such Competitive Bid Loans from time to time outstanding at the rate or rates per annum determined pursuant to the Agreement, payable on the dates set forth in the Agreement.

This Note is one of the “Competitive Bid Notes” as referred to in, and is entitled to the benefits of, the Revolving Credit Agreement, dated as of July 8, 2010, by and among Air Products and Chemicals, Inc., the Other Borrowers parties thereto from time to time, the Lenders parties thereto from time to time and The Royal Bank of Scotland plc, as Administrative Agent (as the same may be amended, restated, modified or supplemented from time to time, the “Agreement”), which among other things provides for the acceleration of the maturity hereof upon the occurrence of certain events and for prepayments in certain circumstances and upon certain terms and conditions. Terms defined in the Agreement have the same meanings herein.

The Borrower hereby expressly waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Agreement (other than notice of acceleration as required by Section 9.02 of the Agreement.)

This Note shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to principles of choice of law.

[NAME OF BORROWER]

By
Title:

Exhibit C

to

Revolving Credit Agreement

[Form of Competitive Bid Loan Quote Request]

                    , 20

To:	The Royal Bank of Scotland plc,

as Administrative Agent

From:	Air Products and Chemicals, Inc.

Re:	Competitive Bid Loan Quote Request

Pursuant to Section 3.02(a) of the Revolving Credit Agreement dated as of July 8, 2010, by and among Air Products and Chemicals, Inc., the Other Borrowers parties thereto from time to time, the Lenders parties thereto from time to time and The Royal Bank of Scotland plc, as Administrative Agent (as the same may from time to time be amended, restated, modified or supplemented, the “Agreement”), we hereby give notice that we request Competitive Bid Loan Quotes for the following proposed Competitive Bid Borrowing(s):

Borrowing Date	Borrower	Principal Amount [1]	Type[2]	Interest Period[3]	Currency

Terms used herein have the meanings assigned to them in the Agreement.

AIR PRODUCTS AND CHEMICALS, INC.

By:
Title:

[1]	Each amount must be a Dollar Equivalent Amount of $5,000,000 or a higher integral multiple of $1,000,000.
[2]	Insert either “LIBOR-based Margin” (in the case of LIBOR-based Loans) or “Absolute Rate” (in the case of Absolute Rate Loans).
[3]	Each Interest Period must be not less than seven days.

Exhibit D

to

Revolving Credit Agreement

[Form of Competitive Bid Loan Quote]

                    , 20

The Royal Bank of Scotland plc,

as Administrative Agent

600 Washington Boulevard

Stamford, CT 06901

Attention:

Re: Competitive Bid Loan Quote to Air Products and Chemicals, Inc. (the “Parent”)

This Competitive Bid Loan Quote is given in accordance with Section 3.02(c) of the Revolving Credit Agreement dated as of July 8, 2010, by and among the Parent, the Other Borrowers parties thereto from time to time, the Lenders parties thereto from time to time and The Royal Bank of Scotland plc, as Administrative Agent (as the same may from time to time be amended, restated, modified or supplemented, the “Agreement”). Terms defined in the Agreement are used herein as defined therein.

In response to the Parent’s Competitive Bid Loan Quote Request dated                     , 20    , we hereby make the following Competitive Bid Loan Quote(s) on the following terms:

1. Quoting Bank:

2. Person to contact at Quoting Bank:

3. we hereby offer to make Competitive Bid Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

Borrowing Date[1]	Borrower	Principal Amount [2]	Type[3]	Interest Period[4]	Rate[5]	Currency

We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Agreement, irrevocably obligate(s) us to make the Competitive Bid Loan(s) for which any offer(s) [is] [are] accepted, in whole or in part (subject to Section 3.02(f) of the Agreement).

Very truly yours,

[LENDER]

By:
Authorized Officer

[1]	As specified in the related Competitive Bid Loan Quote Request.
[2]

The principal amount bid for each Interest Period may not exceed the principal amount of Competitive Bid Loans requested. Bids must be made for a Dollar Equivalent Amount of at least $5,000,000 or a higher integral multiple of $1,000,000.

[3]	Indicate “LIBOR-based Margin” (in the case of LIBOR-based Loans) or “Absolute Rate” (in the case of Absolute Rate Loans).
[4]	Must be not less than seven days, as specified in the related Competitive Bid Loan Quote Request.
[5]

For a LIBOR-based Loan, specify margin over or under the LIBO-Rate determined for the applicable Interest Period (as percentage rounded to the nearest  1/10,000 of 1% and specify whether “PLUS” or “MINUS”. For an Absolute Rate Loan, specify rate of interest per annum (rounded to the nearest  1/10,000 of 1%).

Exhibit E

to

Revolving Credit Agreement

[Form of Assignment and Assumption Agreement]

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee: [and is an Affiliate/Approved Fund of [identify Lender][1]

3.	Borrower(s): Air Products and Chemicals, Inc. [add any Other Borrowers]

[1]	Select as applicable.

4.	Administrative Agent: The Royal Bank of Scotland plc, as the administrative agent under the Credit Agreement.

5.	Credit Agreement: The $2,000,000,000 Revolving Credit Agreement dated as of July 8, 2010 among Air Products and Chemicals, Inc., the Other Borrowers parties thereto, the Lenders parties thereto and The Royal Bank of Scotland plc, as Administrative Agent.

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage of Commitment/Loans Assigned[2]
$	$		%
$	$		%
$	$		%

7.	Trade Date:

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE ADMINISTRATIVE AGENT.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

THE ROYAL BANK OF SCOTLAND PLC, as Administrative Agent

By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Consented to:

THE ROYAL BANK OF SCOTLAND PLC, as Issuer[3]

By:
Title:

HSBC BANK USA, N.A., as Issuer[3]

By:
Title:

BNP PARIBAS, as Issuer[3]

By:
Title:

By:
Title:

[AIR PRODUCTS AND CHEMICALS, INC.

By:
Title:][4]

[3]	To be changed to the successor Issuer if such Issuer above is replaced pursuant to Section 2.10(h) of the Credit Agreement

[4]	To be added only if the consent of the Parent is required by the terms of the Credit Agreement.

ANNEX 1

TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Parent, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Parent, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.01(c) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, and (vi) if it is organized under the Laws of a jurisdiction outside the United States, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest,

fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York without regard to choice of law principles.

Exhibit F

to

Revolving Credit Agreement

[Form of Borrower Accession Instrument]

TO:	The Royal Bank of Scotland plc,

as Administrative Agent

FROM:	[Name of additional Other Borrower]

Air Products and Chemicals, Inc.

DATE:

Reference is made to the Revolving Credit Agreement dated as of July 8, 2010 among Air Products and Chemicals, Inc., the Other Borrowers parties thereto from time to time, the Lenders parties thereto from time to time and The Royal Bank of Scotland plc, as Administrative Agent (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”).

[NAME OF ADDITIONAL OTHER BORROWER], a              corporation (the “Additional Other Borrower”), agrees to become an Other Borrower and to be bound by the terms of the Credit Agreement as an Other Borrower.

Attached to this Borrower Accession Instrument are the following documents:

(a) A certificate dated the date hereof and signed by a Vice President of the Parent, together with an executed copy for each Lender, to the effect that each of the representations and warranties made by the Parent in Sections 5.03, 5.04, 5.05, 5.07 and 5.08 of the Credit Agreement with respect to the Additional Other Borrower is true and correct on and as of the date hereof as if made on and as of the date hereof;

(b) Certified copies of all corporate action taken by the Additional Other Borrower to authorize the execution and delivery of this Borrower Accession Instrument, the Credit Agreement and the Notes;

(c) Copies of the articles or certificate of incorporation of the Additional Other Borrower, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation, as well as any other information required by Section 326 of the USA PATRIOT ACT or necessary for the Administrative Agent or any Lender to verify the identity of the Additional Other Borrower as required by Section 326 of the USA PATRIOT Act; and

(d) If requested, Notes duly executed by the Additional Other Borrower conforming to the requirements of Section 2.02 of the Credit Agreement.

This Borrower Accession Instrument shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to choice of law principles.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Borrower Accession Instrument as of the date first above written.

[NAME OF ADDITIONAL OTHER BORROWER]

By:
Title:

AIR PRODUCTS AND CHEMICALS, INC.

By:
Title:

ACCEPTED:

THE ROYAL BANK OF SCOTLAND PLC, as Administrative Agent

By:
Title:

Exhibit G

to

Revolving Credit Agreement

[Form of Other Borrower Removal Notice]

TO:	The Royal Bank of Scotland plc,

as Administrative Agent

FROM:	[Name of Other Borrower]

Air Products and Chemicals, Inc.

Date:

Reference is made to the Revolving Credit Agreement dated as of July 8, 2010 among Air Products and Chemicals, Inc., the Other Borrowers parties thereto from time to time, the Lenders parties thereto from time to time and The Royal Bank of Scotland plc, as Administrative Agent (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”).

Notice is hereby given that:

(1) [NAME OF OTHER BORROWER], a              corporation, shall cease to be an Other Borrower under the Credit Agreement effective on [date] and

(2) all Obligations (as defined in the Credit Agreement) of [NAME OF OTHER BORROWER] shall be repaid in full on or before such effective date.

IN WITNESS WHEREOF, the undersigned, by their officers thereunto duly authorized, have executed and delivered this Other Borrower Removal Notice as of the date first above written.

[NAME OF OTHER BORROWER]

By:
Title:

AIR PRODUCTS AND CHEMICALS, INC.

By:
Title:

Exhibit H

to

Revolving Credit Agreement

[Form of Amendment for an Increased or New Commitment]

This AMENDMENT is made as of the      day of                     , 20     by and among Air Products and Chemicals, Inc., a Delaware corporation, the other borrowers party to the Credit Agreement (as defined below) (collectively, the “Borrowers”), The Royal Bank of Scotland plc, as administrative agent under the Credit Agreement (the “Administrative Agent”) and              (the “Supplemental Lender”).

The Borrowers, the Administrative Agent and certain other Lenders, as described therein, are parties to the Revolving Credit Agreement dated as of July 8, 2010 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”). All terms used herein and not otherwise defined shall have the same meaning given to them in the Credit Agreement.

Pursuant to Section 2.09 of the Credit Agreement, the Borrowers may, at their option, seek to increase the Total Revolving Credit Commitment by obtaining additional Commitments upon satisfaction of certain conditions.

The Supplemental Lender is either (a) an existing Lender which is increasing its Commitment or (b) a new Lender which is a lending institution whose identity the Administrative Agent will approve by its signature below.

In consideration of the foregoing, such Supplemental Lender from and after the date hereof shall have a Revolving Credit Committed Amount of $             as of the date hereof, and if it is a new Lender, the Supplemental Lender hereby assumes all of the rights and obligations of a Lender under the Credit Agreement.

The Borrowers have executed and delivered to the Supplemental Lender as of the date hereof, if requested by the Supplemental Lender, new or amended and restated Notes in the form attached to the Credit Agreement as Exhibit A to evidence the new or increased Commitment of the Supplemental Lender.

[signature page follows]

IN WITNESS WHEREOF, the Administrative Agent, the Borrowers and the Supplemental Lender have executed this Amendment as of the date shown above.

AIR PRODUCTS AND CHEMICALS, INC.

By:
Its:

[OTHER BORROWERS]

By:
Its:

[SUPPLEMENTAL LENDER]

By:
Its:

THE ROYAL BANK OF SCOTLAND PLC, as Administrative Agent

By:
Its:

Consented to:

THE ROYAL BANK OF SCOTLAND PLC, as Issuer[1]

By:
Title:

HSBC BANK USA, N.A., as Issuer[1]

By:
Title:

[1]	To be changed to the successor Issuer if such Issuer above is replaced pursuant to Section 2.10(h) of the Credit Agreement

BNP PARIBAS, as Issuer[1]

By:
Title:

By:
Title:

Exhibit I

to

Revolving Credit Agreement

[Form of Standard Notice]

[FORM OF NOTICE OF BORROWING]2

Pursuant to that certain Revolving Credit Agreement dated as of July 8, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time) (the “Credit Agreement”), by and among Air Products and Chemicals, Inc., the Other Borrowers parties thereto from time to time, the Lenders parties thereto from time to time and The Royal Bank of Scotland plc, as administrative agent (in such capacity, the “Administrative Agent”), this notice represents the request of [Borrower name] (the “Borrower”) to borrow as follows. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

1.	Identity of Borrower:

2.	Designated Currency of borrowing:

3.	Date of borrowing: , 20

4.	Interest rate Option(s) and principal amount(s) of borrowing:[3]

[    ] a. Base Rate Portion $

[2]	Form of Notice of Borrowing to be used for borrowings made pursuant to Section 2.03 of the Credit Agreement.
[3]

In the case of borrowings denominated in Dollars, the principal amount of borrowing shall be an integral multiple of $1,000,000 and not less than $5,000,000. In the case of borrowings denominated in a Designated Currency, the principal amount of borrowing shall have an aggregate Dollar Equivalent Amount not less than $5,000,000 and shall be an integral multiple of the amount determined by the Administrative Agent from time to time to be the basic unit in which such currency is traded in the eurocurrency market; provided that in the case of borrowings made to refinance the reimbursement of an LC Disbursement as contemplated by Section 2.10(d) of the Credit Agreement, such borrowings may be in the amount of such LC Disbursement.

[    ] b. Funding Segment of Euro-Rate Portion $             with a Funding Period of      month(s)

5.	Type of Loans: Revolving Credit Loan

[The proceeds of such Loans are to be deposited in the Borrower’s account at the Administrative Agent.]

The undersigned officer (to the best of his or her knowledge and in his or her capacity as an officer, and not individually) and the Borrower certify that as of the date of the borrowing requested hereby:

(i)	No Event of Default and no Potential Event of Default has occurred and is continuing on and as such date, both immediately before and immediately after giving effect to the borrowing requested hereby; and

(ii)	Each of the representations and warranties contained in Sections 5.03, 5.04, 5.05 and 5.07 of the Credit Agreement are true and correct in all material respects on and as of such date, both immediately before and immediately after giving effect to the borrowing requested hereby.

DATED: , 20	[BORROWER NAME]

By:
Title:

[FORM OF NOTICE OF CONVERSION/CONTINUATION]1

Pursuant to that certain Revolving Credit Agreement dated as of July 8, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time) (the “Credit Agreement”), by and among Air Products and Chemicals, Inc., the Other Borrowers parties thereto from time to time, the Lenders parties thereto from time to time and The Royal Bank of Scotland plc, as administrative agent (in such capacity, the “Administrative Agent”), this represents the request of [Borrower name] (the “Borrower”) to convert or continue Loans as follows. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

1.	Date of conversion/continuation: , 20

2.	Interest rate Option(s) and principal amount(s) of Loans being converted/continued:[2]

[    ] a. Base Rate Portion $

[    ] b. Funding Segment of Euro-Rate Portion $             with a Funding Period of      month(s)

3.	Type of Loans being converted/continued: Revolving Credit Loans

4.	Nature of conversion/continuation:

[    ] a. Conversion of Base Rate Portion to Euro-Rate Loans with a new Funding Period of      month(s) that commences on the conversion date.

[1]	Form of Notice of Conversion/Continuation to be used for conversion or continuation of any interest rate Option made pursuant to Section 2.06 of the Credit Agreement.
[2]

In the case of Loans denominated in Dollars, the amount to be converted or continued shall be an integral multiple of $1,000,000 and not less than $5,000,000. In the case of Loans denominated in a Designated Currency, the amount to be converted or continued shall have an aggregate Dollar Equivalent Amount not less than $5,000,000 and shall be an integral multiple of the amount determined by the Administrative Agent from time to time to be the basic unit in which such currency is traded in the eurocurrency market.

[    ] b. Conversion of Funding Segment of Euro-Rate Portion to Base Rate Loans3

[    ] c. Continuation of Funding Segment of Euro-Rate Portion with a new Funding Period of      month(s).4

If this notice (a) converts or continues the Euro-Rate Option with respect to any Revolving Credit Loans denominated in Dollars, (b) converts any Revolving Credit Loans to any Designated Currency other than Dollars or (c) selects a Funding Period longer than one month with respect to Revolving Credit Loans denominated in a currency other than Dollars, then the Borrower represents that no Event of Default has occurred and is continuing.

DATED: , 20	[BORROWER NAME]

By:
Title:

[3]	Conversions from Euro-Rate Option will take place at the expiration of the respective Funding Period.
[4]	Continuations of Euro-Rate Option will take place at the expiration of the respective Funding Period.